Exhibit 10.1

EXECUTION COPY

FRAMEWORK AGREEMENT

by and between

MISYS PLC

and

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

dated as of June 9, 2010

8.	Termination		27
	8.1	Termination Prior to Coniston Closing	27
	8.2	Effect of Termination	27
9.	Survival; Indemnification		28
	9.1	Survival	28
	9.2	Indemnification by Arsenal	28
	9.3	Indemnification by Manchester	28
	9.4	No Consequential Losses	29
	9.5	Indemnification Procedures	29
	9.6	Indemnification Payments	29
10.	Tax Matters		30
	10.1	Tax Indemnification	30
	10.2	IRS Private Letter Ruling	30
	10.3	Tax Returns	33
	10.4	Refunds and Credits	34
	10.5	Cooperation	34
	10.6	Taxes on Parties	35
	10.7	Franchise Taxes	35
	10.8	Contests	35
	10.9	Further Tax Assurances	36
	10.10	Tax Indemnity Credit Support	37
	10.11	Expenses	41
	10.12	Predecessors and Successors	41
	10.13	Survival	41
11.	Miscellaneous		42
	11.1	Notices	42
	11.2	Amendments and Waivers	43
	11.3	Expenses	43
	11.4	Successors and Assigns	44
	11.5	Governing Law	44
	11.6	Enforcement; Consent to Jurisdiction	44
	11.7	WAIVER OF JURY TRIAL	45
	11.8	Counterparts; Third-Party Beneficiaries	45
	11.9	Severability	46
	11.10	Entire Agreement	46
	11.11	Construction	46
	11.12	Headings and Captions; Exhibits and Schedules	47

Signatories			48

Exhibits

Exhibit 1	Form of Amendment to Arsenal Second Amended and Restated Certificate of Incorporation
Exhibit 2	Form of Amendment to Arsenal Third Amended and Restated Certificate of Incorporation
Exhibit 3	Commitment Letter
Exhibit 4	Form of Emerald Definitive Agreement
Exhibit 5	Form of Amendment to Arsenal By-laws
Exhibit 6	Voting Agreement
Exhibit 7	Form of Manchester Announcement of Coniston Transaction
Exhibit 8	Form of Joint Announcement of Emerald Transaction
Exhibit 9	Form of Section 16 Resolutions

Exhibit 10	Arbitration Procedures
Exhibit 11	Form of Bank Guarantee
Exhibit 12	Form of Amended and Restated Relationship Agreement
Exhibit 13	Registration Rights Agreement
Exhibit 14	Form of Transitional Services Agreement

FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (this Agreement), dated as of June 9, 2010, is made and entered into

BETWEEN:

(1)	MISYS PLC, a public limited company formed under the Laws of England and Wales (Manchester), and

(2)	ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., a Delaware corporation (Arsenal), together, the Parties.

WHEREAS:

(A)	Manchester currently owns, indirectly through its Subsidiaries Kapiti Limited (Kapiti) and ACT Sigmex Limited (ACTS), one hundred percent (100%) of the partnership interests of Misys US DGP (DGP).

(B)	Manchester currently owns, indirectly through its Subsidiaries Misys Patriot US Holdings LLC (MPUSH) and Misys Patriot Limited (MPL), 79,811,511 Arsenal Shares as of the date hereof.

(C)	Manchester is in the process of implementing an internal reorganization of its US corporate structure (the US Reorganization).

(D)	In connection with the US Reorganization, DGP will acquire 61,308,295 Arsenal Shares from MPUSH and will be converted from a Delaware general partnership into a Delaware corporation (Newco).

(E)	After completion of the US Reorganization, Kapiti and ACTS will own one hundred percent (100%) of the issued and outstanding shares of common stock of Newco (the Newco Shares) and Newco will own 61,308,295 Arsenal Shares.

(F)	After completion of the US Reorganization, Kapiti and ACTS desire to transfer the Newco Shares to Arsenal in exchange for 61,308,295 newly issued Arsenal Shares (such newly issued Arsenal Shares, the Exchange Shares, and the transfer of the Newco Shares to Arsenal in exchange for the Exchange Shares, the Arsenal Exchange).

(G)	Simultaneously with the consummation of the Arsenal Exchange, Manchester and Arsenal desire to effect the following transactions: (i) a repurchase by Arsenal of the Arsenal Shares owned by MPL and a portion of the Exchange Shares from Kapiti and ACTS; (ii) a secondary public offering by Kapiti and ACTS of additional Exchange Shares (the Secondary Offering Shares, and the transactions described in clauses (i) and (ii) together being the Coniston Transaction); and (iii) upon the closing of the Emerald Transaction (as defined below) (the Emerald Closing), if Manchester so elects, a repurchase by Arsenal from Kapiti and ACTS of the Contingent Repurchase Shares (as defined below).

(H)	Manchester and Arsenal acknowledge that the Repurchase Consideration (as defined below) includes consideration for the agreement by Manchester to divest its Control over Arsenal.

(I)	Concurrently with the execution of this Agreement, Arsenal is entering into a Merger Agreement with Eclipsys Corporation (Emerald) pursuant to and subject to the terms and conditions of which the stockholders of Emerald would receive newly issued Arsenal Shares as consideration (the Emerald Transaction), it being understood that under no circumstances would the Emerald Transaction be consummated prior to the Coniston Closing (as defined below), and it being further understood that the failure of the Emerald Transaction will in no way prejudice the consummation of the Coniston Transaction.

(J)	Concurrently with the closing of the Coniston Transaction, Manchester and Arsenal intend to amend and restate the Relationship Agreement (as defined below) and Arsenal intends to amend and restate the Arsenal Constitutional Documents (as defined below) as provided herein.

(K)	The Audit Committee of the Arsenal Board of Directors has approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(L)	In furtherance of the objectives set forth above, Manchester and Arsenal desire to enter into this Agreement and the other Transaction Documents to govern the Arsenal Exchange, the Coniston Transaction, the Contingent Repurchase (as defined below) and the other transactions contemplated hereby and thereby.

NOW, THEREFORE, each of Manchester and Arsenal, intending to be legally bound to the extent provided in this Agreement, hereby agree as follows:

1.	ARSENAL EXCHANGE

1.1	Authorization of Additional Arsenal Shares; Arsenal Exchange; Newco Merger

(a)	As promptly as reasonably practicable after the date hereof (or, if the Parties so agree in writing, upon the record date for the Arsenal stockholder meeting held for the purpose of obtaining the Arsenal Stockholder Approval), Manchester shall cause its direct and indirect Subsidiaries as holders of Arsenal Shares to act by written consent in lieu of a meeting to (i) approve an amendment to the Arsenal Second Amended and Restated Certificate of Incorporation (in the form attached as Exhibit 1) to authorize 350 million Arsenal Shares and (ii) approve the issuance to Kapiti and ACTS of the Exchange Shares (the Arsenal Written Consent). As promptly as reasonably practicable after the date hereof (or, if the Parties so agree in writing, upon the record date for the Arsenal stockholder meeting held for the purpose of obtaining the Arsenal Stockholder Approval), Manchester shall cause its direct and indirect Subsidiaries as holders of Arsenal Shares to act by written consent in lieu of a meeting to approve amendments to Arsenal’s Third Amended and Restated Certificate of Incorporation (in the form attached as Exhibit 2) to become effective immediately following the Coniston Closing (except as otherwise set forth therein) (the Additional Written Consent, and collectively with the Arsenal Written Consent, the Written Consents). Notwithstanding anything to the contrary contained herein, Arsenal shall not file Arsenal’s Fourth Amended and Restated Certificate of Incorporation until after the Coniston Closing.

(b)	On the Coniston Closing Date (as defined below), upon the terms and subject to the conditions contained herein, Manchester shall cause Kapiti and ACTS to transfer, convey and deliver the Newco Shares to Arsenal, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws), and in exchange therefor Arsenal shall issue to Kapiti and ACTS the Exchange Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws).

(c)

If a ruling substantially to the effect of Core Ruling (4) is received as part of the IRS Private Letter Ruling, immediately following the receipt of such IRS Private Letter Ruling (but in no event prior to the Coniston Closing Date), in the manner set forth in the IRS Private Letter Ruling, Arsenal shall cause Newco to merge with and into a newly formed, wholly owned Subsidiary of Arsenal that is, or otherwise elects to be, disregarded as an entity separate from its owner for US federal tax purposes

(Exchange Sub), with Exchange Sub continuing as the surviving entity. This Agreement shall constitute a plan of reorganization pursuant to which, if such merger occurs, the Arsenal Exchange and such merger, taken together, are intended to constitute a “reorganization” under Code section 368(a), of which Arsenal and Newco are parties.

(d)	If a ruling substantially to the effect of Core Ruling (4) is not received as part of an IRS Private Letter Ruling, Arsenal shall not cause Newco to merge with and into Exchange Sub or liquidate Newco and will not consider such a merger or liquidation any earlier than the two-year anniversary of the Coniston Closing Date.

1.2	Cooperation of Arsenal

(a)	Arsenal and Manchester shall cooperate, and take, or use their respective commercially reasonable efforts to cause to be taken, all actions, and to do, or use their respective commercially reasonable efforts to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and give effect to the transactions contemplated by Section 1.1 in accordance with the terms of this Agreement.

(b)	Without limiting the foregoing, by a date as soon after the execution of this Agreement as is reasonably practicable, which date the Parties currently expect will be within ten (10) business days after the date hereof, Arsenal shall prepare and file with the SEC an information statement meeting the requirements of Regulation 14C under the Exchange Act and shall prepare any other notice required under the General Corporation Law of the State of Delaware, if any, to be sent to Arsenal stockholders to the extent required to give effect to the actions taken by the Written Consents. Arsenal shall respond to any comments or requests for additional information from the SEC or its staff as soon as practicable after receipt of any such comments or requests, and shall cause the information statement to be mailed to its stockholders at the earliest practicable time (and in no event later than five (5) business days after indication from the SEC staff that no further comments on the information statement will be forthcoming). Arsenal shall notify Manchester promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the information statement. Arsenal shall supply Manchester with copies of all correspondence between Arsenal or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the information statement. Prior to responding to any such comments or requests or the filing or mailing of the information statement, Arsenal shall provide Manchester with a reasonable opportunity to review and comment on any drafts of the information statement and all related correspondence and filings and shall give reasonable consideration to all comments proposed by Manchester. Manchester shall use all commercially reasonable efforts to cooperate with Arsenal and its advisers to provide as promptly as reasonably practicable any information or responses to comments or other assistance reasonably requested by Arsenal in connection with the foregoing.

2.	CONISTON TRANSACTION

2.1	Repurchase of Exchange Shares

Upon the terms and subject to the conditions of this Agreement, at the Coniston Closing, Manchester shall cause MPL, Kapiti and ACTS to sell, transfer, convey and deliver to Arsenal, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws) and Arsenal shall buy from MPL, Kapiti and ACTS, 24,442,083 Arsenal Shares held by MPL, Kapiti and ACTS (the Repurchase Shares) for an aggregate consideration of $577.4 million (the Repurchase Consideration) at a price per Arsenal Share equal to $23.62. The Repurchase Consideration includes consideration in the amount of $4.80 per Arsenal Share for the agreement by Manchester to divest its Control over Arsenal, which consideration is an integral part of this

Agreement without which the Parties would not have entered into this Agreement or the transactions contemplated hereby. The Repurchase Consideration shall be paid in U.S. dollars by wire transfer of immediately available funds to the Manchester Bank Account.

2.2	Public Secondary Offering

(a)	Upon the terms and subject to the conditions of this Agreement (including satisfaction of the Offering Conditions), Manchester shall use commercially reasonable efforts to, and shall cause Kapiti and ACTS to use their respective commercially reasonable efforts to, conduct a secondary public offering of the Secondary Offering Shares (the Secondary Offering) pursuant to which Kapiti and ACTS shall sell to the Lead Underwriters (as defined herein) and one or more of the underwriters set forth on Schedule 2.2(a) (the Underwriters), together with any syndicate established by such Underwriters, pursuant to a customary underwriting agreement, subject to the immediately following sentence, no fewer than 36,000,000 Secondary Offering Shares or such greater number of Secondary Offering Shares that in the reasonable good faith judgment of the board of directors of Manchester is necessary to maintain compliance immediately after the Coniston Closing with Sections LR 9.2.2A and LR 6.1.4(2) of the Listing Rules (UK) of the UK Listing Authority and London Stock Exchange (the Minimum Secondary Offering Shares), which number of Secondary Offering Shares shall be determined prior to the Launch Date and sold to the public by the Underwriters at the maximum price achievable under the circumstances but in any event at a price to the public of not less than $16.50 per Secondary Offering Share (the Floor Price). Subject to Section 2.2(b) below, the aggregate number of Secondary Offering Shares sold by Kapiti and ACTS to the Underwriters in the Secondary Offering shall not, when combined with the Repurchase Shares, result in Manchester holding, directly or indirectly, fewer than 15.5 million Arsenal Shares (or such lesser number of Arsenal Shares as may be agreed by the Audit Committee of the Arsenal Board of Directors) prior to any exercise of the Underwriters’ over-allotment option (the Greenshoe).

(b)	To the extent the sale by Kapiti and ACTS of Arsenal Shares to the Underwriters pursuant to the Greenshoe would result in Manchester’s direct or indirect shareholding in Arsenal falling below 15.5 million Arsenal Shares (or such lesser number of Arsenal Shares as may be agreed by the Audit Committee of the Arsenal Board of Directors) (the Manchester Greenshoe Limit) then Arsenal shall have a right of first refusal to issue and sell pursuant to the Greenshoe such number of Arsenal Shares as is equal to the difference between the number of Arsenal Shares required to satisfy the Greenshoe and the number of Arsenal Shares that Manchester may sell without falling below the Manchester Greenshoe Limit (the Arsenal Right of First Refusal). Arsenal shall notify Manchester and the Lead Underwriters in writing within two (2) business days after Arsenal receives the Launch Notice (as defined below) as to whether it wishes to exercise the Arsenal Right of First Refusal in the event the Underwriters exercise the Greenshoe. If Arsenal fails to so notify Manchester and the Lead Underwriters of its intention to exercise the Arsenal Right of First Refusal or notifies Manchester and the Lead Underwriters that it does not wish to exercise the Arsenal Right of First Refusal, Manchester shall be entitled to fully participate in the Greenshoe notwithstanding the Manchester Greenshoe Limit.

(c)

Subject to paragraph (g) below, upon the terms and subject to the conditions of this Agreement and the Relevant Provisions (as defined below) of the Registration Rights Agreement, prior to the receipt of both (x) the Emerald Stockholder Approval and (y) the Arsenal Stockholder Approval, Manchester shall determine in its commercially reasonable discretion the date of the launch of the Secondary Offering (the Launch Date). In exercising its commercially reasonable discretion in selecting a Launch Date, Manchester agrees to consult regularly with the joint book running Underwriters of the Secondary Offering designated as such on Schedule 2.2(c) (the Lead Underwriters) to determine the earliest date reasonably practicable at which the Lead Underwriters believe market conditions and legal and regulatory requirements, including satisfaction of the Offering Conditions, would permit the Minimum Secondary Offering Shares to be sold to the public by the Underwriters at the maximum price achievable during the offering period provided for herein, but in any event at a price to the public of not less than the Floor Price. If Manchester selects a Launch Date pursuant to this Section 2.2(c), then Manchester shall notify Arsenal of such Launch Date as well as the number of Minimum Secondary Offering Shares (and the information relied upon by the board of directors of Manchester in determining the number of the Minimum Secondary Offering Shares) by written notice given not less than five (5) business days prior to the intended Launch Date (the Launch Notice).

(d)	If a Launch Notice is delivered pursuant to paragraph (c) above, and prior to the Launch Date Manchester reasonably determines that it would not be feasible or in the best interests of Manchester to proceed on the then scheduled Launch Date or if the Offering Conditions no longer continue to be met on or after the then scheduled Launch Date, Manchester shall notify Arsenal of the postponement of the then scheduled Launch Date or Secondary Offering and shall deliver to Arsenal a new Launch Notice establishing a new Launch Date and the process set forth in paragraphs (c), (e), (g), (i) and the penultimate sentence of paragraph (b) of this Section 2.2 shall apply in respect of such new Launch Date mutatis mutandis.

(e)	Upon the terms and subject to the conditions of this Agreement and the Relevant Provisions of the Registration Rights Agreement, after the receipt of both (x) the Emerald Stockholder Approval and (y) the Arsenal Stockholder Approval, so long as (i) the Manchester Shareholder Approval has been obtained, (ii) the actual five (5) trading day volume weighted average price of the Arsenal Shares has exceeded and continues to exceed the Floor Price and (iii) each of the Offering Conditions (other than clause (iv) of the definition of “Market Disruption” and clauses (vii) and (viii) of the definition of “Offering Conditions” (collectively, the Special Offering Conditions)) is met, then Arsenal shall be entitled to deliver to Manchester a written demand that Manchester proceed with the Secondary Offering (a Launch Demand). Within two (2) business days after receipt by Manchester of such Launch Demand, Manchester shall, if each of the Offering Conditions (including the Special Offering Conditions) continues to be met, select a Launch Date within the subsequent five (5) trading day period that Manchester reasonably determines after consultation with the Lead Underwriters is the most likely date during such five (5) trading day period to result in a sale to the public by the Underwriters of the Minimum Secondary Offering Shares at the maximum price achievable during such offering period, but in any event at a price to the public of not less than the Floor Price; provided, that, if the Launch Demand is delivered during the Market Holiday or within five (5) trading days prior to the commencement of the Market Holiday, then Manchester shall select as the Launch Date the first trading day after the expiration of the Market Holiday. If Manchester selects a Launch Date pursuant to this Section 2.2(e), then Manchester shall promptly notify Arsenal of such Launch Date as well as the number of Minimum Secondary Offering Shares (and the information relied upon by the board of directors of Manchester in determining the number of Minimum Secondary Offering Shares) by written notice (also referred to herein as the Launch Notice). If following receipt of a Launch Demand, Manchester fails to select a Launch Date, postpones a then scheduled Launch Date or Secondary Offering or fails thereafter to establish a new Launch Date, in each case because of a failure of any of the Offering Conditions to be met, Manchester shall, within one (1) business day of such failure or postponement, provide Arsenal and Emerald with the information relied upon by the board of directors of Manchester in determining that any such Offering Condition fails to be met, including the material information and advice provided to Manchester by any of the Lead Underwriters relating to such matter.

(f)

If a Launch Notice is delivered pursuant to paragraph (e) above and (x) prior to the then scheduled Launch Date the board of directors of Manchester determines in its reasonable good faith judgment to postpone such Launch Date because either (1) prior to such Launch Date the Offering Conditions no longer continue to be met or (2) the board of directors of Manchester determines in its reasonable good faith judgment that the Offering Conditions will not be met during the eight (8) business days immediately following such Launch Date or (y) after the Launch Date the board of directors of

Manchester determines in its reasonable good faith judgment to postpone the Secondary Offering because the Offering Conditions no longer continue to be met, Manchester shall notify Arsenal of the postponement of the then scheduled Launch Date (in the case of subclause (x)) or Secondary Offering (in the case of subclause (y)) and shall deliver to Arsenal a new Launch Notice establishing a new Launch Date at the earliest date reasonably practicable thereafter at which the Offering Conditions are expected to be satisfied and market conditions and legal and regulatory requirements would permit the Minimum Secondary Offering Shares to be sold to the public by the Underwriters at a price of not less than the Floor Price and the process set forth in paragraphs (e), (i) and the penultimate sentence of paragraph (b) of this Section 2.2 shall apply in respect of such new Launch Date mutatis mutandis.

(g)	Upon the terms and subject to the conditions of this Agreement and the Relevant Provisions of the Registration Rights Agreement, if the Emerald Definitive Agreement is terminated in accordance with its terms, after the date of such termination, so long as (i) the Manchester Shareholder Approval has been obtained, (ii) the actual five (5) trading day volume weighted average price of the Arsenal Shares has exceeded and continues to exceed the Floor Price and (iii) each of the Offering Conditions (other than the Special Offering Conditions) is met, then Arsenal shall be entitled to deliver to Manchester a Launch Demand (a Termination Launch Demand). Within two (2) business days after receipt by Manchester of such Termination Launch Demand, Manchester shall, if each of the Offering Conditions (including the Special Offering Conditions) continues to be met, select a Launch Date within the subsequent twenty (20) trading day period that Manchester reasonably determines after consultation with the Lead Underwriters is the most likely date during such twenty (20) trading day period to result in a sale to the public by the Underwriters of the Minimum Secondary Offering Shares at the maximum price achievable during such offering period, but in any event at a price to the public of not less than the Floor Price; provided, that, if the Termination Launch Demand is delivered during the Market Holiday or within five (5) trading days prior to the commencement of the Market Holiday, then Manchester shall select a Launch Date within the ten (10) trading day period after the expiration of the Market Holiday. If Manchester selects a Launch Date pursuant to this Section 2.2(g), then Manchester shall promptly notify Arsenal of such Launch Date as well as the number of Minimum Secondary Offering Shares (and the information relied upon by the board of directors of Manchester in determining the number of Minimum Secondary Offering Shares) by written notice (also referred to herein as the Launch Notice). If following receipt of a Termination Launch Demand, Manchester fails to select a Launch Date, postpones a then scheduled Launch Date or Secondary Offering or fails thereafter to establish a new Launch Date, in each case because of a failure of any of the Offering Conditions to be met, Manchester shall, within one (1) business day of such failure or postponement, provide Arsenal with the information relied upon by the board of directors of Manchester in determining that any such Offering Condition fails to be met, including the material information and advice provided to Manchester by any of the Lead Underwriters relating to such matter.

(h)

If a Launch Notice is delivered pursuant to paragraph (g) above and (x) prior to the then scheduled Launch Date the board of directors of Manchester determines in its reasonable good faith judgment to postpone such Launch Date because either (1) prior to such Launch Date the Offering Conditions no longer continue to be met or (2) the board of directors of Manchester determines in its reasonable good faith judgment that the Offering Conditions will not be met during the eight (8) business days immediately following such Launch Date or (y) after the Launch Date the board of directors of Manchester determines in its reasonable good faith judgment to postpone the Secondary Offering because the Offering Conditions no longer continue to be met, Manchester shall notify Arsenal of the postponement of the then scheduled Launch Date (in the case of subclause (x)) or Secondary Offering (in the case of subclause (y)) and shall deliver to Arsenal a new Launch Notice establishing a new Launch Date at the earliest date reasonably practicable thereafter at which the Offering Conditions are expected to be satisfied and market conditions and legal and regulatory requirements would permit the Minimum Secondary Offering Shares to be sold to the public by the Underwriters at a price of not less than the Floor Price and the process set forth in paragraph (i) and the penultimate sentence of paragraph (b) of this Section 2.2 shall apply in respect of such new Launch Date mutatis mutandis.

(i)	Unless the Launch Date specified in a Launch Notice or in response to a Launch Demand has been rescheduled in accordance with Section 2.2(d), (f) or (h), on the Launch Date specified in a Launch Notice or in response to a Launch Demand, Manchester shall request that Arsenal (and Arsenal shall), and Manchester and Arsenal shall use their respective commercially reasonable efforts to cause, the Lead Underwriters to publicly announce the commencement on the Launch Date of and conduct a road show that lasts not more than five (5) business days beginning on the Launch Date assuming full-time participation by Arsenal’s CEO and CFO during that period in accordance with Section 2.2(k). At the end of such five (5) business day period (or such lesser period as agreed to by Manchester after consultation with the Lead Underwriters), assuming continued satisfaction of the Offering Conditions, Manchester shall formally request, and shall use its commercially reasonable efforts to cause, the Lead Underwriters to execute and deliver an underwriting agreement in reasonably customary form, reasonably satisfactory to the Lead Underwriters and that contains terms not inconsistent with Section 2.4(m) and 2.5(a) of the Registration Rights Agreement, for a firm commitment, fixed price underwritten public offering that includes the highest price the Lead Underwriters are prepared to offer to the public for the Minimum Secondary Offering Shares, which price is equal to or greater than the Floor Price (an Acceptable Underwriting Agreement). If the Lead Underwriters present Manchester and Arsenal with an Acceptable Underwriting Agreement, then Manchester and Arsenal shall promptly execute and deliver, and Manchester shall cause Kapiti and ACTS to execute and deliver, such Acceptable Underwriting Agreement and agree to be bound thereby, and thereafter Manchester and Arsenal shall comply with such Acceptable Underwriting Agreement and shall use their respective commercially reasonable efforts to cause the Secondary Offering to be completed. Manchester and Arsenal shall not execute an Acceptable Underwriting Agreement that prevents either Manchester or Arsenal from complying with its obligations under this Section 2.2.

(j)

Offering Conditions shall mean (i) a shelf registration statement has been filed with the SEC and is effective that permits Manchester, Kapiti and ACTS to conduct the Secondary Offering (the Secondary Offering Registration Statement), (ii) Arsenal has complied with its obligations under Section 2.2(k) and the Relevant Provisions of the Registration Rights Agreement (except for any failures that have not had and would not reasonably be expected to have a material adverse effect on the Secondary Offering, including by affecting the ability of the Lead Underwriters to enter into an Acceptable Underwriting Agreement), (iii) Arsenal has advised Manchester that the Secondary Offering Registration Statement, the related prospectus and any documents incorporated or deemed to be incorporated therein by reference (x) are appropriately responsive in all material respects to the requirements of the Securities Act and/or the Exchange Act, as applicable, and (y) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) Arsenal has advised Manchester that it is prepared to enter into an underwriting agreement satisfactory to the Underwriters and is able to cause to be delivered the opinions of counsel and “cold comfort” letters from its independent certified public accountants, in each case as contemplated by such underwriting agreement and Section 2.4(m) of the Registration Rights Agreement, (v) no Market Disruption is then in effect, (vi) no SEC stop order that would suspend the effectiveness of the Secondary Offering Registration Statement is in effect and no proceedings for the issuance of an SEC stop order have been initiated, (vii) no pending earnings announcement or other material disclosure regarding Arsenal or Emerald is determined by the board of directors of Manchester, in its reasonable good faith judgment after receipt of advice from the Lead Underwriters, to warrant a delay in such offering because a failure to so delay is expected to materially interfere with the ability to sell the Minimum Secondary Offering Shares at or above the Floor Price and (viii) the actual five (5) trading day volume weighted average price of the Arsenal Shares is not determined by the board of directors of Manchester, in its reasonable good faith judgment after receipt of advice from the Lead Underwriters, to fail to exceed or continue to exceed the Floor Price by an amount sufficient to permit the Secondary Offering to be completed at or above the Floor Price. Relevant Provisions of the Registration Rights Agreement means Sections 2.1, 2.3(a), 2.4, 2.7, 2.8 and 2.9(a) and (b) thereof.

(k)	Without limiting in any way Manchester’s rights under the Relevant Provisions of the Registration Rights Agreement, from the date of this Agreement until the Coniston Closing, Arsenal shall, and shall cause its Affiliates and each of its and their respective representatives to, and shall use its commercially reasonable efforts to cause Emerald and its Affiliates and each of their respective representatives to, use each of their commercially reasonable efforts to provide all cooperation reasonably requested by Manchester or the Underwriters in connection with the Secondary Offering, including using commercially reasonable efforts to (a) cause appropriate executive officers and employees of Arsenal and Emerald (i) to be reasonably available to meet with the Underwriters, rating agencies and prospective investors in meetings, presentations, road shows and due diligence sessions (it being understood, and Arsenal agrees, that during the road show that occurs after the Launch Date, the participation of Arsenal’s CEO and CFO shall be required on a full-time basis including travel to meet prospective and current investors), (ii) to provide reasonable and customary management and legal representations to auditors and (iii) to provide reasonable and timely assistance with the preparation of business projections and similar materials, (b) otherwise reasonably cooperate with the marketing efforts of Manchester and the Underwriters for the Secondary Offering, (c) furnish Manchester and the Underwriters and their respective counsel promptly with all reasonable and customary financial information regarding Arsenal and Emerald and all documents reasonably necessary for their due diligence review as shall exist (or if not existing, using commercially reasonable efforts to prepare such reasonable and customary financial information) and as may be reasonably requested by Manchester or the Underwriters, (d) promptly prepare a registration statement, prospectus and prospectus supplement for the Secondary Offering and provide Manchester and the Underwriters and their respective counsel with a reasonable opportunity to review and comment thereon, (e) obtain customary comfort letters from the auditors of Arsenal and Emerald and consent from such auditors for use of any of their audit reports (including but not limited to by including such reports in any offering or information documents for the Secondary Offering, including any registration statement or related prospectus) and SAS 100 reviews, (f) obtain customary legal opinions or other certificates or documents of Arsenal and Emerald as may reasonably be requested by Manchester or the Underwriters, (g) prepare any financial information as required by the rules and regulations of the SEC and (h) take such reasonable and customary further actions that the Underwriters or their counsel deem reasonably necessary or required in order to consummate the Secondary Offering, in each case as promptly as reasonably practicable and to the greatest extent practicable to permit the Secondary Offering to be launched on or prior to the Launch Date in accordance with the Registration Rights Agreement. From the date of this Agreement until the Coniston Closing, Manchester shall, and shall cause its Affiliates and each of its and their respective representatives to, use commercially reasonable efforts to provide all cooperation reasonably requested by Arsenal and the Underwriters in connection with the Secondary Offering, including using commercially reasonable efforts to (a) furnish Arsenal promptly with all reasonable and customary information regarding Manchester required in connection with the registration statement and prospectus for the Secondary Offering and (b) obtain customary legal opinions or other certificates or documents as may reasonably be requested by Arsenal or the Underwriters, in each case as promptly as reasonably practicable and to the greatest extent practicable to permit the Secondary Offering to be launched on or prior to the Launch Date in accordance with the Registration Rights Agreement.

(l)

If notwithstanding compliance with the provisions of this Section 2.2 the Lead Underwriters do not offer an Acceptable Underwriting Agreement at the end of the scheduled road show following a Launch Date, then until this Agreement terminates or expires in accordance with its terms the process set forth in paragraphs (e), (g) and (i) of this Section 2.2 shall apply in respect of any new Launch Date mutatis mutandis.

(m)	The closing of the Greenshoe (the Greenshoe Closing) shall take place at the time and in the manner provided in, and upon the terms and subject to the conditions of, the Underwriting Agreement.

(n)	For avoidance of doubt, notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that (A) while Manchester agrees to use its commercially reasonable efforts to cause the Lead Underwriters to do so, Manchester is unable to cause the Lead Underwriters to offer to execute an Acceptable Underwriting Agreement and nothing herein is intended to (x) imply any commitment on the part of the Lead Underwriters to do so or (y) represent the ability of the Lead Underwriters to sell the Minimum Secondary Offering Shares at a price to the public of not less than the Floor Price and (B) the execution by the Lead Underwriters of an Acceptable Underwriting Agreement is a condition to the Secondary Offering.

(o)	For avoidance of doubt, notwithstanding anything to the contrary contained herein or in the Registration Rights Agreement, the Parties acknowledge and agree that Arsenal is entitled to file an automatic universal shelf promptly after execution of this Agreement, copies of which have been made available to Manchester.

2.3	Coniston Closing

The closing of the Arsenal Exchange and the Coniston Transaction (the Coniston Closing) shall take place as soon as reasonably practicable, but in no event later than three (3) business days following the satisfaction of all conditions precedent to closing of the Coniston Transaction set forth in Section 7.1 (other than those conditions that by their nature are to be satisfied at the Coniston Closing, but subject to the satisfaction of those conditions), or at such other time and date as shall be mutually agreed between Manchester and Arsenal (the Coniston Closing Date).

2.4	Coniston Closing Deliveries

At the Coniston Closing:

(a)	Manchester shall cause Kapiti and ACTS to transfer, convey and deliver to Arsenal the Newco Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws);

(b)	Arsenal shall issue to Kapiti and ACTS the Exchange Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws);

(c)	Manchester shall cause MPL, Kapiti and ACTS to sell, transfer, convey and deliver to Arsenal the Repurchase Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws);

(d)	Arsenal shall deliver to Manchester the Repurchase Consideration;

(e)	Manchester shall deliver to Arsenal the resignations of Manchester’s current nominees to the Arsenal Board of Directors (other than those being nominated by Manchester pursuant to the Amended and Restated Relationship Agreement);

(f)	Arsenal shall deliver to Manchester the certificate called for in Section 7.1(b)(vi) and (vii), and Manchester shall deliver to Arsenal the certificate called for in Section 7.1(c)(v) and (vi);

(g)	Each Party shall deliver to the other Party duly executed counterparts of each Transaction Document that is to be entered into on the Coniston Closing Date;

(h)	Manchester shall deliver to Arsenal a statement from Newco as provided for under the Code and applicable Treasury regulations certifying that Newco is not, and has not been, a “United States real property holding corporation”;

(i)	Manchester shall deliver to Arsenal the corporate books and records of Newco, including true and correct copies of all documents relating to the US Reorganization; and

(j)	Manchester shall cause the PLR Bank Guarantee and the Historic Bank Guarantee to be delivered to Arsenal.

2.5	Withholding Taxes

All consideration delivered pursuant to this Section 2 or Section 3 shall not be reduced by, and shall be made free and clear of, any withholding or similar Taxes (provided that the statement described in Section 2.4(h) shall have been delivered).

3.	CONTINGENT REPURCHASE TRANSACTION

3.1	Contingent Repurchase of Arsenal Shares

Upon the satisfaction of all conditions precedent necessary for closing of the Emerald Transaction (other than that the Coniston Closing shall have occurred and other than those conditions that by their nature are to be satisfied on the date of the closing of the Emerald Transaction), Arsenal shall provide written notice stating the same to Manchester in the form of a certificate signed by duly authorized representatives of both Arsenal and Emerald. Manchester shall have ten (10) business days after receipt of such certificate to provide a written notice (the Contingent Repurchase Election Notice) to Arsenal requiring it to purchase the Contingent Repurchase Shares (the Contingent Repurchase). If Manchester provides the Contingent Repurchase Election Notice, then the Contingent Repurchase Consideration shall be paid by Arsenal at the Contingent Repurchase Closing in U.S. dollars by wire transfer of immediately available funds to the Manchester Bank Account.

3.2	Contingent Repurchase Closing

The closing of the Contingent Repurchase (the Contingent Repurchase Closing) shall take place on the later of (i) the second business day after the Emerald Closing and (ii) the fifth business day after Manchester has provided the Contingent Repurchase Election Notice, or at such other time and date as shall be mutually agreed between Manchester and Arsenal (the Contingent Repurchase Closing Date), in either case subject to the satisfaction of all conditions precedent to the Contingent Repurchase Closing set forth in Section 7.2.

3.3	Contingent Repurchase Closing Deliveries

At the Contingent Repurchase Closing:

(a)	Manchester shall cause Kapiti and ACTS to sell, transfer, convey and deliver to Arsenal the Contingent Repurchase Shares, free and clear of all Liens (other than any Liens or restrictions imposed solely by virtue of applicable securities laws); and

(b)	Arsenal shall deliver to Manchester the Contingent Repurchase Consideration.

4.	REPRESENTATIONS AND WARRANTIES OF MANCHESTER

Manchester represents and warrants to Arsenal that:

4.1	Organization; Authority; Execution and Delivery; Enforceability

(a)	Manchester is a public limited company duly formed and validly existing under the Laws of England and Wales.

(b)	Manchester has all necessary corporate power and authority to enter into this Agreement and each Transaction Document to which it is, or will be, a party, and, subject to obtaining the Manchester Shareholder Approval, to perform its obligations under this Agreement and each such Transaction Document and to complete the Coniston Transaction and the Contingent Repurchase. The execution, delivery and performance by Manchester of this Agreement, each of the Written Consents and each Transaction Document to which it is, or will be a party, and, subject to obtaining the Manchester Shareholder Approval, the completion of the Coniston Transaction and the Contingent Repurchase have been duly authorized and all necessary corporate proceedings on the part of Manchester have been taken. This Agreement has been, and each of the Written Consents and each Transaction Document to which Manchester is, or will be, a party has been or will be, duly executed and delivered by Manchester, and assuming the due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of Manchester, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

(c)	Kapiti is a limited company duly formed and validly existing under the Laws of England and Wales and a Subsidiary of Manchester. ACTS is a limited company duly formed and validly existing under the Laws of England and Wales and a Subsidiary of Manchester. MPL is a limited company duly formed and validly existing under the Laws of England and Wales and a Subsidiary of Manchester. Each of Kapiti and ACTS have all necessary corporate power and authority to complete the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase. MPL has all necessary corporate power and authority to complete the Coniston Transaction. The completion of the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase have been duly authorized and all necessary corporate proceedings on the part of each of Kapiti and ACTS have been taken. The completion of the Coniston Transaction has been duly authorized and all necessary corporate proceedings on the part of MPL have been taken.

(d)	At the Coniston Closing Date, Newco will be a corporation duly formed and validly existing under the Laws of the State of Delaware. At the Coniston Closing date, Newco will have full power and authority to own or lease and to operate and use its assets and properties and to conduct its business as then conducted. True and complete copies of the certificate of incorporation and all amendments thereto and of the by-laws, as amended to date, of Newco will have been delivered to Arsenal on or prior to the Coniston Closing Date.

(e)	Immediately prior to the date of this Agreement, the board of directors of Manchester (or a duly constituted committee thereof), at a meeting duly called and held, duly adopted resolutions resolving to: (i) recommend that Manchester’s shareholders approve the transactions contemplated by this Agreement in the manner required by LR13.3.1R(5) of the Listing Rules of the Financial Service Authority; and (ii) approve this Agreement, each Transaction Document to which Manchester is, or will be, a party and the transactions contemplated hereby and thereby, including the Coniston Transaction and the Contingent Repurchase.

4.2	No Conflicts; Consents

(a)	The execution, delivery and, subject to obtaining the Manchester Shareholder Approval, performance of this Agreement by Manchester and of each of the Written Consents and each Transaction Document to which it is, or will be, a party do not, and, subject to obtaining the Manchester Shareholder Approval, the completion of the Coniston Transaction and the Contingent Repurchase will not, (i) conflict with or violate the articles of association of Manchester, (ii) conflict with or violate any applicable Law or Order applicable to Manchester or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of Manchester’s assets pursuant to, any material Contract or other instrument or obligation to which Manchester is a party or by which Manchester or its assets are otherwise bound; except, in the case of clauses (ii) and (iii), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, materially impair the ability of Manchester to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Manchester.

(b)	The completion of the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase will not, (i) conflict with or violate the articles of association of Kapiti or ACTS, (ii) conflict with or violate any applicable Law or Order applicable to Kapiti or ACTS or their respective assets (including the Newco Shares), or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of the assets of Kapiti or ACTS (including the Newco Shares) pursuant to, any material Contract or other instrument or obligation to which Kapiti or ACTS is a party or by which Kapiti or ACTS or their respective assets (including the Newco Shares) are otherwise bound; except, in the case of clauses (ii) and (iii), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, materially impair the ability of Kapiti or ACTS to perform its respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Kapiti or ACTS.

(c)	The completion of the Coniston Transaction will not, (i) conflict with or violate the articles of association of MPL, (ii) conflict with or violate any applicable Law or Order applicable to MPL or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of the assets of MPL pursuant to, any material Contract or other instrument or obligation to which MPL is a party or by which MPL or its assets are otherwise bound; except, in the case of clauses (ii) and (iii), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, materially impair the ability of MPL to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by MPL.

(d)	Other than the filing with the UK Listing Authority of the Circular, the execution, delivery and performance by Manchester of this Agreement and each Transaction Document to which it is, or will be, a party do not, and the completion of the Coniston Transaction and the Contingent Repurchase will not, require any Governmental Authorization to be obtained by Manchester, Kapiti, ACTS, MPL or Newco or any filing with any Governmental Authority to be made by Manchester, Kapiti, ACTS, MPL or Newco.

4.3	Litigation

As of the date of this Agreement, there are not any (a) Proceedings pending or, to the Knowledge of Manchester, threatened against or affecting Manchester, Kapiti, ACTS, MPL, Newco or any of their respective Affiliates or (b) investigations by any Governmental Authority that are pending or, to the Knowledge of Manchester, threatened against or affecting Manchester, Kapiti, ACTS, MPL, Newco or any of their respective Affiliates that, in either case, would, individually or in the aggregate, materially adversely affect the ability of Manchester to perform its obligations under this Agreement or any Transaction Document to which it is, or will be, a party or affect the ability of Manchester, Kapiti, ACTS, MPL, Newco or any of their respective Affiliates to complete the Arsenal Exchange, the Coniston Transaction or the Contingent Repurchase in accordance with the terms hereof.

4.4	Repurchase Shares; Contingent Repurchase Shares

(a)	Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, at the Coniston Closing Date, MPL, Kapiti and ACTS will own, in the aggregate, at least 79,811,511 Arsenal Shares free of any “adverse claim” (within the meaning of Section 8-102(1) of the UCC). Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, at the Coniston Closing Date, the Repurchase Shares (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and none of MPL, Kapiti or ACTS will be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Repurchase Shares that purport to (i) prohibit MPL, Kapiti or ACTS from transferring the Repurchase Shares to Arsenal as contemplated by this Agreement or (ii) affect the Repurchase Shares or Arsenal after such transfer. Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, upon delivery of the Repurchase Shares in exchange for the Repurchase Consideration on the Coniston Closing Date, Arsenal will acquire good, valid and marketable title to all of the Repurchase Shares free and clear of all Liens, other than any Liens or restrictions imposed on the Repurchase Shares solely by virtue of applicable securities laws.

(b)	Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, at the Contingent Repurchase Closing Date, Kapiti and ACTS will own, in the aggregate, at least the number of Arsenal Shares set forth in the Contingent Repurchase Election Notice free of any “adverse claim” (within the meaning of Section 8-102(1) of the UCC). Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, at the Contingent Repurchase Closing Date, the Contingent Repurchase Shares (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and neither Kapiti nor ACTS will be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Contingent Repurchase Shares that purport to (i) prohibit Kapiti or ACTS from transferring the Contingent Repurchase Shares to Arsenal as contemplated by this Agreement or (ii) affect the Contingent Repurchase Shares or Arsenal after such transfer. Assuming Arsenal complies with its obligations under this Agreement and is not in breach of its representations and warranties in Section 5.5, upon delivery of the Contingent Repurchase Shares in exchange for the Contingent Repurchase Consideration on the Contingent Repurchase Closing Date, Arsenal will acquire good, valid and marketable title to all of the Contingent Repurchase Shares free and clear of all Liens, other than any Liens or restrictions imposed on the Contingent Repurchase Shares solely by virtue of applicable securities laws.

4.5	Newco Capitalization; No Liabilities or Obligations

(a)	At the Coniston Closing Date, the authorized capital stock of Newco will consist of one hundred thousand (100,000) common shares, par value $0.01 per share, of which sixty-one thousand three hundred eight (61,308) common shares, constituting the Newco Shares, will be issued and outstanding. At the Coniston Closing Date, except for the Newco Shares, there will be no shares of capital stock or other equity securities of Newco issued, reserved for issuance, held by Newco as treasury stock or outstanding. At the Coniston Closing Date, the Newco Shares will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to or issued in violation of any purchase option, warrant, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or bylaws of Newco or any Contract to which Newco is a party or Newco or the Newco Shares are otherwise bound. At the Coniston Closing Date, there will not be any bonds, debentures, notes or other indebtedness of Newco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Newco Shares may vote. At the Coniston Closing Date, there will not be any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Newco is a party or by which Newco or the Newco Shares are bound (i) obligating Newco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Newco, (ii) obligating Newco to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Newco Shares. At the Coniston Closing Date, there will not be any outstanding contractual obligations of Newco to repurchase, redeem or otherwise acquire any shares of capital stock of Newco.

(b)	At the Coniston Closing Date, except for the Arsenal Shares owned by it, Newco will not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) Control any corporation, partnership, limited liability company, joint venture or other entity. From and after June 1, 2010, except for the Arsenal Shares owned directly or indirectly by it and the Subsidiaries listed on Schedule 4.5(b) (which have no operations), Newco will not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) Control any corporation, partnership, limited liability company, joint venture or other entity. True and correct copies of any Contracts relating to the previously completed steps contemplated by the Restructuring Slides have been provided to Arsenal.

(c)	At the Coniston Closing Date, other than the ownership of capital stock of its Subsidiaries and Arsenal Shares, neither Newco nor any predecessor of Newco will have (i) conducted any business activities within the five (5) years prior to the date thereof, (ii) any liabilities (whether absolute, contingent or accrued) other than liabilities related to any Tax, (iii) any Contracts binding upon it other than those pursuant to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, (iv) any operations of any kind whatsoever or (v) any obligations other than obligations related to any Tax, routine corporate filings in the State of Delaware or those pursuant to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. No other business entity has been merged into Newco or any predecessor of Newco within the past five (5) years.

4.6	The Newco Shares; Arsenal Shares Owned by Newco

(a)	At the Coniston Closing Date, Kapiti and ACTS will own, in the aggregate, 100% of the Newco Shares free of any “adverse claim” (within the meaning of Section 8-102(1) of the UCC). At the Coniston Closing Date, the Newco Shares (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and neither Kapiti nor ACTS will be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Newco Shares that purport to (i) prohibit Kapiti or ACTS from transferring the Newco Shares to Arsenal as contemplated by this Agreement or (ii) affect the Newco Shares or Arsenal after such transfer. Upon delivery of the Newco Shares in exchange for the Exchange Shares on the Coniston Closing Date, Arsenal will acquire good, valid and marketable title to all of the Newco Shares free and clear of all Liens, other than any Liens or restrictions imposed on the Newco Shares solely by virtue of applicable securities laws.

(b)	At the Coniston Closing Date, Newco will own 61,308,295 Arsenal Shares free of any “adverse claim” (within the meaning of Section 8-102(1) of the UCC). At the Coniston Closing Date, the Arsenal Shares owned by Newco (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and Newco will not be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Arsenal Shares owned by it that purport to affect the Arsenal Shares owned by Newco or Arsenal after the Coniston Closing Date. Upon delivery of the Newco Shares in exchange for the Exchange Shares on the Coniston Closing Date, Newco will continue to have good, valid and marketable title to all of the Arsenal Shares owned by it free and clear of all Liens, other than any Liens or restrictions imposed on the Arsenal Shares owned by Newco solely by virtue of applicable securities laws.

4.7	Brokers

Other than as set forth on Schedule 4.7, the fees and expenses of which shall be paid by Manchester, no Person has or will have, as a result of the Coniston Transaction or the Contingent Repurchase, any right, interest or valid claim against or upon any Party for any commission, fee or other compensation as a finder or broker because of any act or omission by Manchester, Kapiti, ACTS, MPL, Newco, their respective Affiliates or any of their respective representatives.

4.8	Taxes

Except as set forth on Schedule 4.8, to the Knowledge of Manchester:

(a)	all material Taxes (whether or not shown on any Tax Return) owed by Newco or any Company Group, or for which Newco or any Company Group may otherwise be liable, have been timely paid;

(b)	each of Newco and each Company Group has filed all material Tax Returns required to be filed by it and has paid all Taxes shown thereon to be payable;

(c)	all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes required to be paid by Newco and each Company Group for the periods covered thereby;

(d)	Newco has not been a member of any Company Group other than the one of which it is presently the common parent, and Newco does not have any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) under any tax indemnification arrangement, as transferee or successor; and

(e)	during the last five (5) years, neither Newco nor any current or former Subsidiary of Newco nor any member of any Company Group has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

For purposes of this Section 4.8, all references to Newco shall include any predecessor of Newco.

5.	REPRESENTATIONS AND WARRANTIES OF ARSENAL

Arsenal represents and warrants to Manchester that:

5.1	Organization; Authority; Execution and Delivery; Enforceability

(a)	Arsenal is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)	Arsenal has all necessary corporate power and authority to (i) enter into this Agreement and each Transaction Document to which it is, or will be, a party, (ii) subject to obtaining and the effectiveness of the Arsenal Written Consent, perform its obligations under this Agreement and each such Transaction Document and to complete the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase and (iii) subject to obtaining and the effectiveness of the Written Consents and obtaining the Arsenal Stockholder Approval, complete the Emerald Transaction. The execution, delivery and performance by Arsenal of this Agreement and each Transaction Document to which it is, or will be a party, and, subject to obtaining the Arsenal Written Consent, the completion of the Arsenal Exchange, the Coniston Transaction and the Contingent Repurchase and, subject to obtaining and the effectiveness of the Written Consents and obtaining the Arsenal Stockholder Approval, the Emerald Transaction, have been duly authorized and all necessary corporate proceedings on the part of Arsenal have been taken. This Agreement has been, and each Transaction Document to which Arsenal is, or will be, a party has been or will be, duly executed and delivered by Arsenal, and assuming the due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of Arsenal, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

(c)	The board of directors and the Audit Committee of Arsenal, at a meeting duly called and held, duly adopted resolutions resolving to: (i) recommend that Arsenal’s stockholders approve the transactions contemplated by this Agreement and the Emerald Definitive Agreement; and (ii) approve this Agreement, the Emerald Definitive Agreement, each Transaction Document to which Arsenal is, or will be, a party and the transactions contemplated hereby and thereby, including the Coniston Transaction, the Emerald Transaction and the Contingent Repurchase, in the manner required by the General Corporation Law of the State of Delaware and Arsenal’s Second Amended and Restated Certificate of Incorporation and Bylaws.

5.2	No Conflicts; Consents

(a)

Other than as set forth on Schedule 5.2(a), the execution, delivery and performance of this Agreement by Arsenal and of each Transaction Document to which it is, or will be, a party do not, and the completion of the Arsenal Exchange and the Coniston Transaction will not, (i) assuming Manchester complies with its obligations under this Agreement, conflict with or violate the certificate of incorporation, bylaws or other organizational documents of Arsenal, (ii) conflict with or violate any applicable Law or Order applicable to Arsenal or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of Arsenal’s assets pursuant to, any material Contract or other instrument or obligation to which Arsenal is a party or by which Arsenal or its assets are otherwise bound; except, in the case of clauses (ii) and (iii), for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, materially impair the ability of Arsenal to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Arsenal.

(b)	Assuming that all consents, approvals, authorizations and other actions described in Section 5.2(e) have been obtained and all filings and obligations described in Section 5.2(e) have been made, the completion of the Emerald Transaction and the Contingent Repurchase will not, other than as set forth on Schedule 5.2(a), (i) assuming Manchester complies with its obligations under this Agreement, conflict with or violate the certificate of incorporation, bylaws or other organizational documents of Arsenal, (ii) conflict with or violate any applicable Law or Order applicable to Arsenal or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of Arsenal’s assets pursuant to, any material Contract or other instrument or obligation to which Arsenal is a party or by which Arsenal or its assets are otherwise bound; except, in the case of clauses (ii) and (iii) as they relate to the Emerald Transaction, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, have an Arsenal Material Adverse Effect or materially impair the ability of Arsenal to perform its obligations hereunder or under the Emerald Definitive Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby by Arsenal.

(c)	The completion of the merger with Newco will not, (i) conflict with or violate the certificate of incorporation or bylaws of Exchange Sub, (ii) conflict with or violate any applicable Law or Order applicable to Exchange Sub or its assets or (iii) breach or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation or imposition of any Lien on any of the assets of Exchange Sub pursuant to, any material Contract or other instrument or obligation to which Exchange Sub is a party or by which Exchange Sub or its assets are otherwise bound.

(d)	Other than filings with the SEC and the filing of the amendments to Arsenal’s certificate of incorporation with the Secretary of State of the State of Delaware, the execution, delivery and performance by Arsenal of this Agreement and each Transaction Document to which it is, or will be, a party do not, and the completion of the Arsenal Exchange and the Coniston Transaction will not, require any Governmental Authorization to be obtained by Arsenal or Exchange Sub or any filing with any Governmental Authority to be made by Arsenal or Exchange Sub.

(e)	No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to the completion by Arsenal of the Emerald Transaction and the Contingent Repurchase, except (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) for the filing of the amendments to Arsenal’s certificate of incorporation and the certificate of merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Arsenal or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by applicable Takeover Laws, (iv) applicable requirements, if any, of state securities or “blue sky” laws and Nasdaq, (v) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have an Arsenal Material Adverse Effect or materially impair the ability of Arsenal to perform its obligations under the Emerald Definitive Agreement or prevent the consummation of any of the transactions contemplated thereby by Arsenal.

5.3	Litigation

As of the date of this Agreement, there are not any (a) Proceedings pending or, to the Knowledge of Arsenal, threatened against or affecting Arsenal, Exchange Sub or any of their respective Affiliates or (b) investigations by any Governmental Authority that are pending or, to the Knowledge of Arsenal, threatened against or affecting Arsenal, Exchange Sub or any of their respective Affiliates that, in either case, would, individually or in the aggregate, materially adversely affect the ability of Arsenal to perform its obligations under this Agreement or any Transaction Document to which it is, or will be, a party or affect the ability of Arsenal, Exchange Sub or any of their respective Affiliates to complete the Arsenal Exchange, the Coniston Transaction or the Contingent Repurchase in accordance with the terms hereof or the Emerald Transaction in accordance with the terms of the Emerald Definitive Agreement.

5.4	Change of Control

No Contract with any employee, officer or director of Arsenal or its Subsidiaries to which Arsenal or any of its Subsidiaries is a party or is otherwise bound contains any “change of control” or similar provision that would be triggered, in whole or in part, or that would otherwise give rise to any payment or acceleration of any benefit to such employee, officer or director, or loss of any benefit to Arsenal or its Subsidiaries, as a result of the completion of the Coniston Transaction, the Emerald Transaction or the Contingent Repurchase.

5.5	The Exchange Shares

At the Coniston Closing Date, the Exchange Shares will have been duly authorized, validly issued and be fully paid and non-assessable. At the Coniston Closing Date, the Exchange Shares (a) will not be subject to any Liens, claims, charges, mortgages, security interests, pledges, reversions or other property interests and (b) will not be subject to, and Arsenal will not be party to or otherwise bound by, any options, voting proxies, other voting arrangements, arrangements to sell, assign or transfer, preemptive, subscription, call, put or other similar rights relating to the Exchange Shares that purport to (i) prohibit Arsenal from transferring the Exchange Shares to Kapiti and ACTS as contemplated by this Agreement or (ii) affect the Exchange Shares or Kapiti or ACTS after such transfer. Upon delivery of the Exchange Shares in exchange for the Newco Shares on the Coniston Closing Date, Kapiti and ACTS will acquire good, valid and marketable title to all of the Exchange Shares, which will be fully paid, nonassessable and free and clear of all Liens, other than any Liens or restrictions imposed on the Exchange Shares solely by virtue of applicable securities laws.

5.6	Financial Capability

(a)	Attached as Exhibit 3 hereto is a true and complete copy of a commitment letter (the Commitment Letter), pursuant to which J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Barclays Capital, UBS Securities LLC and UBS Loan Finance LLC (the Financing Source) have agreed, subject to the terms and conditions set forth therein, to provide financing in the aggregate amount set forth therein (the Financing).

(b)	As of the date hereof, except as set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Financing Source to provide the Financing or that would permit the Financing Source to cancel or reduce the total amount of the Financing.

(c)

As of the date hereof, subject to its terms and conditions, the Financing, if funded in accordance with the Commitment Letter, together with available cash, would provide Arsenal with acquisition financing (i) on the Coniston Closing Date sufficient for Arsenal to complete the purchase of the Repurchase Shares at the Coniston Closing and to pay related fees and expenses incurred by Arsenal or for which Arsenal is responsible and (ii) on the Contingent Repurchase Closing Date sufficient for

Arsenal to complete the purchase of the Contingent Repurchase Shares at the Contingent Repurchase Closing and to pay related fees and expenses incurred by Arsenal or for which Arsenal is responsible, in each case on the terms and subject to the conditions contemplated hereby and thereby.

(d)	As of the date hereof, the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Arsenal and, to the Knowledge of Arsenal, the Financing Source, and (assuming that the Commitment Letter constitutes such obligation of the Financing Source) is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

5.7	Brokers

Other than as set forth on Schedule 5.7, the fees and expenses of which shall be paid by Arsenal, no Person has or will have, as a result of the Coniston Transaction, the Emerald Transaction or the Contingent Repurchase, any right, interest or valid claim against or upon any Party for any commission, fee or other compensation as a finder or broker because of any act or omission by Arsenal, any of its Affiliates or any of its or their respective representatives.

5.8	Emerald Definitive Agreement

Attached as Exhibit 4 is a true, complete and correct copy of the Emerald Definitive Agreement. As of the date of this Agreement, (i) the Emerald Definitive Agreement has not been amended, supplemented or modified in any respect and (ii) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law), the Emerald Definitive Agreement, upon execution by the parties thereto, will be in full force and effect, and will be a valid and binding obligation of Arsenal and Merger Sub (assuming the valid authorization, execution and delivery of the Emerald Definitive Agreement by Emerald and the validity and binding effect of the Emerald Definitive Agreement on Emerald, which to the Knowledge of Arsenal is the case) and, to the Knowledge of Arsenal, Emerald and the other parties thereto. There are no conditions precedent related to the Emerald Transaction, other than as set forth in the Emerald Definitive Agreement. No state of facts exists or event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Arsenal or Merger Sub under any term or condition of the Emerald Definitive Agreement that would, with or without notice, lapse of time or both, result in the failure to satisfy the condition set forth in Section 6.2(a) of the Emerald Definitive Agreement.

6.	ADDITIONAL AGREEMENTS

6.1	Arsenal Financing

Without limiting any of its obligations under this Agreement and/or the Commitment Letter, during the period from the date hereof to the earlier of (i) the Contingent Repurchase Closing Date or, if Manchester elects not to require Arsenal to complete the Contingent Repurchase, the Coniston Closing Date and (ii) that date on which this Agreement is terminated, (a) Arsenal shall pay, or cause to be paid, the commitment fees specified in the Commitment Letter as and when due and shall use commercially reasonable efforts to comply with its obligations and enforce its rights under the Commitment Letter in a timely manner, including, if necessary, taking legal action in connection therewith, (b) without the consent of Manchester (which consent shall not be unreasonably withheld), Arsenal shall not agree to any material amendment or modification to the Commitment

Letter, or any waiver of any provision or remedy thereunder, if such amendment, modification, waiver or remedy adds new (or adversely modifies existing) conditions to the consummation of the financings contemplated by the Commitment Letter or reduces the aggregate amount of the Financing in any material respect (without a corresponding increase in another portion of the Financing); provided that Arsenal may amend or modify the Commitment Letter (i) to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Commitment Letter as of the date hereof or (ii) otherwise so long as the terms would not, taken as a whole, adversely impact the ability of Arsenal to consummate the transactions contemplated by this Agreement or the other Transaction Documents, (c) if any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Arsenal shall use its commercially reasonable efforts to arrange for the unavailable portion of the Financing to be provided from alternative sources as promptly as practicable in an amount sufficient to consummate the purchase of the Repurchase Shares and the Contingent Repurchase; provided that Arsenal shall not be required to enter into any financing arrangements on terms that, taken as a whole, are less favorable to Arsenal in any material respect than those contemplated by the Commitment Letter and (d) Arsenal shall keep Manchester reasonably and promptly informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give prompt notice to Manchester of any material adverse change with respect to such Financing of which Arsenal becomes aware. Without limiting the foregoing, Arsenal shall notify Manchester promptly, and in any event within two (2) business days, if at any time (i) the Commitment Letter shall expire or be terminated for any reason, (ii) the Financing Source notifies Arsenal that it no longer intends to provide part or all of the Financing to Arsenal on the terms set forth therein or (iii) for any reason Arsenal no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein. Manchester shall, and shall cause its Affiliates and each of its and their respective representatives to, provide all cooperation reasonably requested by Arsenal, the Financing Source or their respective representatives in connection with the Financing. Except for the transactions contemplated by this Agreement and the Transaction Documents, Arsenal shall not, and shall not permit any of its Affiliates to, without the prior written consent of Manchester (which consent shall not be unreasonably withheld), enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, which transaction at the time of such transaction is reasonably expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter.

6.2	Emerald Merger

Notwithstanding anything contained herein or in the Registration Rights Agreement to the contrary, until the Coniston Closing, Arsenal shall under no circumstances (a) waive the Coniston Condition or (b) agree to any other material amendment to the Emerald Definitive Agreement.

6.3	Manchester Shareholder Circular

To the extent Manchester has not already done so, by a date as soon after the execution of this Agreement as is reasonably practicable, but in any event no later than five (5) business days after the date hereof, Manchester shall file with the UK Listing Authority a draft of the form of circular to be posted to the shareholders of Manchester in connection with the Manchester Shareholders Meeting (as defined below) (the Circular). Not more than two (2) business days after the SEC has cleared the Form S-4 Registration Statement relating to the Emerald Transaction, Manchester shall file with the UK Listing Authority an updated draft of the Circular and request the document be approved for mailing and thereafter Manchester shall use commercially reasonable efforts to procure that as promptly as reasonably practicable, the approval of the UK Listing Authority for the Circular is obtained, and, subject to their fiduciary duties arising under the UK Companies Act 2006 and under English Law and their obligations under the Listing Rules issued by the UK Listing Authority, the board of directors of Manchester (or a duly appointed committee thereof) shall recommend that

Manchester’s shareholders approve the Coniston Transaction and the Contingent Repurchase and that statements of such recommendation are included in the Circular. As soon as reasonably practicable (and in any event within one (1) business day) after the approval by the UK Listing Authority of the form of the Circular, Manchester shall mail the Circular to the shareholders of Manchester in order to call, give notice of, convene and hold a meeting of its shareholders or any adjournment or postponement thereof (the Manchester Shareholders Meeting) for the purpose of obtaining a resolution that is passed by a simple majority of those present in person or by proxy and entitled to vote on approving the Coniston Transaction and the Contingent Repurchase (the Manchester Shareholder Approval). The Circular shall to the extent reasonably practicable be mailed to the shareholders of Manchester concurrently with the mailing of the information statement to Arsenal stockholders in accordance with Section 1.2(b). The Manchester Shareholders Meeting shall be conducted within fifteen (15) days following the mailing of the Circular to the shareholders of Manchester. Manchester shall respond to any comments or requests for additional information from the UK Listing Authority as soon as reasonably practicable after receipt of any such comments or requests. Manchester shall notify Arsenal and Emerald as soon as reasonably practicable (and in any event within one (1) business day) upon the receipt of any comments from the UK Listing Authority or any other government officials and of any request by the UK Listing Authority or any other government officials for amendments or supplements to the form of Circular. Prior to responding to any such comments or requests or the filing or mailing of the form of Circular or the Circular, Manchester shall provide Arsenal and Emerald with a reasonable opportunity to review and comment on any drafts of the Circular and all related correspondence between Manchester or any of its representatives, on the one hand, and the UK Listing Authority or any other government officials, on the other hand, and shall give reasonable consideration to all comments proposed by Arsenal or Emerald with respect to such drafts or correspondence. Manchester shall supply Arsenal and Emerald with copies of all correspondence between Manchester or any of its representatives, on the one hand, and the UK Listing Authority or any other government officials, on the other hand, to the extent such correspondence relates to Arsenal, Emerald, any of the Transaction Documents or the transactions contemplated thereby or discloses information that is reasonably expected to materially affect the timing or the ability to consummate such transactions. Arsenal shall use all its reasonable efforts to cooperate with Manchester and its advisers to promptly provide any information or responses to comments or other assistance reasonably requested by Manchester in connection with the foregoing.

6.4	Amendment to Arsenal By-laws

As promptly as reasonably practicable after the Coniston Closing, each of Manchester and Arsenal shall use its respective commercially reasonable efforts to facilitate amendments to Arsenal’s By-laws in the form attached as Exhibit 5.

6.5	Appointment of Arsenal Directors and Arsenal Chairman

The initial nominees for election to the Arsenal Board of Directors, including Manchester’s initial nominees pursuant to Section 3.1 of the Amended and Restated Relationship Agreement, and the nominee for election as the first non-executive Chairman of Arsenal pursuant to Section 4 of the Amended and Restated Relationship Agreement, in each case who will serve immediately following the Coniston Closing, are forth on Schedule 6.5. Prior to the Coniston Closing, if any individual set forth on Schedule 6.5 shall not be eligible to serve in such capacity as a result of death, resignation, disqualification or any other cause, then a replacement for such individual shall be filled in accordance with Schedule 6.5.

6.6	Voting Agreement

Manchester, Arsenal, Emerald, MPUSH and MPL are concurrently entering into the Voting Agreement (substantially in the form attached as Exhibit 6), pursuant to which Manchester has agreed to cause its direct and indirect Subsidiaries to vote certain of their Arsenal Shares in accordance with the terms and subject to the conditions set forth in the Voting Agreement.

6.7	Public Announcements

Manchester shall issue a public announcement (substantially in the form attached as Exhibit 7) regarding this Agreement and the transactions contemplated hereby. Concurrently Arsenal and Emerald shall issue a joint public announcement regarding the this Agreement, the Emerald Definitive Agreement and the transactions contemplated hereby and thereby (substantially in the form attached as Exhibit 8). Except as required by Law or by the requirements of any securities exchange on which the securities of a Party are listed, the Parties shall cooperate as to the timing and contents of any other press release or other public announcement in respect of this Agreement or the transactions contemplated hereby or any communication with any news media with respect thereto.

6.8	Further Assurances

(a)	Arsenal and Manchester shall each use their commercially reasonable efforts to (i) obtain as promptly as practicable all Governmental Authorizations set forth on Schedule 6.8(a) and (ii) make, as promptly as practicable, all filings and other submissions to Governmental Authorities in connection with this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, in each case, as may be required under applicable Law; provided that each of Arsenal and Manchester shall consult and cooperate with each other in connection with the making of all such filings, including subject to any restrictions imposed by applicable Law, providing copies of all such documents to the non-filing party and its respective advisors prior to filing.

(b)	To the extent permitted by applicable Law, each Party shall promptly notify the other Party and Emerald of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement or any Transaction Document, and permit the other Party to review in advance any proposed communication by such Party to any such Governmental Authority. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry related to the transactions contemplated by this Agreement or any Transaction Document unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to any applicable confidentiality agreements, to the extent permitted by applicable Law, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. Subject to any applicable confidentiality agreements, to the extent permitted by applicable Law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or member of the staff of any Governmental Authority, on the other hand, with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, other than as set forth in Section 6.3, Manchester shall not be required to involve Arsenal or Emerald in the process of obtaining the approval of the UK Listing Authority for the Circular or any clearance, notification or filing that Manchester may be required or may elect to make with HM Revenue & Customs in the UK, other than keeping Arsenal and Emerald reasonably informed with respect to the foregoing.

(c)

Arsenal and Manchester shall cooperate, and use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Transaction Documents as promptly as reasonably practicable. Arsenal shall use its commercially reasonable efforts to ensure that the conditions set forth in Sections 7.1(a), 7.1(b) and 7.2 are satisfied, insofar as such matters are within the control of Arsenal, including by executing a customary underwriting agreement containing terms consistent with the Registration Rights Agreement, and Manchester shall use its commercially reasonable efforts to ensure that the conditions set forth in Sections 7.1(a), 7.1(c) and 7.2 are satisfied, insofar as such matters are within the control of Manchester, including by causing Kapiti and ACTS to execute an Acceptable Underwriting Agreement containing terms consistent with the Registration Rights Agreement. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other legal prohibition that would prevent the Parties from consummating the transactions contemplated hereby or by the Transaction Documents, to use their commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. If so requested by either Party, Manchester and Arsenal shall enter into a customary joint defense agreement to cooperate in mutual litigation seeking to prevent or lift any such injunction or other legal prohibition.

6.9	Use of Names

Following the Coniston Closing, Arsenal shall not represent that Arsenal or any of its Affiliates retains any connection with Manchester other than as set forth in this Agreement and the other Transaction Documents, and shall as soon as reasonably practicable make all filings with any office, agency or body and take all other actions necessary to effect the elimination of any reference to the name ‘Manchester’ in the corporate names, registered names or registered fictitious names of Arsenal and its Affiliates.

6.10	Section 16 Matters

The Board of Directors of Arsenal has approved the resolutions attached as Exhibit 9 hereto and shall, prior to the Coniston Closing, if requested to do so by Manchester, take all such further actions consistent with such resolutions as may be reasonably necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the acquisition and disposition of Arsenal Shares pursuant to the terms of this Agreement by Manchester and its Affiliates (including Kapiti, ACTS and MPL) from the application of Section 16 of the Exchange Act.

6.11	Termination of Stock Repurchase Agreement

The Parties hereby agree and acknowledge that the Stock Repurchase Agreement dated as of February 10, 2009 by and among Manchester, MPL, MPUSH and Arsenal shall, upon the completion of the Coniston Closing, be terminated and of no further force and effect without any notice or other action by any Person.

6.12	Patriot Merger Agreement

The Parties hereby agree and acknowledge that, notwithstanding anything herein to the contrary, no claim or request for indemnification shall be brought under or pursuant to this Agreement if and to the extent such claim or request is a Tax actually imposed on Manchester Health Care Systems, LLC with respect to its own activities (and, without limitation, not by reason of Treas. Reg. 1.1502-6 or any similar provision of state, local or foreign Law) that was, could have been or is capable of being brought under the Agreement and Plan of Merger, dated as of March 17, 2008, by and among Manchester, Manchester Healthcare Systems, LLC, Arsenal Healthcare Solutions Inc. and Patriot Merger Company, LLC.

6.13	India Migration

(a)

As soon as reasonably practicable after the date of this Agreement, the Parties shall negotiate in good faith a definitive agreement (the India Migration Plan) to implement: (i) the transfer of employment of Manchester India Employees from the relevant Manchester Group Member to

Arsenal (or any of its Affiliates); (ii) the novation and assignment of the India Lease from the relevant Manchester Group Member to Arsenal (or any of its Affiliates); and (iii) the transfer (in a manner to be determined between the Parties in the India Migration Plan) of the benefits and obligations of the relevant Manchester Group Member under the HP Mercury Licence as they relate to the software development activities of Arsenal (and its Affiliates) undertaken in India as at the date of this Agreement. Each Party shall use its respective commercially reasonable efforts to obtain any necessary third Person consents or approvals in connection with the India Migration Plan.

(b)	If the Parties enter into the India Migration Plan, Schedule B to the Transitional Services Agreement shall cease (in accordance with the terms of the Transitional Services Agreement), and the relevant provisions of paragraphs (c) and (d) of this Section 6.13 shall apply, with respect to each transfer contemplated in Section 6.13(a) from the date such transfer is completed in accordance with the India Migration Plan.

(c)	If the Parties enter into the India Migration Plan, from and after the date on which the relevant transfer is completed, Arsenal shall indemnify and hold harmless Manchester (or the relevant Manchester Group Member) against all Losses relating to or arising from: (i) Manchester India Employees, with respect to the transfer of their employment to Arsenal (or any of its Affiliates) or to their subsequent employment (or any termination thereof) by Arsenal (or any of its Affiliates); (ii) the India Lease, with respect to any act or omission of Arsenal (or its Affiliates) thereunder that occurs after the novation and assignment of the India Lease in accordance with the India Migration Plan; and (iii) the assumption by Arsenal (or its Affiliates) of the benefits and obligations under the HP Mercury Licence or any act or omission of Arsenal (or its Affiliates) with respect thereto that occurs after the date of such assumption.

(d)	If the Parties enter into the India Migration Plan, from and after the date on which the relevant transfer is completed, Manchester shall indemnify and hold harmless Arsenal (or the relevant Arsenal Group Member) against all Losses relating to or arising from: (i) Manchester India Employees, with respect to the period prior to the transfer of their employment to Arsenal (or any of its Affiliates); (ii) the India Lease, with respect to any act or omission of Manchester (or its Affiliates) thereunder that occurs prior to the novation and assignment of the India Lease in accordance with the India Migration Plan; and (iii) the HP Mercury Licence, with respect to any act or omission of Manchester (or its Affiliates) with respect thereto that occurs prior to the date of assumption by Arsenal (or its Affiliates) of the benefits and obligations under such license.

(e)	Under the India Migration Plan: (i) as part of the novation and assignment of the India Lease, Arsenal shall assume the obligation to pay the lease deposit to the landlord in respect of the India Lease if the landlord gives written consent therefor; provided, that if the consent of the landlord is not obtained, Arsenal shall pay Manchester (or its relevant Affiliates) the amount of such deposit so long as the landlord has given written consent or acknowledgement to Arsenal and Manchester that the lease deposit held by the landlord belongs to Arsenal and not to Manchester; (ii) Arsenal shall have the right, but not the obligation, to notify Manchester that it wishes to purchase, at net book value as at the date of such notice, all PCs, telephones and other equipment owned by Manchester (or its relevant Affiliates) and used by Manchester India Employees as at the date of such notice; (iii) Manchester shall provide (and shall procure that its relevant Affiliates provide) reasonable IT resources and project management capabilities to enable Arsenal to execute and complete the India Migration Plan; provided, that Manchester shall not be required to pay or provide services which would result in any “out of pocket” IT expenses (including costs such as cabling costs, new equipment, third party costs and fees and internet service provider costs and fees) to assist Arsenal in the execution and completion of the India Migration Plan; and (iv) Arsenal shall bear the cost for (and shall be responsible for obtaining landlord consent to) any modifications it wishes to make to the property which is the subject of the India Lease.

6.14	Arsenal Exchange Sub

At such time as Arsenal shall cause Newco to merge with and into Exchange Sub in accordance with Section 1.1(c), Exchange Sub shall: (i) be a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware; (ii) be a wholly owned Subsidiary of Arsenal, disregarded as an entity separate from its owner for US federal tax purposes; and (iii) have all necessary power and authority to complete the merger with Newco as contemplated by this Agreement. At such time as Arsenal shall cause Newco to merge with and into Exchange Sub in accordance with Section 1.1(c), the completion of the merger with Newco shall be duly authorized and all necessary proceedings on the part of Exchange Sub will have been taken.

7.	CONDITIONS PRECEDENT

7.1	Conditions Precedent to the Coniston Closing

(a)	Neither Party shall be obligated to complete the Coniston Closing if, on the Coniston Closing Date, any Law, injunction or other legal prohibition preventing the closing of the Coniston Transaction shall be in effect; provided, that if any such Law, injunction or other legal prohibition preventing the Coniston Transaction is in effect, then the Parties shall use their respective commercially reasonable efforts to remove such injunction or other legal prohibition and proceed with the Coniston Closing.

(b)	The obligation of Manchester to complete the Coniston Closing is subject to the satisfaction on or prior to the Coniston Closing Date of the following conditions:

(i)	Manchester shall have, concurrently with and as part of the Coniston Closing, completed the Secondary Offering (A) of no fewer than the Minimum Secondary Offering Shares and (B) at a price to the public per Secondary Offering Share of not less than the Floor Price;

(ii)	the Manchester Shareholder Approval shall have been obtained;

(iii)	each of the Transaction Documents required to be delivered by Arsenal at the Coniston Closing shall have been duly executed and delivered by Arsenal;

(iv)	the Financing contemplated by the Commitment Letter shall have been consummated in all material respects in accordance with the terms of the Commitment Letter;

(v)	there shall have been no material changes to the Emerald Definitive Agreement that were not approved by Manchester;

(vi)	the representations and warranties of Arsenal made in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and the Coniston Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Manchester shall have received a certificate signed by an authorized officer of Arsenal to such effect; and

(vii)

Arsenal shall have performed or complied in all material respects with all obligations and covenants (other than Section 6.2, which Arsenal shall have performed or complied with in all respects) required by this Agreement and the Relevant Provisions of the Registration Rights Agreement to be performed or complied with by Arsenal by the Coniston Closing

Date, and Manchester shall have received a certificate signed by an authorized officer of Arsenal to such effect.

(c)	The obligation of Arsenal to complete the Coniston Closing is subject to the satisfaction on or prior to the Coniston Closing Date of the following conditions:

(i)	each of the Transaction Documents required to be delivered by Manchester at the Coniston Closing shall have been duly executed and delivered by Manchester;

(ii)	the Financing contemplated by the Commitment Letter shall have been consummated in all material respects in accordance with the terms of the Commitment Letter;

(iii)	Manchester shall have, concurrently with and as part of the Coniston Closing, completed the Secondary Offering of no fewer than the Minimum Secondary Offering Shares;

(iv)	Arsenal shall have received the Solvency Letter and such letter shall not have been withdrawn or modified in any material respect;

(v)	the representations and warranties of Manchester made in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case (other than Section 4.4(b)) as of the date of this Agreement and the Coniston Closing Date (and, in the case of Section 4.4(b), as of the date of this Agreement and the Contingent Repurchase Closing Date) as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Arsenal shall have received a certificate signed by an authorized officer of Manchester to such effect; and

(vi)	Manchester shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Manchester by the Coniston Closing Date, and Arsenal shall have received a certificate signed by an authorized officer of Manchester to such effect.

7.2	Conditions Precedent to the Contingent Repurchase Closing

The obligation of each of Manchester and Arsenal to complete the Contingent Repurchase Closing is subject to the satisfaction on or prior to the Contingent Repurchase Closing Date of the following conditions:

(a)	Manchester shall have elected to require Arsenal to complete the Contingent Repurchase in accordance with Section 3.1;

(b)	the Emerald Transaction shall have been completed; and

(c)	no Law, injunction or other legal prohibition preventing the Contingent Repurchase Closing shall be in effect;

provided, that if any Law, injunction or other legal prohibition preventing the Contingent Repurchase Closing is in effect, the Parties shall use their respective commercially reasonable efforts to remove such injunction or other legal prohibition and proceed with the Contingent Repurchase Closing.

8.	TERMINATION

8.1	Termination Prior to Coniston Closing

(a)	This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Coniston Closing:

(i)	by Manchester or Arsenal, if the Coniston Closing has not been completed on or prior to December 9, 2010 (the Outside Date);

(ii)	by Manchester or Arsenal, if the Manchester Shareholder Approval shall not have been obtained at the Manchester Shareholders Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(iii)	by Manchester, if any of the conditions set forth in Sections 7.1(b)(vi) or 7.1(b)(vii) shall have become incapable of fulfilment; provided, that Manchester shall provide Arsenal and Emerald ten (10) business days’ prior written notice stating its intention to terminate pursuant to this Section 8.1(a)(iii) and the basis for such termination (it being understood that Manchester shall be obligated to provide such written notice as soon as reasonably practicable after Manchester becomes aware of such breach);

(iv)	by Arsenal, if any of the conditions set forth in Sections 7.1(c)(v) or 7.1(c)(vi) shall have become incapable of fulfilment; provided, that Arsenal shall provide Manchester ten (10) business days’ prior written notice stating its intention to terminate pursuant to this Section 8.1(a)(iv) and the basis for such termination (it being understood that Arsenal shall be obligated to provide such written notice as soon as reasonably practicable after Arsenal becomes aware of such breach);

(v)	by either Manchester or Arsenal in the event that any Governmental Authority shall have issued an Order or taken any other action permanently enjoining or otherwise permanently prohibiting the Coniston Transaction and such Order or other action shall have become final and nonappealable; or

(vi)	by the mutual written consent of Arsenal and Manchester (and with the written consent of Emerald), which consent, in the case of Arsenal prior to the Coniston Closing, shall be approved by the Audit Committee of the Arsenal Board of Directors;

provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any Party whose breach or failure to fulfil any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Coniston Closing to be completed before the Outside Date.

(b)	In the event of termination by Manchester or Arsenal pursuant to this Section 8.1, written notice thereof shall forthwith be given to the other Party and this Agreement and the Coniston Transaction shall be terminated, without further action by either Party.

8.2	Effect of Termination

If this Agreement is terminated as provided in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 11.3, 11.5, 11.6 and 11.7 and there shall be no liability to any Person hereunder on the part of Arsenal or Manchester; provided, however, that nothing in this Section 8.2 shall be deemed to release any Party from any liability for any willful and material breach by such Party of any provisions of this Agreement prior to such termination or to impair the right of any Party to seek specific performance or injunctive or similar relief for a breach by any other Party of its obligations under this Agreement.

9.	SURVIVAL; INDEMNIFICATION

9.1	Survival

(a)	The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement or in connection with this Agreement shall not survive the Coniston Closing; provided that, in the event the Coniston Closing occurs, the representations and warranties contained in Sections 4.1, 4.4, 4.5, 4.6, 4.7, 5.1, 5.5, and 5.7 (and the certificates delivered in accordance with Sections 7.1(b)(vi) and 7.1(c)(v) related thereto) and the representation delivered pursuant to Section 10.10(a)(i) shall survive indefinitely.

(b)	The obligations of the Parties under this Agreement that by their terms contemplate performance after the Coniston Closing (including those set forth in this Section 9) shall survive the Coniston Closing Date until the performance thereof in accordance therewith.

(c)	Except with respect to any claims that cannot be waived as a matter of law, after the Coniston Closing, the indemnification expressly provided for herein (including Section 10) shall be the sole and exclusive remedy for monetary damages for any breach of warranties, covenants or agreements herein by either Party or otherwise arising out of the transactions contemplated hereby, and no Party shall have any right of rescission; provided, however, that the foregoing shall not limit the right of either Party to seek specific performance or injunctive or similar relief for a breach by any other Party of its obligations under this Agreement. No Person shall be entitled to indemnification for a breach of representation or warranty hereunder if, on the date hereof, such Person had Knowledge of the actual breach of the representation or warranty with respect to which such Person is seeking indemnification hereunder.

9.2	Indemnification by Arsenal

In the event the Coniston Closing occurs, from and after the Coniston Closing in perpetuity, Arsenal shall indemnify each Manchester Group Member from and against and shall hold each such Manchester Group Member harmless from any and all Losses incurred or suffered by such Manchester Group Member arising out of any breach of (i) the representations and warranties contained in Sections 5.1, 5.5, and 5.7 (and the certificate delivered in accordance with Section 7.1(c)(v) related thereto) or (ii) any covenant, in either case, made or to be performed by Arsenal pursuant to this Agreement.

9.3	Indemnification by Manchester

(a)	In the event the Coniston Closing occurs, from and after the Coniston Closing in perpetuity, Manchester shall indemnify each Arsenal Group Member from and against and shall hold each such Arsenal Group Member harmless from any and all Losses incurred or suffered by such Arsenal Group Member arising out of any breach of (i) the representations and warranties contained in Sections 4.1, 4.4, 4.5, 4.6, and 4.7 (and the certificate delivered in accordance with Section 7.1(b)(vi) related thereto) and the representation delivered pursuant to Section 10.10(a)(i) or (ii) any covenant, in either case, made or to be performed by Manchester pursuant to this Agreement.

(b)

In the event the Arsenal Exchange occurs, from and after the Coniston Closing Date in perpetuity, Manchester shall indemnify each Arsenal Group Member from and against and shall hold each such Arsenal Group Member harmless from any liabilities or obligations of Newco and all Losses incurred or suffered by such Arsenal Group Member in connection with Newco, in each case arising at or prior to the Coniston Closing Date or relating to the period at or prior to the Coniston Closing Date.

(c)	Except as otherwise provided in this Agreement, the sole provision of this Agreement relating to indemnification for Taxes shall be Section 10.

9.4	No Consequential Losses

Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party or its Affiliates for special, indirect, consequential, punitive or exemplary Losses (other than any such Losses payable to a third Person).

9.5	Indemnification Procedures

(a)	Any Arsenal Group Member or Manchester Group Member (the Indemnified Party) seeking indemnification hereunder shall give to the Party obligated to provide indemnification to such Indemnified Party (the Indemnitor) prompt notice (a Claim Notice) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 9 shall be determined: (i) by written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.

(b)	The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any pending or threatened action at law or suit in equity by or against a third Person (a Third Person Claim) as to which indemnification will be sought against such Indemnified Party, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith. The Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof. The Indemnified Party shall not, without the consent of the Indemnitor (which consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent (if required), provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

9.6	Indemnification Payments

Except as otherwise required by applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or non-U.S. Law), Manchester, Arsenal and their respective Affiliates shall treat any and all payments under this Section 9 or Section 10 (including any payment made under the PLR Bank Guarantee or the Historic Bank Guarantee) as an adjustment to the Repurchase Consideration for all Tax purposes. Any such payments under this Section 9 or Section 10 shall be increased by an amount required to fully indemnify the recipient for any liabilities for Taxes (other than Taxes resulting from a reduction in Tax basis, but including any withholding Taxes imposed on any such payments) resulting from the receipt or payment of such indemnity obligations (including any payment made under the PLR Bank Guarantee or the Historic Bank Guarantee), and reduced by any Tax benefit (and increased by any Tax detriment) actually realized by the recipient as a result of the payment or incurrence of the Losses giving rise to such indemnity obligations.

10.	TAX MATTERS

10.1	Tax Indemnification

(a)	In the event the Arsenal Exchange occurs, from and after the Coniston Closing Date, Manchester shall be liable for and shall pay, and shall indemnify each Arsenal Group Member from and against and hold each of them harmless from (i) Taxes imposed on Newco, or for which Newco may otherwise be liable, as a result of having been a member of a Company Group (including Taxes for which Newco may be liable pursuant to Treas. Reg. 1.1502-6 or similar provisions of state, local or foreign Law as a result of having been a member of a Company Group), (ii) Taxes imposed on Newco, or for which Newco may otherwise be liable, for any taxable year or period that ends on or before the Coniston Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Coniston Closing Date (determined on a “closing of the books basis” by assuming that the books of Newco were closed at the close of the Coniston Closing Date), (iii) Transaction Taxes and (iv) Taxes imposed on any Arsenal Group Member (or for which any Arsenal Group Member would otherwise be liable) as a result of any failure by Manchester to comply with its obligations pursuant to this Agreement.

(b)	In the event the Arsenal Exchange occurs, from and after the Coniston Closing Date, Arsenal shall be liable for and shall pay, and shall indemnify each Manchester Group Member from and against and hold each of them harmless from (i) Taxes imposed on Newco, or for which Newco may otherwise be liable, for any taxable year or period that begins after the Coniston Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period beginning after the Coniston Closing Date and (ii) Taxes imposed on any Manchester Group Member (or for which any Manchester Group Member would otherwise be liable) as a result of any failure by Arsenal to comply with its obligations pursuant to this Agreement; provided, however, that, without limiting Arsenal’s liability pursuant to Section 10.1(b)(ii), Arsenal shall not be liable for or pay and shall not indemnify any Manchester Group Member from or against or hold any of them harmless from any Taxes for which Manchester is liable pursuant to Section 10.1(a) or otherwise pursuant to this Agreement.

(c)	Manchester or Arsenal, as the case may be, shall provide reimbursement for any Tax paid by one Party, all or a portion of which is the responsibility of the other Party pursuant to this Section 10. Payment by the indemnifying Party of any amount due under this Section 10 shall be made within ten (10) calendar days following written notice by the indemnified Party that payment of such amount is due; provided, that if the indemnified Party is required to make a payment to a Taxing Authority, the indemnifying Party shall not be required to make any payment earlier than three (3) calendar days before such payment is due, unless the Tax liability is otherwise contested with the relevant Taxing Authority, in which case the payment shall be made not later than three (3) calendar days before the date any Taxes owed as a result of the settlement or resolution of the contested Tax are required to be paid. In no event shall Arsenal or any of its Affiliates be obligated under this Agreement to pay any Tax in anticipation of Manchester filing a claim for a refund therefor. This Section 10.1(c) shall in all respects be subject to Section 10.10.

10.2	IRS Private Letter Ruling

(a)	As soon as is reasonably practicable, Manchester shall prepare and file with the IRS the IRS Private Letter Ruling Request seeking an IRS Private Letter Ruling that contains the Core Rulings, the Alternative Core Rulings (if applicable) and the Non-Core Rulings.

(b)

Arsenal shall be afforded a reasonable opportunity to review and comment on all submissions to the IRS relating to such IRS Private Letter Ruling and any such comments received in a timely manner shall be reasonably considered by Manchester prior to filing the IRS Private Letter Ruling Request or such other submissions with the IRS. Manchester shall provide Arsenal with a copy of the IRS

Private Letter Ruling Request and each other submission relating to the IRS Private Letter Ruling within three (3) business days after its submission to the IRS.

(c)	Manchester shall, promptly upon receipt (but no later than three (3) business days after receipt), provide Arsenal with copies of all written correspondence received from the IRS in relation to the IRS Private Letter Ruling Request, any supplemental submission relating thereto or the IRS Private Letter Ruling and shall promptly update Arsenal with respect to any other relevant communications and/or correspondence with the IRS related to the IRS Private Letter Ruling Request, any supplemental submission relating thereto or the IRS Private Letter Ruling.

(d)	Manchester shall afford the officers, employees and authorized representatives of Arsenal (including independent public accountants and attorneys) reasonable access during normal business hours to the employees and business and financial records and documents of Manchester, Newco or any of their respective Affiliates that may be relevant and reasonably required to verify the accuracy and completeness of material facts, representations and requested rulings included in any submission related to the IRS Private Letter Ruling and to otherwise assess whether the IRS Private Letter Ruling complies or is expected to comply with this Section 10.2. Arsenal agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Manchester, Newco or their respective Affiliates. No investigation made by Arsenal or its representatives hereunder shall affect Manchester’s liability hereunder nor affect Arsenal’s ability to provide an Objection Notice or Rejection Notice.

(e)	Arsenal shall be entitled, subject to required IRS consent, to have two individual representatives, selected by Arsenal and reasonably acceptable to Manchester, participate (solely as observers) in any conference (including any previously scheduled teleconference) Manchester or its representatives may have with the IRS in connection with the IRS Private Letter Ruling Request, any supplemental submission relating thereto or the IRS Private Letter Ruling (including, without limitation, any pre-submission conference with the IRS). With respect to any conference or previously scheduled teleconference, Manchester shall provide notice thereof to Arsenal a reasonable amount of time in advance thereof.

(f)	Notwithstanding any other provisions of this Agreement, Arsenal shall be granted no less than ten (10) business days to review and comment on the IRS Private Letter Ruling Request to be submitted to the IRS by Manchester prior to its submission, and during such period Manchester shall afford the officers, employees and authorized representatives of Arsenal (including independent public accountants and attorneys) access pursuant to Section 10.2(d).

(g)	Promptly following the date hereof, the Parties shall begin the process of selecting an Independent Arbitrator pursuant to the arbitration procedures set forth in Exhibit 10, and within thirty (30) calendar days thereafter shall select an Independent Arbitrator in accordance with Exhibit 10, and shall provide such Independent Arbitrator for review copies of the IRS Private Letter Ruling Request and any supplemental submissions relating thereto, in order for the Independent Arbitrator to familiarize himself or herself with the contents of the IRS Private Letter Ruling Request and any supplemental submission to prepare, if required under this Agreement, to act as the Independent Arbitrator in accordance with Exhibit 10 should any Objection Notice or Rejection Notice be delivered pursuant to this Section 10.2. The costs and expenses of the Independent Arbitrator prior to the delivery of any Objection Notice or Rejection Notice shall be shared equally by the Parties.

(h)

At any time prior to the issuance of the IRS Private Letter Ruling, Arsenal shall be permitted to provide one or more written notices to Manchester (each, an Objection Notice) stating that it believes that the IRS Private Letter Ruling Request (or the form of IRS Private Letter Ruling Request provided to Arsenal pursuant to Section 10.2(f)) or any supplement thereto (i) may omit a substantially material ruling or rulings not reflected as a Core Ruling or (as applicable) an Alternative Core Ruling in Schedule 10.2, (ii) may require a modification of one or more Core

Rulings or (as applicable) Alternative Core Rulings or (iii) may be based on assumptions or representations with respect to which there is material uncertainty, may contain any material misstatement of fact or law or may fail to state material relevant facts or law, in each case that would materially undermine or frustrate the purpose of seeking the IRS Private Letter Ruling as that purpose is reflected in Schedule 10.2, and in each case stating with specificity the facts and circumstances giving rise to such belief (subclause (i), (ii) and (iii), each a Claimed Defect); provided, however, that no Objection Notice shall be delivered after the submission of the IRS Private Letter Ruling Request except (x) based on a request by the IRS for information or representations related to the IRS Private Letter Ruling, IRS Private Letter Ruling Request or any supplement thereto or (y) based on a change in facts or based on new considerations, in each case relating to the IRS Private Letter Ruling, IRS Private Letter Ruling Request or supplement thereto; provided, however, that no Objection Notice shall impair Manchester’s ability to comply with any request by the IRS relating to the IRS Private Letter Ruling, IRS Private Letter Ruling Request or supplement thereto or with any requirements of Law. If Arsenal shall have delivered an Objection Notice after the submission of the IRS Private Letter Ruling Request and Manchester shall dispute whether the Objection Notice was properly delivered under the first proviso of the preceding sentence and shall have so notified Arsenal in writing within two (2) business days of receipt by Manchester of such Objection Notice, in the absence of an agreement between the Parties, the Parties shall engage in the arbitration procedures set forth in Exhibit 10.

(i)	Within two (2) business days following delivery of an Objection Notice, or, in the event of a dispute as to the ability of Arsenal to deliver such Objection Notice pursuant to the first proviso of Section 10.2(h), then not later than two (2) days following the resolution of such dispute, Arsenal and Manchester shall consult in good faith with each other in an attempt to reach a common view of whether, as a result of the circumstances set forth in the Objection Notice, the IRS Private Letter Ruling Request (or form thereof) or supplement thereto has the Claimed Defect stated in the Objection Notice. The delivery of an Objection Notice prior to the submission of the IRS Private Letter Ruling Request shall not preclude Manchester from making such submission.

(j)	If, within five (5) business days following delivery of the Objection Notice, the Parties are unable to (1) agree whether, as a result of the circumstances described in the Objection Notice, the IRS Private Letter Ruling Request (or form thereof) or supplement thereto does have the Claimed Defect stated in the Objection Notice or (2) agree on amendments to the IRS Private Letter Ruling Request (or changes to the form of IRS Private Letter Ruling Request to be submitted) or any supplement thereto to address the Claimed Defect stated in the Objection Notice, the Parties shall engage in the arbitration procedures set forth in Exhibit 10.

(k)	Any Objection Notice that the parties agree in writing is, or that the arbitrator determines is, valid shall constitute a Valid Objection Notice, and any Objection Notice that the parties agree in writing is not, or that the arbitrator determines is not, valid shall constitute a Dismissed Objection Notice. In the case of any Valid Objection Notice, Manchester shall make such amendments to the IRS Private Letter Ruling Request (or changes to the form of IRS Private Letter Ruling Request to be submitted) or supplements thereto to address the Claimed Defect stated in the Valid Objection Notice. Any rulings added or modified in resolving any Objection Notice shall constitute Core Rulings or (as applicable) Alternative Core Rulings and Schedule 10.2 shall be deemed amended accordingly.

(l)

Within five (5) business days following issuance of the IRS Private Letter Ruling, Manchester shall provide a copy thereof to Arsenal. If Arsenal believes that (1) the IRS Private Letter Ruling does not contain the Core Rulings or (as applicable) the Alternative Core Rulings and does not meet the purpose of obtaining such IRS Private Letter Ruling, as that purpose is reflected in Schedule 10.2 or (2) there is a Valid Objection Notice and Arsenal believes that Manchester has not made amendments to the IRS Private Letter Ruling Request (or changes to the form of IRS Private Letter Ruling Request to be submitted) or supplements thereto to address the relevant Claimed Defect stated in the Valid Objection Notice, then it must, within five (5) business days following receipt of the copy of the IRS Private Letter Ruling, deliver to Manchester written notice that the IRS Private Letter Ruling does not meet such requirements (a Rejection Notice). If, within such period, Arsenal does not deliver to Manchester a Rejection Notice, Arsenal shall be deemed to have accepted the IRS Private Letter Ruling.

(m)	If Arsenal shall have delivered to Manchester the Rejection Notice, the Parties shall engage in the arbitration procedures set forth in Exhibit 10 to determine (1) whether the IRS Private Letter Ruling contains the Core Rulings or (as applicable) the Alternative Core Rulings or otherwise meets the purpose of obtaining such IRS Private Letter Ruling, as that purpose is reflected in Schedule 10.2 and (2) if there is a Valid Objection Notice, whether Manchester has made amendments to the IRS Private Letter Ruling or the IRS Private Letter Ruling Request (or changes to the form of IRS Private Letter Ruling Request) or supplements thereto to address the relevant Claimed Defect stated in the Valid Objection Notice.

(n)	The IRS Private Letter Ruling, as accepted pursuant to Section 10.2(l) or as approved pursuant to the arbitration procedures set forth in Exhibit 10, shall constitute the Accepted IRS Private Letter Ruling.

(o)	Prior to the issuance of the IRS Private Letter Ruling, Arsenal shall not, except as otherwise provided in this Agreement, and after the date of the issuance of the IRS Private Letter Ruling neither Arsenal nor Manchester shall, make any supplemental submissions to, or otherwise communicate with, the IRS relating to the IRS Private Letter Ruling or any IRS Private Letter Ruling Request or other submission to the IRS relating thereto without the prior written consent of the other Party (such written consent not to be unreasonably withheld).

(p)	From and after the date hereof (whether before or after the Coniston Closing Date), neither Manchester nor Arsenal shall take or fail to take, and neither shall cause or permit its respective Affiliates to take or fail to take, in each case any action contrary to any fact, representation or other statement in the IRS Private Letter Ruling, IRS Private Letter Ruling Request or other submission to the IRS relating thereto, without the prior written consent of the other Party (such written consent not to be unreasonably withheld) or except as required by Law.

(q)	After the Coniston Closing Date, neither Manchester nor Arsenal shall file, and neither shall cause or permit its respective Affiliates or Newco to file, any Tax Return that is inconsistent with the IRS Private Letter Ruling, IRS Private Letter Ruling Request or other submission to the IRS relating thereto or the IRS Private Letter Ruling, except with the prior written consent of the other Party (such written consent not to be unreasonably withheld) or except as required by Law.

10.3	Tax Returns

(a)	Manchester shall timely file or cause to be timely filed when due (except as provided in Section 10.3(d), taking into account all extensions properly obtained and taking into account all opportunities to accelerate the due date of such returns) all Tax Returns that are required to be filed by or with respect to Newco or any Subsidiary of Newco for any tax periods ending on or prior to the Coniston Closing Date. In each case, Manchester shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Except as otherwise required by applicable Law, all Tax Returns required to be filed in accordance with this Section 10.3(a) shall be prepared and filed in a manner consistent with past practice and in accordance with Section 10.2(q) and Section 10.9(e). Prior to Manchester filing such Tax Returns, Arsenal shall have a reasonable opportunity to review and comment on such Tax Returns.

(b)	Manchester shall timely file or cause to be filed complete and correct 2010 and 2011 US federal income Tax Returns for Newco on or before the respective due dates for the filing of such Tax

Returns (in accordance with Section 10.3(d)) and (i) with respect to each such filing shall make the disclosure required by, and otherwise comply with, Section 6662(i)(2) the Code and (ii) if it chooses to do so, provide disclosure and otherwise comply with Section 10.10(a)(i). Not later than ten (10) business days prior to filing Newco’s 2010 and 2011 US federal income Tax Returns, Manchester shall provide a correct and complete copy of such Tax Returns (including all schedules and attachments thereto) to Arsenal, and Arsenal shall have a reasonable opportunity to review and comment on such Tax Returns.

(c)	Arsenal shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Newco for any Straddle Periods. Except as otherwise required by applicable Law, all Tax Returns required to be filed in accordance with this Section 10.3(c) shall be prepared and filed in a manner consistent with past practice and in accordance with Section 10.2(q) and Section 10.9(e). Prior to Arsenal filing such Tax Returns, Manchester shall have a reasonable opportunity to review and comment on such Tax Returns.

(d)	Notwithstanding anything herein to the contrary, (i) the 2011 US federal income Tax Return for Newco shall be timely filed without regard to any extensions and (ii) the 2010 US federal income Tax Return for Newco shall be timely filed taking into account extensions pursuant to the Code not in excess of six (6) months in the aggregate; provided, that in no event shall the due date for the 2010 US federal income Tax Return (taking into account extensions) be later than March 1, 2011.

10.4	Refunds and Credits

If Arsenal or any of its Affiliates receives a credit with respect to, or refund of, any Tax for which Manchester is liable under this Agreement, Arsenal shall pay or cause to be paid over to Manchester the amount of such refund or credit within fifteen (15) days after receipt thereof or entitlement thereto except to the extent attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Coniston Closing Date and is attributable to Newco. In the event that any refund or credit of Taxes for which a payment has been made to Manchester by Arsenal or an Affiliate thereof is subsequently reduced or disallowed, Manchester shall indemnify and hold harmless Arsenal or such Affiliate for any Tax assessed against Manchester by reason of the reduction or disallowance. If and to the extent Arsenal fails to pay or cause to be paid to Manchester an amount of refund or credit in accordance with this Section 10.4, Manchester shall be permitted to reduce any amounts owing to any Arsenal Group Member under this Agreement by such unpaid amount.

10.5	Cooperation

After the Coniston Closing Date, each of Manchester and Arsenal shall (and shall cause their respective Affiliates to):

(a)	timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise eliminate, reduce or mitigate), or file Tax Returns or other reports with respect to, Transfer Taxes;

(b)	furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information and assistance relating to Newco (to the extent within the control of such Party), including access to books and records in any forum or medium, as is reasonably necessary for the preparation and filing of all Tax Returns (including the timely execution of any Tax Returns) under Section 10.3;

(c)	cooperate with each other in the conduct of any audit or other Proceeding relating to Taxes involving Newco (including executing any powers of attorney or other authorizations reasonably requested to allow a party responsible for defending against or handling the Proceeding to represent Newco in the Proceeding but not to take any action contrary to this Agreement). Notwithstanding any other provision of this Agreement to the contrary, the Parties will preserve all information, records or documents relating to the liability for Taxes relating to the operations of Newco with respect to Pre-Closing Tax Periods until the earlier of (i) ninety-one (91) days after the expiration of any applicable statute of limitations or extensions thereof and (ii) six (6) years following the Coniston Closing Date;

(d)	make available as reasonably requested all information, records and documents relating to Taxes of Newco attributable to any Pre-Closing Tax Period, Transaction Taxes or Post-Closing Franchise Taxes; and

(e)	furnish the other Party with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request related to Taxes of Newco with respect to any such taxable period or such identified Taxes.

10.6	Taxes on Parties

(a)	Subject to and without limiting the provisions of Section 10.1, in the event the Arsenal Exchange occurs, Manchester shall be liable for and shall pay, and shall indemnify each Arsenal Group Member from and against and hold each of them harmless from (i) any Taxes imposed on any Arsenal Group Member or for which any Arsenal Group Member may otherwise be liable as a direct result of the Arsenal Exchange (excluding, in each case, Newco) and (ii) Taxes imposed by withholding (including any liability for failure to withhold such Taxes) on the delivery of the Exchange Shares or the payment of the Repurchase Consideration, the Contingent Repurchase Consideration or any other consideration delivered pursuant to the transactions contemplated by this Agreement.

(b)	Subject to and without limiting the provisions of Section 10.1 or Section 10.6(a) above, all Transfer Taxes imposed on either Party as a result of the transactions contemplated by this Agreement shall be borne by the Party required by Law to pay such Taxes.

10.7	Franchise Taxes

If Core Ruling (4) is not received as part of any IRS Private Letter Ruling, Manchester agrees that, notwithstanding any other provision of this Agreement, as an adjustment to the Repurchase Consideration, Manchester shall reimburse Arsenal for, and shall indemnify each Arsenal Group Member from and against any franchise Taxes imposed upon Newco for calendar years 2011 and 2012 (Post-Closing Franchise Taxes), with such reimbursements payable at the times pursuant to Section 10.10(c). The Parties agree that they will each use commercially reasonable efforts to eliminate or otherwise mitigate the imposition of such Post-Closing Franchise Taxes.

10.8	Contests

(a)	If written notice of any pending or threatened Proceeding, audit, notice or assessment with respect to the IRS Private Letter Ruling or Taxes or Tax Returns of Newco, in each case, (i) for any Taxable period ending on or prior to the Coniston Closing Date or (ii) with respect to any Tax for which Manchester could reasonably be expected to have an indemnification obligation under this Agreement, is received by Arsenal, its Affiliates or Newco (a Tax Claim), Arsenal shall, and shall cause its Affiliates and/or Newco to, notify Manchester promptly in writing of such Tax Claim.

(b)	The failure of a party to notify another pursuant to any provision of this Section 10.8 shall not constitute a waiver of any claim to indemnification under this Agreement except to the extent of any prejudice to the indemnifying party.

(c)	Manchester, at its expense, shall have the right to defend Newco in connection with any such Tax Claim and to control the discussions and other proceedings that may occur in an effort to resolve any such Tax Claim; provided, that Manchester shall have no right to represent Newco’s interests in any Tax Proceeding, audit, notice or assessment unless Manchester has first (i) notified Arsenal in writing of Manchester’s intention to do so and (ii) agreed with Arsenal in writing that as between Manchester and Arsenal, Manchester shall be liable for any Taxes that result from such Tax Claim; provided, further, that Manchester, on a timely basis, shall keep Arsenal reasonably informed of the progress of any such Tax Claim and shall permit Arsenal and its representatives (at Arsenal’s cost and expense) to participate (solely as observers) in the discussions and other proceedings that may occur in an effort to resolve any such Tax Claim and shall not settle or compromise any such Tax Claim (to the extent such settlement or compromise would increase any Tax of Newco or any Arsenal Group Member attributable to a Post-Closing Tax Period) without the consent of Arsenal (such consent not to be unreasonably withheld).

10.9	Further Tax Assurances

(a)	Arsenal shall not make, and shall cause its Affiliates not to make, an election under section 338(g) of the Code with respect to Newco.

(b)	Neither Manchester nor Arsenal shall, and each shall not cause or permit its respective Affiliates or Newco to, formally or informally, amend, re-file or otherwise modify any Tax Return of Newco relating to a Pre-Closing Tax Period, or any Tax period with respect to which Transaction Taxes are or may be payable, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that if as a result of any such amendment, re-filing or modification the statute of limitations for a taxable period would be extended beyond a relevant Fixed Release Date provided for in Section 10.10(a) or (b), then Arsenal shall be entitled to withhold its consent in its discretion unless the Parties delay the Fixed Release Date to a date that is coterminous with the expiration of the extended statute of limitations.

(c)	Without limiting anything to the contrary in this Agreement, after the date hereof, neither Manchester nor Arsenal shall, and each shall not cause or permit its respective Affiliates or Newco to, agree to, or cause, any waiver, extension or suspension of the statute of limitations relating to any Taxes of Newco, or for which Newco could be liable, for any Pre-Closing Tax period, or any Tax period with respect to which Transaction Taxes are or may be payable, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that if as a result of any such waiver, extension or suspension the statute of limitations for a taxable period would be extended beyond a relevant Fixed Release Date provided for in Section 10.10(a) or (b), then Arsenal shall be entitled to withhold its consent in its discretion unless the Parties delay the Fixed Release Date to a date that is coterminous with the expiration of the extended statute of limitations.

(d)	Neither Manchester nor Arsenal shall file any Tax Return, make any Tax refund claim, carryback or carryforward any Tax items, or otherwise take any action that would cause any Tax Return of Newco or any of its Affiliates or any Tax item related thereto (to the extent relating to any Taxable period ending on or prior to the Coniston Closing Date or any Straddle Period, or to any period with respect to which a Transaction Tax may be imposed) to be subject to examination or challenge by any Taxing Authority if there otherwise could be no further challenge by such Taxing Authority in respect thereof, and neither Manchester nor Arsenal shall violate or otherwise take any action inconsistent with any condition or other term of any closing agreement or similar document relating to any such period.

(e)

Except as otherwise required by applicable Law, without the consent of Arsenal, Newco shall not, and shall cause its Subsidiaries not to, claim any federal or state income tax deductions, losses or credits in computing its federal, New York State or other material state taxable income for its 2010 and 2011 taxable years that are materially in excess of or different in type from those set forth on Schedule 10.9. Except as otherwise required by Law, without the consent of Manchester, Newco shall, and shall cause its Subsidiaries to, file its federal, New York State and other material state Tax Returns for any Post-Closing Tax Period in a manner consistent with past practice and Schedule 10.9, to the extent that failure to do so could adversely impact the Tax Returns of Newco and its Subsidiaries filed for any Pre-Closing Tax Periods.

(f)	Each of Manchester and Arsenal shall, and shall cause each of their respective Affiliates and Newco to, promptly deliver to the other Party all IRS Forms and other relevant Tax documents referred to in Section 10.10 that it receives that could reasonably be expected to be relevant to such other Party in connection with any termination or release of, or demand for payment pursuant to, the PLR Bank Guarantee or Historic Bank Guarantee pursuant to Section 10.10.

(g)	With respect to any release of the PLR Bank Guarantee pursuant to Section 10.10(a) or any release of the Historic Bank Guarantee pursuant to Section 10.10(b), which release is predicated on the receipt of Audit Closing Evidence, Manchester shall endeavor in good faith to obtain Audit Closing Evidence consisting of an IRS Form 870-AD or IRS Form 866.

(h)	Provided that Newco has timely filed complete 2010 and 2011 US federal income Tax Returns (in accordance with Section 10.3(d)) and such Tax Returns include disclosure with respect to the potential Transaction Tax intended to meet the requirements of Section 6501(e)(1)(B)(ii) of the Code, Arsenal shall seek, as promptly as reasonably practicable thereafter, to obtain an opinion from KPMG (or other nationally recognized accounting firm selected by Arsenal and reasonably acceptable to Manchester), in form and substance reasonably satisfactory to Arsenal, that the requirements of Section 6501(e)(1)(B)(ii) of the Code have been satisfied.

10.10	Tax Indemnity Credit Support

(a)	Manchester shall, at or prior to the Coniston Closing, obtain a bank guarantee from one of the banks listed on Schedule 10.10(a) (the PLR Bank Guarantor) in favor of Arsenal (substantially in the form attached as Exhibit 11) in an aggregate amount of US$168 million (the PLR Bank Guarantee). Arsenal shall not demand payment under the PLR Bank Guarantee unless and until each of the Transaction Tax Conditions or the Post-Closing Franchise Tax Conditions, as the case may be, shall have been satisfied following receipt by Manchester from Arsenal of a request for payment in accordance with the Transaction Tax Condition or Post-Closing Franchise Tax Condition, as the case may be. The PLR Bank Guarantee shall be fully released and terminated ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) that the earliest of the following has occurred (such notice specifying the event giving rise to such permitted release and termination, including a copy of the applicable IRS form or other relevant documentation in the case of subclause (x)): (w) receipt by Manchester of the Accepted IRS Private Letter Ruling, (x) the closing of the IRS examination of each of Newco’s 2010 and 2011 US federal income tax return (as evidenced by Manchester’s receipt of an IRS Form 870, IRS Form 870-AD for all items and without exceptions, IRS Form 866 or closing agreement or similar written evidence of closing (Audit Closing Evidence)) and (y) March 15, 2017 (each, a condition for the release and termination of the PLR Bank Guarantee); provided, however, that:

(i)

the date in clause (y) shall be March 15, 2014 (in lieu of March 15, 2017), provided (A) Newco timely files complete 2010 and 2011 US federal income Tax Returns (in accordance with Section 10.3(d)), (B) such Tax Returns include disclosure with respect to the potential Transaction Tax sufficient to meet the requirements of Section 6501(e)(1)(B)(ii) of the Code and, not later than ten (10) business days prior to March 15, 2014, Arsenal shall have received, at Arsenal’s expense, an opinion from KPMG (or other nationally recognized accounting firm selected by Arsenal and reasonably acceptable to Manchester), in form and substance reasonably satisfactory to Arsenal, that such requirements have been satisfied and (C) Manchester provides a written representation to Arsenal on March 15, 2014 that neither it nor any of its Affiliates has taken any action prohibited by Section 10.9(b) or Section 10.9(c) that would result in any waiver, extension or suspension of the statute of limitations with respect to the Newco 2010 or 2011 US federal income Tax Return;

(ii)	if a ruling substantially to the effect of Core Ruling (4) is not received as part of any IRS Private Letter Ruling, any release or termination pursuant to this Section 10.10(a) shall not reduce the PLR Bank Guarantee to an amount less than US$3 million prior to April 15, 2011 or less than US$1.5 million prior to April 15, 2012; and

(iii)	any release or termination pursuant to this Section 10.10(a) shall not reduce the PLR Bank Guarantee to an amount less than the sum of (i) any amount with respect to which Arsenal has requested payment from Manchester under the Transaction Tax Conditions (which remains unpaid) and (ii) the amount, set forth in a written notice from Arsenal to Manchester, of Transaction Taxes with respect to which Newco or any Arsenal Group Member has received a written notice of proposed adjustment, a written revenue agent’s report, a written notice of deficiency or other written assertion of a specific adjustment or deficiency (including reasonably estimated penalties and interest); provided, however, that the limitation in this Section 10.10(a)(iii) shall not apply with respect to any release or termination resulting from the receipt by Manchester of the Accepted IRS Private Letter Ruling in accordance with this Section 10.10(a).

The limitations in Section 10.10(a)(ii) and (iii) shall be cumulative. In the event an amount of the PLR Bank Guarantee is not fully released pursuant to Section 10.10(a)(ii), $1.5 million of such unreleased amount shall subsequently be released ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) delivered on or after April 15, 2011, and the remaining $1.5 million of such unreleased amount shall be released ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) delivered on or after April 15, 2012; provided, however, that the aggregate amount otherwise so released shall be reduced by the aggregate amount for which Arsenal has demanded payment pursuant to a Post-Closing Franchise Tax Condition (which remains unpaid). In the event an amount of the PLR Bank Guarantee is not released pursuant to the limitation in clause (ii) of Section 10.10(a)(iii), such unreleased amount shall be fully released and terminated ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) upon the closing of the IRS examination for the taxable year relating to such notice, adjustment or report (as evidenced by Manchester’s receipt of Audit Closing Evidence relating to such year); provided, however, that if Manchester reasonably believes that the unreleased amount of the PLR Bank Guarantee exceeds the amount necessary to fund the potential Tax liability identified in any such notice, adjustment or report (including reasonably estimated penalties and interest) (any such excess, an Excess PLR Unreleased Amount), Manchester shall be entitled to deliver one or more notices to Arsenal of such belief and stating in reasonable detail the reasons for such belief (the Excess PLR Guarantee Notice). Within five (5) business days following delivery of an Excess PLR Guarantee Notice, Arsenal and Manchester shall consult in good faith with each other in an attempt to reach agreement as to whether an Excess PLR Unreleased Amount exists and, if so, the amount thereof. If, within five (5) business days following delivery of the Excess PLR Guarantee Notice, the Parties are unable to agree as to whether an Excess PLR Unreleased Amount exists or, if it is agreed to exist, the amount thereof, Manchester shall have the right (but not the obligation) to cause the Parties to engage in the arbitration procedures set forth in Exhibit 10 to make such determination. Any release of a portion of the PLR Bank Guarantee pursuant to the immediately preceding proviso shall occur ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the PLR Bank Guarantor) after any such agreement by the Parties or any such determination made through the arbitration procedures.

(b)	Manchester shall, at or prior to the Coniston Closing, obtain a bank guarantee from one of the banks listed on Schedule 10.10(a) (the Historic Bank Guarantor) in favor of Arsenal (substantially in the form attached as Exhibit 11) in an aggregate amount of US$45 million (the Historic Bank Guarantee). Arsenal shall not demand payment under the Historic Bank Guarantee unless and until each of the Historic Tax Conditions shall have been satisfied and Manchester shall have received a written notice from Arsenal that each such Historic Tax Condition has been satisfied. The Historic Bank Guarantee shall be reduced by the following amounts (paragraphs (i) through (iv), each, a Tranche):

(i)	US$27 million (or Tranche Amount, if different) ten (10) business days after the receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) that the earlier of the following has occurred (such notice specifying the event giving rise to such permitted reduction, including a copy of the applicable IRS form or other relevant documentation in the case of subclause (x)): (x) the closing of the IRS examination of all of Newco’s 2007 to 2009 US federal income Tax Returns (as evidenced by the receipt of Audit Closing Evidence for each such year) and (y) March 15, 2014;

(ii)	US$6.75 million (or Tranche Amount, if different) ten (10) business days after the receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) that the earlier of the following has occurred (such notice specifying the event giving rise to such permitted reduction, including a copy of the applicable IRS form or other relevant documentation in the case of subclause (x)): (x) the closing of the IRS examination of Newco’s 2010 US federal income Tax Return (as evidenced by the receipt of Audit Closing Evidence for such year) and (y) March 15, 2017;

(iii)	US$5.40 million (or Tranche Amount, if different) ten (10) business days after the receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) that the earliest of the following has occurred (such notice specifying the event giving rise to such permitted reduction, including a copy of the applicable IRS form or other relevant documentation in the case of subclause (x) or (y)): (x) the filing by Newco of amended 2009 New York State Tax Returns reflecting and in accordance with the closing of the IRS examination of the corresponding Newco 2009 US federal income Tax Return and payment of any and all New York State Taxes shown as owing thereon (y) the closing of such IRS examination without the need to file such amended 2009 New York State Tax Return reflecting such closing (in the case of subclause (x) or (y) as evidenced by the receipt of Audit Closing Evidence with respect to such federal income Tax Return for such year) and (z) March 15, 2014; and

(iv)	US$5.85 million (or Tranche Amount, if different) ten (10) business days after the receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) that the earlier of the following has occurred: (x) the closing of the examination by the relevant Taxing Authority of all of Newco’s New York State Tax Returns for taxable years ended May 31, 2007 to May 31, 2009 and North Carolina State Tax Returns for taxable years ended May 31, 2007 to May 31, 2009 (as evidenced by the receipt of a North Carolina Department of Revenue Notice of Tax Assessment, executed NY State Department of Taxation and Finance Form DO-356, or closing agreement or similar written evidence of closing) and (y) December 31, 2014;

provided, however, that with respect to any Tranche, any release or termination pursuant to this Section 10.10(b) with respect to such Tranche shall not reduce the Tranche Amount for such Tranche to an amount less than the sum of (1) any amount with respect to which Arsenal has requested payment from Manchester under the Historic Tax Conditions (which remains unpaid) and (2) the amount, set forth in a written notice from Arsenal to Manchester, of Taxes (other than Transaction Taxes) with respect to which Newco or any Arsenal Group Member has received a written notice of proposed adjustment, a written revenue agent’s report, a written notice of deficiency or other written assertion of a specific adjustment or deficiency (including reasonably estimated interest and penalties).

In the event an amount of the Historic Bank Guarantee is not fully reduced by a Tranche Amount pursuant to the limitation in clause (2) of the proviso of the preceding paragraph, such unreduced amount of the Historic Bank Guarantee shall be fully released and terminated upon the closing of the IRS or relevant Taxing Authority examination for the taxable year relating to such notice, adjustment or report (as evidenced by Manchester’s receipt of Audit Closing Evidence (or similar forms or evidence under relevant state or local Tax Law) relating to such year); provided, however, that if Manchester reasonably believes that the unreleased amount of the Historic Tax Bank Guarantee exceeds the amount necessary to fund the potential Tax liability identified in any such notice, adjustment or report (including reasonably estimated interest and penalties) (any such excess, an Excess Historic Unreleased Amount), Manchester shall be entitled to deliver one or more notices to Arsenal of such belief and stating in reasonable detail the reasons for such belief (the Excess Historic Guarantee Notice). Within five (5) business days following delivery of an Excess Historic Guarantee Notice, Arsenal and Manchester shall consult in good faith with each other in an attempt to reach agreement as to whether an Excess Historic Unreleased Amount exists and, if so, the amount thereof. If, within five (5) business days following delivery of the Excess Historic Guarantee Notice, the Parties are unable to agree as to whether an Excess Historic Unreleased Amount exists or, if it is agreed to exist, the amount thereof, Manchester shall have the right (but not the obligation) to cause the Parties to engage in the arbitration procedures set forth in Exhibit 10 to make such determination. Any release of a portion of the Historic Bank Guarantee pursuant to the immediately preceding proviso shall occur ten (10) business days after receipt by Arsenal of a written notice from Manchester (which notice shall be sent concurrently by Manchester by facsimile to the Historic Bank Guarantor) after any such agreement by the Parties or any such determination made through the arbitration procedures.

If, at any time from and after July 1, 2011, Manchester reasonably believes that an Excess exists with respect to any of the Tranche described in clause (i), the Tranche described in clause (ii) or the Tranche described in clause (iii), Manchester shall be permitted to provide one or more written notices to Arsenal of such belief and stating in reasonable detail the reasons for such belief (the Reduction Notice). Within five (5) business days following delivery of a Reduction Notice, Arsenal and Manchester shall consult in good faith with each other in an attempt to reach agreement as to whether such an Excess exists and, if so, the amount of such Excess. If, within five (5) business days following delivery of the Reduction Notice, the Parties are unable to agree as to whether an Excess exists or, if it is agreed to exist, the amount of such Excess, Manchester shall have the right (but not the obligation) to cause the Parties to engage in the arbitration procedures set forth in Exhibit 10 to make such determination.

Tranche Amount shall mean, for each Tranche, (i) the dollar amount indicated for such Tranche, (ii) plus or minus the Excess Deduction Amount for such Tranche, (iii) minus any Excess and (iv) minus the amount of the Historic Bank Guarantee released according to the terms of such Tranche.

Excess with respect to a Tranche shall mean the amount (determined by the Parties or pursuant to the arbitration proceedings set forth in Exhibit 10, if so elected) by which the Tranche Amount for such Tranche exceeds the amount necessary to fund anticipated Tax liabilities with respect to the Tax Returns related to such Tranche.

The Historic Bank Guarantee shall be reduced by the aggregate Excess for each Tranche.

Excess Deduction Amount shall mean, based on the Tax Returns filed by Newco, the amount of decrease in actual cash Tax payable by Newco with respect to its 2010 or 2011 taxable year directly as a result of the additional claimed deduction for the 2010 or 2011 taxable year in excess of the deductions for such year set forth on Schedule 10.9, but in no event in excess of $5 million. The Tranche Amount for the Tranche described in clause (i) shall be decreased, and the Tranche Amount for the Tranche described in clause (ii) shall be increased, by the Excess Deduction Amount.

(c)	Transaction Tax Conditions shall mean (i) there has been an assessment of such Tax pursuant to section 6201 of the Code, an IRS Form 870, an IRS Form 870-AD for all items and without exceptions, closing agreement or similar written evidence of closing, a reduction in an otherwise allowable refund (to the extent such refund is not otherwise for the account of Manchester) or a “determination” under section 1313(a) of the Code, in each case with respect to a Transaction Tax imposed on Newco or any other Arsenal Group Member, or for which Newco or any other Arsenal Group Member is liable, under applicable Law and (ii) Manchester has failed to make payment of such Tax to or on behalf of Newco or such other Arsenal Group Member within seven (7) business days after a request by Arsenal therefor (which request shall be sent concurrently by Arsenal by facsimile to the PLR Bank Guarantor). Historic Tax Conditions shall mean (i) there has been an assessment of such Tax pursuant to section 6201 of the Code, an IRS Form 870, an IRS Form 870-AD for all items and without exceptions, closing agreement or similar written evidence of closing, a reduction in an otherwise allowable refund (to the extent such refund is not otherwise for the account of Manchester) or a “determination” under section 1313(a) of the Code (or similar provision or form of relevant state or local Tax Law, including a North Carolina Department of Revenue Notice of Tax Assessment or executed NY State Department of Taxation and Finance Form DO-356), in each case with respect to a Tax described in Section 10.1(a) (other than a Transaction Tax) imposed on Newco or any other Arsenal Group Member, or for which Newco or any other Arsenal Group Member is liable, under applicable Law and (ii) Manchester has failed to make payment of such Tax to or on behalf of Newco or such other Arsenal Group Member within seven (7) business days after a request by Arsenal therefor (which request shall be sent concurrently by Arsenal by facsimile to the Historic Bank Guarantor). Post-Closing Franchise Tax Conditions shall mean (i) Manchester has failed to make a payment of Post-Closing Franchise Taxes to Arsenal within seven (7) business days after a written demand by Arsenal therefor delivered not earlier than ten (10) business days prior to the due date therefor (which request shall be sent concurrently by Arsenal by facsimile to the PLR Bank Guarantor).

10.11	Expenses

Except as otherwise provided in Exhibit 10, in connection with any Proceeding between the Parties arising out of or relating to this Section 10, the prevailing Party in such Proceeding will be entitled to recover from the other Party all out-of-pocket Losses incurred in connection with such Proceeding, in addition to any other relief to which it may be entitled.

10.12	Predecessors and Successors

Except to the extent the context clearly requires otherwise, all references to Newco in this Section 10 and defined terms used in this Section 10 or otherwise relevant for purposes of this Section 10 shall include all of its predecessors and successors.

10.13	Survival

Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Parties set forth in this Section 10 shall survive until ninety (90) days after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings). Further, to the extent the survival provisions of this Section 10 and Section 9 conflict, the survival provisions of this Section 10 shall control.

11.	MISCELLANEOUS

11.1	Notices

All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by fax or sent by international overnight courier service and shall be deemed given when so delivered by hand or fax (if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt; otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt), or one (1) business day after mailing in the case of international overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

if to Manchester, to:

Misys plc
One Kingdom Street
Paddington
London W2 6BL, UK
Telephone:	+44 (0)20 3320 5000
Fax:	+44 (0)20 3320 1771
Attention:	General Counsel

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Telephone:	+1 212 610 6471
Fax:	+1 212 610 6399
Attention:	A. Peter Harwich

if to Arsenal, to:

Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Telephone:	+1 800 654 0889
Fax:	+1 312 506 1208
Attention:	General Counsel

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Telephone:	+1 312 853 7000
Fax:	+1 312 853 7036
Attention:	Frederick C. Lowinger; Gary D. Gerstman

and

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Telephone:	+1 312 558 5600
Fax:	+1 312 558 5700
Attention:	Robert F. Wall

if to Emerald, to:

Eclipsys Corporation
Three Ravinia Drive
Atlanta, GA 30348
Telephone:	+1 404 847 5000
Fax:	+1 404 847 5777
Attention:	General Counsel
Chief Financial Officer

with a copy to:

King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, GA 30309
Telephone:	+1 404 572 4600
Fax:	+1 404 572 5133
Attention:	John D. Capers, Jr.; C. William Baxley

11.2	Amendments and Waivers

(a)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party and Emerald (in the case of the provisions with respect to which Emerald is a third party beneficiary), or in the case of a waiver, by the Party against whom the waiver is to be effective and, in the case of a waiver or amendment by Arsenal prior to the Coniston Closing, approved by the Audit Committee of the Arsenal Board of Directors.

(b)	Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition or a waiver of any other term or condition, of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Other than as expressly set forth herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.3	Expenses

Other than as set forth in this Agreement or in any Transaction Document, all costs and expenses (including fees and disbursements of counsel, accountants and other advisors) incurred in connection with the preparation, negotiation, execution, delivery or performance of this Agreement and the completion of the Coniston Transaction, the Emerald Transaction and the Contingent Repurchase shall be paid by the Party incurring such cost or expense.

11.4	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party, which consent, in the case of Arsenal prior to the Coniston Closing, shall be approved by the Audit Committee of the Arsenal Board of Directors. Any attempted assignment in violation of this Section 11.4 shall be void. If Manchester effects any voluntary liquidation of all or substantially all of its assets in one or a series of transactions (or any other transaction with a similar effect) at a time when Manchester is Solvent, Manchester shall ensure adequate protection for its indemnification obligations set forth in this Agreement. If Manchester effects any liquidation of all or substantially all of its assets in one or a series of transactions (or any other transaction with a similar effect) involuntarily or at a time when Manchester is not Solvent, Manchester shall use its commercially reasonable efforts to ensure adequate protection for its indemnification obligations set forth in this Agreement.

11.5	Governing Law

This Agreement (and any claims or disputes arising out of or related to this Agreement or the transactions contemplated hereby or to the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction. Each Party irrevocably and unconditionally waives any objection to the application of the Laws of the State of Delaware to any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the Laws of the State of Delaware.

11.6	Enforcement; Consent to Jurisdiction

(a)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief.

(b)	Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court is unavailable, any state or federal courts located in Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each Party hereby agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware). Each Party hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)	Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(d)	Notwithstanding any other provision of this Agreement or any Transaction Document to the contrary, in the event that, prior to the Coniston Closing or, if the Coniston Closing does not occur, at any time after the date hereof (i) there is any action or determination to be made by Arsenal hereunder that would require approval of the Arsenal Board of Directors or any committee thereof, (ii) there is any action, suit, proceeding, litigation or arbitration between Arsenal and Manchester or (iii) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Agreement or any Transaction Document) by Arsenal against Manchester, or by Manchester against Arsenal, all actions or determinations of Arsenal prior to the Coniston Closing or, if the Coniston Closing does not occur, at any time after the date hereof or any determinations of Arsenal relating to any such action, suit, proceeding, litigation, arbitration, claim or demand (including all determinations by Arsenal whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by Arsenal relating to the prosecution or defense thereof), shall be made and approved by the Audit Committee of the Arsenal Board of Directors.

11.7	WAIVER OF JURY TRIAL

EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.7.

11.8	Counterparts; Third-Party Beneficiaries

This Agreement may be signed in any number of counterparts (including by fax or other electronic signature), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Party. Prior to the Emerald Closing, Emerald shall be, subject to compliance by Emerald with Section 11 of this Agreement, a third party beneficiary of Sections 1, 2, 4, 6.3, 6.4, 6.7, 6.8, 6.13, 8.1(a)(vi), 10.2, the first sentence of 10.10(a), the first sentence of 10.10(b), 11 and, only as such provisions relate to actions to be taken prior to the

Coniston Closing, 10.3, 10.9(b), 10.9(c) and 10.9(d) of this Agreement; provided, that any claim brought by or on behalf of Emerald against Manchester or Arsenal prior to the Emerald Closing shall be subject to the limitations on liability described in the final sentence of Section 9.1(c), Section 9.4 and the final sentence of Section 9.6 and, provided, further, that notwithstanding anything herein to the contrary, if the Termination Fee (as defined in the Emerald Definitive Agreement) is paid in full and accepted by Emerald in accordance with Section 5.5(g) of the Emerald Definitive Agreement, such payment shall be the sole and exclusive remedy (other than the right to seek specific performance or injunctive relief pursuant to Section 11.6(a)) of Emerald and its Affiliates under this Agreement or any Transaction Document (or with respect to any claims or disputes arising out of or related to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or to the inducement of any party (including Emerald) to enter into this Agreement or any Transaction Document, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), and Emerald and its Affiliates shall be precluded from any other remedy (or seeking any other remedy) against Arsenal, Manchester and their respective Affiliates for monetary damages under this Agreement or any Transaction Document (or with respect to any claims or disputes arising out of or related to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or to the inducement of any party (including Emerald) to enter into this Agreement or any Transaction Document, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise). Except as provided in the immediately foregoing sentence, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing express or implied in this Agreement is intended or shall be construed to confer upon any Person other than the Parties any legal or equitable rights or remedies under this Agreement.

11.9	Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or the remaining portion thereof) or the application of such provision to any other Person or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are completed as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the Parties intend and agree that all provisions regarding consideration to be paid hereunder (including Sections 2.1 and 3.1) are an integral part of this Agreement without which there would be no agreement and are not severable herefrom.

11.10	Entire Agreement

This Agreement and the Transaction Documents constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and the Transaction Documents and supersede all prior agreements and understandings, both oral and written, between Manchester and Arsenal with respect to the subject matter of this Agreement and the Transaction Documents, including the Proposed Deal Structure dated February 5, 2010. The Exhibits and Schedules are an integral part of this Agreement and are incorporated by reference into this Agreement for all purposes.

11.11	Construction

Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) and (vi) the terms “year” and “years” mean and refer to calendar year(s).

11.12	Headings and Captions; Exhibits and Schedules

The headings and captions in this Agreement and in the table of contents are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. All Annexes, Exhibits and Schedules to this Agreement are integral parts of this Agreement and are incorporated in and made a part of this Agreement as if set forth in full. Certain terms used in this Agreement shall have the meanings ascribed to such terms in Annex 1 hereto. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meanings as defined in this Agreement. All references to Sections or Exhibits contained in this Agreement shall be to Sections or Exhibits of or to this Agreement unless otherwise stated.

[SIGNATURE PAGE FOLLOWS]

SIGNATORIES

IN WITNESS WHEREOF, Manchester and Arsenal have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

MISYS PLC

By:	/s/ J. Michael Lawrie
Name:	J. Michael Lawrie
Title:

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee A. Shapiro
Name:	Lee A. Shapiro
Title:	President

ECLIPSYS CORPORATION, solely in its capacity as a third party beneficiary in accordance with Section 11.8 hereof

By:	/s/ Philip M. Pead
Name:	Philip M. Pead
Title:	President and CEO

ANNEX 1

CERTAIN DEFINITIONS

Acceptable Underwriting Agreement shall have the meaning ascribed to such term in Section 2.2(i) hereof.

Accepted IRS Private Letter Ruling shall have the meaning ascribed to such term in Section 10.2(n) hereof.

ACTS shall mean ACT Sigmex Limited, a limited company formed under the Laws of England and Wales and a Subsidiary of Manchester.

Additional Written Consent shall have the meaning ascribed to such term in Section 1.1(a) hereof.

Affiliate shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person. For purposes of this Agreement, Manchester and its Subsidiaries, on the one hand, and Arsenal and its Subsidiaries, on the other hand, shall not be deemed Affiliates of each other.

Agreement shall have the meaning ascribed to such term in the Introduction hereof.

Alternative Core Rulings shall mean those rulings identified as such in Schedule 10.2.

Amended and Restated Relationship Agreement shall mean the Amended and Restated Relationship Agreement to be entered into between the Parties on the Coniston Closing Date substantially in the form attached as Exhibit 12.

Arbitration Notice shall have the meaning ascribed to such term in Exhibit 10.

Arsenal shall mean Arsenal Inc., a Delaware corporation.

Arsenal Arbitration Candidates shall have the meaning ascribed to such term in Exhibit 10.

Arsenal Constitutional Documents shall mean the Third Amended and Restated Certificate of Incorporation and By-laws of Arsenal.

Arsenal Exchange shall have the meaning ascribed to such term in the Recitals hereof.

Arsenal Group Member shall mean (i) Arsenal and its Affiliates, (ii) the directors and officers of each of Arsenal and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

Arsenal Material Adverse Effect shall mean any event, occurrence, fact, condition, effect, change or development (any one or more of which is referred to in this definition as a “Circumstance” and collectively as “Circumstances”) that, individually or when taken together with all other Circumstances, is, or is reasonably expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of Arsenal and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute, or be taken into account in determining whether there has been, an Arsenal Material Adverse Effect: (i) any Circumstances affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent Arsenal is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which Arsenal operates; (ii) any Circumstances generally affecting the industries in which Arsenal or its Subsidiaries operate, except to the extent Arsenal is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which Arsenal operates; (iii) any Circumstances resulting from or arising out of the announcement of this Agreement, the Emerald Definitive Agreement or the transactions contemplated hereby or thereby (including any shareholder or derivative litigation arising from or relating to this Agreement, the Emerald Definitive Agreement or the transactions contemplated hereby or thereby) or the performance of this Agreement or the Emerald Definitive Agreement; (iv) any Circumstances relating to the loss in whole or in part of any business relationship with any customer or client of Arsenal or any of its Subsidiaries set forth in Section 9.1 of the Parent Disclosure Letter (as defined in the Emerald Definitive Agreement), other than as a result of the valid termination by a customer or client of any written Contract (as defined in the Emerald Definitive Agreement) due to the breach by Arsenal or any of its Subsidiaries of its obligations under any written Contract to license material Parent Owned Intellectual Property Rights (as defined in the Emerald Definitive Agreement) or perform material services related to such licenses required to be licensed or performed, respectively, under such written Contract; (v) any failure by Arsenal to meet any analysts’ revenue or earnings projections or Arsenal guidance, in and of themselves, or any failure by Arsenal to meet any of Arsenal’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the Arsenal Shares, in and of themselves (it being understood that any Circumstance giving rise to any such failure or decline, other than a Circumstance set forth in clauses (i) through (iv) above or clauses (vi) through (ix) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, an Arsenal Material Adverse Effect); (vi) any effect resulting from changes in Laws or accounting principles, in each case, after the date of this Agreement; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; (viii) any Circumstance arising or resulting from any material breach of the Emerald Definitive Agreement by Emerald or its Affiliates; or (ix) any increase in the cost of or decrease in the availability of financing to Arsenal or Merger Sub with respect to the Coniston Transaction.

Arsenal Right of First Refusal shall have the meaning ascribed to such term in Section 2.2(b) hereof.

Arsenal Shares shall mean the issued and outstanding shares of common stock of Arsenal, par value $0.01 per share.

Arsenal Stockholder Approval shall mean the approval of the Emerald Transaction by the affirmative vote of the holders of a majority in voting power of Arsenal Shares present in person or represented by proxy at a meeting held for such purpose.

Arsenal Written Consent shall have the meaning ascribed to such term in Section 1.1(a) hereof.

Audit Closing Evidence shall have the meaning ascribed to such term in Section 10.10(a) hereof.

business day shall mean any day except Saturday, Sunday or any day on which banks or stock exchanges are generally not open for business in the City of New York, New York or the City of London, England.

Circular shall have the meaning ascribed to such term in Section 6.3 hereof.

Claimed Defect shall have the meaning ascribed to such term in Section 10.2(h) hereof.

Claim Notice shall have the meaning ascribed to such term in Section 9.5 hereof.

Code shall mean the United States Internal Revenue Code of 1986, as amended.

Commitment Letter shall have the meaning ascribed to such term in Section 5.6(a) hereof.

Company Group shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, any time on or before the Coniston Closing Date, includes or has included Newco or any predecessor of or successor to Newco (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Coniston Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with Newco or any predecessor of or successor to Newco (or another such predecessor or successor), but in no event shall include any such group that also includes Arsenal.

Coniston Closing shall have the meaning ascribed to such term in Section 2.3 hereof.

Coniston Closing Date shall have the meaning ascribed to such term in Section 2.3 hereof.

Coniston Condition shall mean the condition set forth in Section 6.1(f) of the Emerald Definitive Agreement.

Coniston Transaction shall have the meaning ascribed to such term in the Recitals hereof.

Contingent Repurchase shall have the meaning ascribed to such term in Section 3.1 hereof.

Contingent Repurchase Closing shall have the meaning ascribed to such term in Section 3.2 hereof.

Contingent Repurchase Closing Date shall have the meaning ascribed to such term in Section 3.2 hereof.

Contingent Repurchase Consideration shall mean $101,600,000.

Contingent Repurchase Election Notice shall have the meaning ascribed to such term in Section 3.1 hereof.

Contingent Repurchase Shares shall mean the number of Arsenal Shares held by Manchester or its Affiliates that can be purchased for the Contingent Repurchase Consideration at a price per Arsenal Share equal to $19.12.

Contract shall mean any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law.

Control (including, with its correlative meanings, Controlled by and under common Control with) shall mean, with respect to any Person, any of the following: (a) ownership, directly or indirectly, by such Person of equity securities entitling it to exercise in the aggregate more than fifty percent (50%) of the voting power of the entity in question or (b) the possession by such Person of the power, directly or indirectly, to elect a majority of the board of directors (or equivalent governing body) of the entity in question.

Core Rulings shall mean those rulings identified as such in Schedule 10.2.

Dismissed Objection Notice shall have the meaning ascribed to such term in Section 10.2(k) hereof.

DGP shall mean Misys US DGP, a Delaware general partnership and a Subsidiary of Manchester.

Emerald shall mean Emerald Corporation, a Delaware corporation.

Emerald Closing shall have the meaning ascribed to such term in the Recitals hereof.

Emerald Definitive Agreement shall mean the Agreement and Plan of Merger to be dated as of the date hereof between Arsenal, Merger Sub and Emerald a final form of which is attached as Exhibit 4.

Emerald Stockholder Approval shall mean the approval of the Emerald Transaction by the affirmative vote of a majority of outstanding shares of Emerald common stock entitled to vote thereon.

Emerald Transaction shall have the meaning ascribed to such term in the Recitals hereof.

Excess shall have the meaning ascribed to such term in Section 10.10(b) hereof.

Excess Deduction Amount shall have the meaning ascribed to such term in Section 10.10(b) hereof.

Excess Historic Guarantee Notice shall have the meaning ascribed to such term in Section 10.10(b) hereof.

Excess Historic Unreleased Amount shall have the meaning ascribed to such term in Section 10.10(b) hereof.

Excess PLR Guarantee Notice shall have the meaning ascribed to such term in Section 10.10(a) hereof.

Excess PLR Unreleased Amount shall have the meaning ascribed to such term in Section 10.10(a) hereof.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Shares shall have the meaning ascribed to such term in the Recitals hereof.

Exchange Sub shall have the meaning ascribed to such term in Section 1.1(c) hereof.

Family Member shall mean, with respect to any Person, a spouse, parent, child or sibling of such Person.

Financing shall have the meaning ascribed to such term in Section 5.6(a) hereof.

Financing Source shall have the meaning ascribed to such term in Section 5.6(a) hereof.

Fixed Release Date shall mean, with respect to the relevant provision of Section 10.10, the fixed date set forth in subclause (y) of Section 10.10(a) (or the date set forth in Section 10.10(a)(i) in lieu thereof) and each of the fixed dates set forth in the last subclause of each of Sections 10.10(b)(i) through (iv), as may be modified pursuant to this Agreement.

Floor Price shall have the meaning ascribed to such term in Section 2.2(a) hereof.

Governmental Authority shall mean any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

Governmental Authorization shall mean any permit, consent, approval, authorization, waiver, grant, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority.

Greenshoe shall have the meaning ascribed to such term in Section 2.2(a) hereof.

Greenshoe Closing shall have the meaning ascribed to such term in Section 2.2(m) hereof.

Historic Bank Guarantee shall have the meaning ascribed to such term in Section 10.10(b) hereof.

Historic Bank Guarantor shall have the meaning ascribed to such term in Section 10.10(b) hereof.

Historic Tax Conditions shall have the meaning ascribed to such term in Section 10.10(c) hereof.

HP Mercury Licence shall mean the suite of licence agreements entered into between Manchester International Banking Systems Inc. and Hewlett Packard, further details of which are contained in Schedule B to the Transitional Services Agreement.

HSR Act shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnified Party shall have the meaning ascribed to such term in Section 9.5(a) hereof.

Indemnitor shall have the meaning ascribed to such term in Section 9.5(a) hereof.

Independent Arbitrator shall mean an individual who (i) is or was a partner specializing in private letter ruling submissions to the IRS and is or was experienced in advising clients with respect to tax aspects of complex corporate transactions, in each case at a nationally recognized accounting firm, (ii) is not, and has not been, a director, executive officer or employee of Arsenal, Manchester or Emerald, (iii) is not an individual having a relationship which, in the reasonable judgment of each of the Parties, would interfere with the exercise of independent judgment in carrying out the responsibilities of an independent arbitrator, (iv) has not accepted, and does not have a Family Member who has accepted, any compensation from Arsenal, Manchester or Emerald within three years preceding the date of this Agreement, (v) is not a Family Member of an individual who is, or at any time during the three years preceding the date of this Agreement was, employed by Arsenal, Manchester or Emerald, (vi) is not, or does not have a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Arsenal, Manchester or Emerald has made, or from which Arsenal, Emerald or Manchester has received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is less, (vii) is not, or does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Arsenal, Manchester or Emerald serve on the compensation committee of such other entity or (viii) is not employed by the outside auditor of any of Arsenal, Emerald or Manchester, or is not or does not have a Family Member who is a current partner of the outside auditor of any of Arsenal, Emerald or Manchester, or was not a partner or employee of any such outside auditor who worked on the audit of Arsenal, Emerald or Manchester at any time during any of the past three years.

India Lease shall mean the lease agreement with respect to the building known as the Maruthi Infotech Center in Bangalore, India entered into between Manchester Software Solutions (India) Private Limited and G. Jayaram Reddy, dated February 12, 2010.

India Migration Plan shall have the meaning ascribed to such term in Section 6.13(a) hereof.

IRS shall mean the United States Internal Revenue Service.

IRS Private Letter Ruling shall mean a letter ruling from the IRS addressed to Newco (or DGP, its predecessor) and/or Arsenal issued pursuant to the IRS Private Letter Ruling Request.

IRS Private Letter Ruling Request shall mean the formal written submission delivered to the IRS requesting the IRS Private Letter Ruling pursuant to Section 10.2.

Kapiti shall mean Kapiti Limited, a limited company formed under the Laws of England and Wales and a Subsidiary of Manchester.

Knowledge shall mean, with respect to Arsenal, the actual knowledge of Glen Tullman, Lee Shapiro, Bill Davis, Brian Vandenberg or Lisa Garrett and, with respect to Manchester, the actual knowledge of Stephen Wilson, Mike Lawrie, Tom Kilroy or Tim Homer.

Launch Date shall have the meaning ascribed to such term in Section 2.2(c) hereof.

Launch Demand shall have the meaning ascribed to such term in Section 2.2(e) hereof.

Launch Notice shall have the meaning ascribed to such term in Section 2.2(c) hereof.

Law shall mean all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards, decrees and Governmental Authorizations of any Governmental Authority.

Lead Underwriters shall have the meaning ascribed to such term in Section 2.2(c) hereof.

Lien shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, title defect, easement, tenancy, right-of-way, license, use restriction, claim, hypothecation, assignment, preemptive right, option, right of first refusal, right of first offer, right of consent, restrictive covenant or other right, title or interest of any third party, in any such case relating to such property or asset.

Losses shall mean any and all claims, losses, liabilities, damages (including fines, penalties, and criminal or civil judgments and settlements), costs (including court costs and environmental and other investigation and removal costs) and expenses (including reasonable attorneys’, environmental consultants’ and accountants’ fees).

Manchester shall mean Misys plc, a public limited company formed under the Laws of England and Wales.

Manchester Arbitration Candidates shall have the meaning ascribed to such term in Exhibit 10.

Manchester Bank Account shall mean:

Bank Name:	National Westminster Bank PLC
Branch:	City of London
SWIFT:	NWBKGB2L
Account Name:	Misys plc – Treasury Account
Account Number:	42060915
Currency:	USD
Correspondent Bank:	JP Morgan Chase Bank, New York (ABA Routing No. 021000021)
SWIFT: CHASUS33

Manchester Greenshoe Limit shall have the meaning ascribed to such term in Section 2.2(b) hereof.

Manchester Group Member shall mean (i) Manchester and its Affiliates, (ii) the directors and officers of each of Manchester and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

Manchester India Employees shall mean those employees of Manchester (or its Affiliates) located in Bangalore, India who have been assigned to work exclusively on Arsenal software development matters and who are to be identified in further detail within the India Migration Plan.

Manchester Shareholder Approval shall have the meaning ascribed to such term in Section 6.3 hereof.

Manchester Shareholders Meeting shall have the meaning ascribed to such term in Section 6.3 hereof.

Market Disruption shall mean any period in which (i) trading generally, or trading in Arsenal Shares, shall have been suspended or materially limited on, or by, as the case may be, the Nasdaq National Market or the New York Stock Exchange, (ii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iii) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis, which, in the case of any of clauses (ii), (iii) or (iv) above makes it impracticable, in the reasonable good faith judgment of the board of directors of Manchester after receipt of advice from the Lead Underwriters, for the Minimum Secondary Offering Shares to be sold to the public by the Underwriters at a price of not less than the Floor Price.

Market Holiday shall mean August 16, 2010 through September 6, 2010 inclusive.

Merger Sub shall have the meaning ascribed to such term in the Emerald Definitive Agreement.

Minimum Secondary Offering Shares shall have the meaning ascribed to such term in Section 2.2(a) hereof.

MPL shall mean Misys Patriot Limited, a limited company formed under the Laws of England and Wales and a Subsidiary of Manchester.

MPUSH shall mean Misys Patriot US Holdings LLC, a Delaware limited liability company and a Subsidiary of Manchester.

Newco shall mean [US Newco], a Delaware corporation and a Subsidiary of Manchester.

Newco Shares shall have the meaning ascribed to such term in the Recitals hereof.

Non-Core Rulings shall mean those rulings identified as such in Schedule 10.2.

Objection Notice shall have the meaning ascribed to such term in Section 10.2(e) hereof.

Offering Conditions shall have the meaning ascribed to such term in Section 2.2(j) hereof.

Order shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.

Outside Date shall have the meaning ascribed to such term in Section 8.1(a)(ii) hereof.

Parties shall mean Manchester and Arsenal, with each being a Party.

Person shall mean any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature organized under any applicable Law, an unincorporated organization or any Governmental Authority.

PLR Bank Guarantee shall have the meaning ascribed to such term in Section 10.10(a) hereof.

PLR Bank Guarantor shall have the meaning ascribed to such term in Section 10.10(a) hereof.

Post-Closing Franchise Taxes shall have the meaning ascribed to such term in Section 10.7 hereof.

Post-Closing Franchise Tax Conditions shall have the meaning ascribed to such term in Section 10.10(c) hereof.

Post-Closing Tax Period shall mean any Tax period beginning after the Coniston Closing Date or, with respect to a Tax period that begins before the Coniston Closing Date and ends thereafter, the portion of such Tax period beginning immediately after the Coniston Closing Date.

Pre-Closing Tax Period shall mean any Tax period ending at or before the Coniston Closing Date or, with respect to a Tax period that begins before the Coniston Closing Date and ends thereafter, the portion of such Tax period that ends as of the Coniston Closing Date.

Proceeding shall mean any action, litigation, suit, proceeding or formal investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

Reduction Notice shall have the meaning ascribed to such term in Section 10.10(b) hereof.

Registration Rights Agreement shall mean the Registration Rights Agreement entered into between the Parties concurrently with this Agreement in the form attached as Exhibit 13.

Rejection Notice shall have the meaning ascribed to such term in Section 10.2(j) hereof.

Relationship Agreement shall mean the Relationship Agreement between the Parties dated as of March 17, 2008, as amended by the First Amendment to the Relationship Agreement, dated as of August 14, 2008, and the Second Amendment to the Relationship Agreement, dated as of January 5, 2009.

Relevant Provisions shall have the meaning ascribed to such term in Section 2.2(j) hereof.

Repurchase Consideration shall have the meaning ascribed to such term in Section 2.1 hereof.

Repurchase Shares shall have the meaning ascribed to such term in Section 2.1 hereof.

Restructuring Slides shall mean the document attached as Schedule 10.1.

SEC shall mean the U.S. Securities and Exchange Commission.

Secondary Offering shall have the meaning ascribed to such term in Section 2.2(a) hereof.

Secondary Offering Proceeds shall mean the aggregate proceeds of the Secondary Offering (including the Greenshoe) after the underwriting discount.

Secondary Offering Registration Statement shall have the meaning ascribed to such term in Section 2.2(j) hereof.

Secondary Offering Shares shall have the meaning ascribed to such term in the Recitals hereof.

Securities Act shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Solvent when used with respect to any Person shall mean that, as of any date of determination, (i) the assets of such Person at a “fair valuation” will as of such date, exceed the amount of all of its “liabilities of such Person, contingent or otherwise”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (ii) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than “the amount that will be required to pay the probable liability of such Person on its existing debts as such debts become absolute and matured”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (iii) the remaining assets of such Person as of such date, will not be “unreasonably small” nor constitute an “unreasonably small capital” in relation to the business or transaction(s) in which it is engaged or is about to engage, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; and (iv) such Person will be able to pay its debts as they become due. For purposes of this definition, (a) “debt” means liability on a “claim” and (b) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Solvency Letter shall mean a letter delivered by a nationally recognized valuation firm mutually acceptable to Arsenal and Manchester, in a form reasonably acceptable to Arsenal and Manchester and addressed to the Board of Directors of Arsenal and, if requested by Arsenal, the Financing Source providing the Financing, indicating that, immediately after the Coniston Closing and after giving effect to the transactions contemplated hereby, including the Financing and any alternative financing permitted by this Agreement and the payment of the Repurchase Consideration and all related fees and expenses, Arsenal will be Solvent.

Special Offering Conditions shall have the meaning ascribed to such term in Section 2.2(e) hereof.

Straddle Period shall mean any taxable year or period beginning on or before and ending after the Coniston Closing Date.

Subsidiary shall mean, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, is Controlled by such first Person.

Takeover Laws shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.

Tax or Taxes shall mean (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of any obligation under any Tax sharing arrangement, tax indemnification obligation or as transferee or successor.

Tax Claim shall have the meaning ascribed to such term in Section 10.8 hereof.

Tax Return shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Taxing Authority shall mean any Governmental Authority responsible for the imposition of any Tax.

Termination Launch Demand shall have the meaning ascribed to such term in Section 2.2(g) hereof.

Third Person Claim shall have the meaning ascribed to such term in Section 9.5(b) hereof.

Tranche shall have the meaning ascribed to such term in Section 10.10(b) hereof.

Tranche Amount shall have the meaning ascribed to such term in Section 10.10(b) hereof.

Transaction Documents shall mean the Voting Agreement, the Registration Rights Agreement, the Transitional Services Agreement and the Amended and Restated Relationship Agreement.

Transaction Tax Conditions shall have the meaning ascribed to such term in Section 10.10(c) hereof.

Transaction Taxes shall mean Taxes imposed on Newco, or for which Newco would otherwise be liable, in each case that would not have been so imposed, or for which Newco would not have otherwise been so liable, but for the Transactions.

Transactions shall mean (i) all transactions contemplated by this Agreement, (ii) the transactions contemplated by the Restructuring Slides and (iii) all transactions described in the IRS Private Letter Ruling, the IRS Private Letter Ruling Request or any supplement thereto, in each case including all related transactions (including the transactions contemplated by the US Reorganization) and excluding in all cases (a) the Emerald Transaction and (b) any disposal of Arsenal Shares by Newco (or any successor) after the Coniston Closing Date other than as contemplated by this Agreement, the Restructuring Slides, the IRS Private Letter Ruling, the IRS Private Letter Ruling Request or any supplement thereto.

Transfer Taxes shall mean all transfer, documentary, sales, use, stamp registration and other similar Taxes.

Transitional Services Agreement shall mean the Transitional Services Agreement to be entered into between the Parties on the Coniston Closing Date substantially in the form attached as Exhibit 14.

UCC shall mean the Uniform Commercial Code of the State of Delaware.

Underwriters shall have the meaning ascribed to such term in Section 2.2(a) hereof.

Underwriting Agreement shall mean the Underwriting Agreement to be entered into among Manchester, Arsenal and the lead Underwriters of the Secondary Offering.

US Reorganization shall have the meaning ascribed to such term in the Recitals hereof.

Valid Objection Notice shall have the meaning ascribed to such term in Section 10.2(k) hereof.

Voting Agreement shall mean the Voting Agreement entered into among the Parties, Emerald, MPUSH and MPL concurrently with this Agreement in the form attached as Exhibit 6.

Written Consents shall have the meaning ascribed to such term in Section 1.1(a) hereof.

Exhibit 1

Form of Amendment to Arsenal Second Amended and Restated Certificate of Incorporation

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Allscripts-Misys Healthcare Solutions, Inc. (the “Corporation”).

2. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Holding, Inc., to Allscripts Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on November 28, 2000. A Second Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Healthcare Solutions, Inc. to Allscripts-Misys Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on October 10, 2008.

3. The Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s Third Amended and Restated Certificate of Incorporation).

4. This amendment and restatement of the Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval, and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Third Amended and Restated Certificate of Incorporation of the Corporation on the [            ] day of [            ], 2010.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title:

Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

(the “Certificate of Incorporation”)

FIRST. The name of the corporation is ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided that the Corporation shall not have the power to issue shares of capital stock in the Corporation, or any bonds, notes, debentures or other obligations or securities convertible or exchangeable into or exercisable for any such shares, in violation of Section 9 of the Relationship Agreement, dated as of March 17, 2008 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys plc (“Misys”) for so long as such Section 9 of the Relationship Agreement is in effect.

FOURTH.

1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is three hundred fifty million (350,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and three hundred forty-nine million (349,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).

2. Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.

(b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.

3. Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.

(b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.

(c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred

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Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Article FOURTH, Section 2(a) hereof.

4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, including, without limitation, the Relationship Agreement, no stockholder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.

FIFTH. The Corporation is to have perpetual existence.

SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH:

1. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed at ten (10). At each annual meeting of the stockholders of the Corporation, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.

2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.

3. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, in accordance with Section 141(a) of the General Corporation Law of the State of Delaware, and except as otherwise set forth above, the full and exclusive power and authority otherwise conferred on the Board of Directors to evaluate director candidates and nominate persons to stand for election to the Board of Directors or to fill any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be exercised and performed by the persons comprising the Independent Nominating Committee or the Nominating and Governance Committee, as the case may be, and as set forth in Article SEVENTH, Section 7. Any director appointed in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of the stockholders following such director’s appointment.

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4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.

5. The Board of Directors, by the affirmative vote of the majority of the entire Board of Directors, shall elect a director to serve as Chairman of the Board of Directors promptly following each election of the Board of Directors at each annual meeting of stockholders.

6. In furtherance of the powers conferred by statute, the Board of Directors is expressly authorized and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.

7. Committees.

(a). The Board of Directors may, pursuant to this Certificate of Incorporation or the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors (collectively, the “Committees”).

(i) Each Committee must consist of two (2) or more of the Directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.

(ii) The Board of Directors, by resolution approved by a majority of the entire Board of Directors, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.

(iii) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the Board of Directors.

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(iv) Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

(v) All of the members of a Committee shall constitute a quorum for the transaction of business at any meeting of such Committee. The Act of the majority of the members of a Committee at a meeting at which a quorum is present shall be the act of such Committee, unless otherwise set forth herein or in the charter to such Committee.

(b) The Audit Committee shall consist of three (3) Receiver Directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.

For the purposes of this paragraph (b):

(i) an independent Director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq; and

(ii) a financial expert will be an individual fulfilling the requirements of the definition set forth by the Securities and Exchange Commission in Item 407 of Regulation S-K.

(c) The Independent Nominating Committee shall consist of three (3) directors initially designated as Receiver Directors by the Board of Directors as of October 10, 2008 and each other person nominated to election or appointment to the Board of Directors pursuant to this paragraph (c) (the “Receiver Directors”) and shall have such powers and responsibilities as determined in the independent nominating committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:

(i) the sole authority to nominate to the Board of Directors three (3) independent Directors and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation; and

(ii) the sole authority to appoint to the Board of Directors replacements for vacancies of Receiver Directors and the directorship held by the chief executive officer, resulting from death, resignation, disqualification, removal or

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other cause, provided that any such appointment for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated as set forth in the By-Laws.

(d) The Nominating and Governance Committee shall consist of three (3) directors designated as members of such committee as of October 10, 2008 and each other person designated as a member of the Nominating and Governance Committee resulting from any vacancies therein, two (2) of whom shall be Directors having been nominated by the Nominating and Governance Committee and one (1) of whom shall either be a Receiver Director or the chief executive officer, and shall have such powers and responsibilities as determined in the nominating and governance committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:

(i) The sole authority to nominate six (6) Directors, other than those Directors nominated by the Independent Nominating Committee, to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws;

(ii) the sole authority to appoint replacements for vacancies of Directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and

(iii) the authority to establish governance principles.

(e) The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver Directors and one (1) of whom shall be the Chairman of the Board of Directors. The Compensation Committee shall have such powers and responsibilities as determined in the compensation committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the compensation committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.

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(f) The following actions must be approved by the Audit Committee and the majority of the entire Board of Directors:

(i) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;

(ii) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and

(iii) Any change or modification to the audit committee charter in effect on October 10, 2008.

8. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

EIGHTH: Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.

Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such stockholders or may be effected by consent in writing by such stockholders as may be provided in the By-Laws. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders may be called only by the Chairman of the Board of Directors on his own initiative or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

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NINTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors; provided, that Articles III, IV, V and VIII of the By-Laws may only be amended by the Board of Directors by the vote of both a majority of the entire Board of Directors and a majority of the members of the Audit Committee.

TENTH:

1. A director of the Corporation, including a member of the Independent Nominating Committee or the Nominating and Governance Committee, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Article TENTH, Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid

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in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article TENTH, Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH, Section 2 shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH, Section 2 or otherwise.

(b) If a claim under paragraph (a) of this Article TENTH, Section 2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such

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applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraph (b) of this Article TENTH, Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH, Section 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(f) Any repeal or modification of this Article TENTH, Section 2 shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the directors present and voting.

TWELFTH. The Corporation has elected to not be governed by Section 203 of the General Corporation Law of the State of Delaware, as permitted under and pursuant to subsection (b)(3) of Section 203 of the General Corporation Law of the State of Delaware.

THIRTEENTH. Except as otherwise provided in this Certificate of Incorporation or as set forth in the By-Laws, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided, however, that no amendment, alteration,

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modification, waiver or change to Article NINTH, Article TENTH, this Article THIRTEENTH or the first, third or seventh paragraphs of Article SEVENTH may be made without the affirmative vote of the members of the Audit Committee and the affirmative vote of a majority of the members of the entire Board of Directors.

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Exhibit 2

Form of Amendment to Arsenal Third Amended and Restated Certificate of Incorporation

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation formerly known as Allscripts-Misys Healthcare Solutions, Inc. is hereby amended to be ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

2. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Holding, Inc., to Allscripts Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on November 28, 2000. A Second Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Healthcare Solutions, Inc. to Allscripts -Misys Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on October 10, 2008. A Third Amended and Restated Certificate of Incorporation increasing the number of authorized shares was filed with the Secretary of State of the State of Delaware on [                        ], 2010.

3. The Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s Fourth Amended and Restated Certificate of Incorporation).

4. This amendment and restatement of the Third Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Fourth Amended and Restated Certificate of Incorporation of the Corporation on the [            ] day of [                    ], 2010.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(the “Certificate of Incorporation”)

FIRST. The name of the corporation is ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.

1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is three hundred fifty million (350,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and three hundred forty-nine million (349,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).

2. Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.

(b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.

3. Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.

(b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.

(c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Article FOURTH, Section 2(a) hereof.

4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, no holder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of

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the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH.

1. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed from time to time exclusively by the affirmative vote of a majority of the Board of Directors; provided, however, that for the three-year period commencing on the date on which the transactions contemplated by the Agreement and Plan of Merger, dated as of June 9, 2010, among the Corporation, Arsenal Merger Corp. and Eclipsys Corporation (as may be amended from time to time, the “Eclipsys Merger Agreement”) are consummated (the “Eclipsys Closing”), the number of directors of the Corporation shall be fixed from time to time during such three-year period solely by the affirmative vote of no less than a two-thirds majority of the entire Board of Directors (a “Supermajority Vote”); provided, further, that, if during such three-year period, the number of Directors that Misys plc (“Misys”) shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement (as defined below) is permanently reduced to one (1) or zero (0), then the number of directors of the Corporation shall be fixed at nine (9) during such three-year period unless a different number is approved by the Board of Directors by a Supermajority Vote. Notwithstanding the foregoing, the Board of Directors shall not fix the number of directors in a manner that would prevent any of the Misys Nominating Committee, Eclipsys Nominating Committee or Allscripts Nominating Committee from exercising the authority of each such committee provided for in Article SEVENTH, Section 6 hereof. At each annual meeting of the stockholders of the Corporation, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.

2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.

3. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock and except as set forth in Article SEVENTH, Section 6 hereof, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause

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shall be filled exclusively by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence or Article SEVENTH, Section 6 hereof shall hold office for a term expiring at the annual meeting of the stockholders following such director’s appointment.

4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.

5. In furtherance of the powers conferred by statute, the Board of Directors is expressly authorized and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.

6. Committees.

(a) The Board of Directors may, pursuant to this Certificate of Incorporation, or the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors.

(b) (i) Upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, each of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors of the Corporation shall be comprised of a majority of Allscripts Directors (as defined below, and, for the avoidance of doubt, a Misys Director (as defined below) shall not constitute an Allscripts Director) and at least one Eclipsys Director (as defined below), and (ii) the Nominating and Governance Committee shall include one (1) Misys Director in accordance with, and to the extent required by, the Amended and Restated Relationship Agreement, dated as of             , 2010 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys, which Misys Director shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market; provided, that if no Misys Director meets such criteria for independence

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with respect to the Corporation, then the Nominating and Governance Committee shall not include any Misys Director.

(c) Subject to Article SEVENTH, Section 6(d), the Corporation shall have a Misys Nominating Committee, which shall consist only of directors that have been nominated by Misys pursuant to Section 3 of the Relationship Agreement or appointed pursuant to this Article SEVENTH, Section 6(c) (the “Misys Directors”). The Misys Nominating Committee shall have the following powers and responsibilities: (i) the sole authority to nominate to the Board of Directors up to two (2) Directors in accordance with Section 3 of the Relationship Agreement to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation; provided, however, that if the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to one (1), then the number of Directors that the Misys Nominating Committee shall have the authority to nominate shall be permanently reduced to one (1); provided, further, that if at any time the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to zero, then, the Misys Nominating Committee shall permanently cease to have the authority to nominate any Directors to stand for election by stockholders; and (ii) for so long as the Misys Nominating Committee has the authority to nominate directors to be elected by the stockholders pursuant to subclause (i) above, in the event of the death, resignation, disqualification or removal of a Misys Director, other than the resignation or removal of such Misys Director pursuant to Section 3 of the Relationship Agreement, the sole authority to appoint a Director to fill such vacancy on the Board of Directors. In the event of the death, resignation, disqualification or removal of a Misys Director, other than the resignation or removal of such Misys Director pursuant to Section 3 of the Relationship Agreement, at a time at which Misys retains the authority to nominate at least one (1) Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and there are no remaining Misys Directors serving on the Misys Nominating Committee, then Misys shall have the right to recommend to the Nominating and Governance Committee a person to fill such vacancy and the Nominating and Governance Committee shall, in accordance with Section 3.2 of the Relationship Agreement and applicable law, appoint such person to the Board of Directors to fill the vacancy.

(d) In the event that Misys’s right to nominate Directors for election by stockholders is permanently reduced or eliminated as set forth in Section 3 of the Relationship Agreement then (i) the term of the appropriate number of Misys Directors shall automatically terminate and such Misys Directors shall resign or be removed in accordance with the Relationship Agreement and (ii) the vacancies resulting therefrom shall be filled by the affirmative vote of a majority of the

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remaining Directors then in office, though less than a quorum, or by a sole remaining Director, to serve until the next annual meeting of stockholders. In the event that the Misys Nominating Committee permanently ceases to have authority to nominate any Directors for election by stockholders as set forth in Article SEVENTH, Section 6(c)(i) above, the Misys Nominating Committee shall be dissolved and Article SEVENTH, Sections 6(b)(ii), (c) and (d) shall no longer be in effect.

(e) Subject to the proviso of this Article SEVENTH, Section 6(e), upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, the Corporation shall have an Eclipsys Nominating Committee, which shall initially consist of up to three (3) of the Eclipsys Directors (as defined below), and shall have the sole authority to (i) nominate to the Board of Directors up to three (3) Directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation and (ii) appoint to the Board of Directors replacements for vacancies of Eclipsys Directors (and vacancies on committees on which such Eclipsys Director served) resulting from the death, resignation, disqualification, removal or other cause of any Eclipsys Director; provided, however, that (x) the authority of the Eclipsys Nominating Committee to nominate to the Board of Directors candidates to stand for election by stockholders shall terminate after the Eclipsys Nominating Committee nominates candidates to stand for election at the Corporation’s 2011 annual meeting of stockholders and (y) the authority of the Eclipsys Nominating Committee to appoint to the Board of Directors replacements for vacancies of Eclipsys Directors (and vacancies on committees on which such Eclipsys Director served) resulting from the death, resignation, removal or other cause of any Eclipsys Director shall terminate upon the date of the Corporation’s 2011 annual meeting of stockholders. The Eclipsys Nominating Committee shall be dissolved and this Article SEVENTH, Section 6(e) shall no longer be in effect on the earlier of (i) the date on which no Eclipsys Directors are serving on the Board of Directors and (ii) the date immediately following the date that voting on the election of directors occurs as part of the Corporation’s 2011 annual meeting of stockholders. Any Director serving on the Eclipsys Nominating Committee shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market. “Eclipsys Directors” shall mean the three (3) directors designated by Eclipsys Corporation in accordance with the Eclipsys Merger Agreement to serve on the Board of Directors and each other person nominated or appointed to the Board of Directors pursuant to this Article SEVENTH, Section 6(e).

(f) Subject to the proviso of this Article SEVENTH, Section 6(f), upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, the Corporation shall have an Allscripts Nominating Committee, which shall initially

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consist of up to three (3) of the Allscripts Directors (as defined below), and shall have the sole authority to (i) nominate to the Board of Directors up to four (4) Directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation and (ii) appoint to the Board of Directors replacements for vacancies of Allscripts Directors (and vacancies on committees on which such Allscripts Director served) resulting from the death, resignation, disqualification, removal or other cause of any Allscripts Director; provided, however, that (x) the authority of the Allscripts Nominating Committee to nominate to the Board of Directors candidates to stand for election by stockholders shall terminate after the Allscripts Nominating Committee nominates candidates to stand for election at the Corporation’s 2011 annual meeting of stockholders and (y) the authority of the Allscripts Nominating Committee to appoint to the Board of Directors replacements for vacancies of Allscripts Directors (and vacancies on committees on which such Allscripts Director served) resulting from the death, resignation, removal or other cause of any Allscripts Director shall terminate upon the date of the Corporation’s 2011 annual meeting of stockholders. The Allscripts Nominating Committee shall be dissolved and this Article SEVENTH, Section 6(f) shall no longer be in effect on the earlier of (i) the date on which no Allscripts Directors are serving on the Board of Directors and (ii) the date immediately following the date that voting on the election of directors occurs as part of the Corporation’s 2011 annual meeting of stockholders. Any Director serving on the Allscripts Nominating Committee shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market. “Allscripts Directors” shall mean the four (4) directors designated by Allscripts in accordance with the Eclipsys Merger Agreement to serve on the Board of Directors and each other person nominated or appointed to the Board of Directors pursuant to this Article SEVENTH, Section 6(f).

(g) If, during the three-year period commencing on the date of the Eclipsys Closing, a vacancy is created on the Board of Directors as a result of (i) the death, resignation, disqualification, removal or other cause of the Independent Director (as defined in the Eclipsys Merger Agreement) or (ii) the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to zero (0), such vacancy shall be filled by the affirmative vote of a majority of the members of the Nominating and Governance Committee of the Board of Directors.

7. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

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8. Except as otherwise required by law, special meetings of the stockholders may be called only by the Chairman of the Board of Directors or the Board of Directors in the manner provided in the By-Laws of the Corporation. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in the manner provided in the By-Laws.

EIGHTH. Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.

Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such stockholders and may not be effected only by consent in writing by such stockholders.

NINTH. Subject to Article VIII of the By-Laws of the Corporation, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors.

TENTH.

1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Article TENTH, Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of

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the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article TENTH, Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH, Section 2 shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH, Section 2 or otherwise.

(b) If a claim under paragraph (a) of this Article TENTH, Section 2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the

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expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraph (b) of this Article TENTH, Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH, Section 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(f) Any repeal or modification of this Article TENTH, Section 2 shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

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ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the directors present and voting.

TWELFTH. The Corporation has elected to be governed by Section 203 of the General Corporation Law of the State of Delaware.

THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided, however, that for so long as Misys retains the authority to nominate at least one Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and pursuant to Article SEVENTH, Section 6(c) hereof, then Article SEVENTH, Sections 3, 6(b)(ii), 6(c) and 6(d) and this Article THIRTEENTH with respect to such Sections, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the entire Board of Directors and the unanimous vote of the Misys Directors or, so long as Misys retains the authority to nominate at least one (1) Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and pursuant to Article SEVENTH, Section 6(c) hereof and no Misys Director is currently serving, with the written consent of Misys; provided, further, that, for so long as the Eclipsys Nominating Committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Eclipsys Directors pursuant to Article SEVENTH, Section 6(e) hereof, then Article SEVENTH, Section 6(e) and this Article THIRTEENTH with respect to such Section, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the members of the Eclipsys Nominating Committee and the affirmative vote of a majority of the entire Board of Directors; provided, further, that, for so long as the Allscripts Nominating Committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Allscripts Directors pursuant to Article SEVENTH, Section 6(f) hereof, then Article SEVENTH, Section 6(f) and this Article THIRTEENTH with respect to such Section, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the members of the Allscripts Nominating Committee and the affirmative vote of a majority of the entire Board of Directors; provided, further, that, for the three-year period commencing on the Eclipsys Closing Date, Article SEVENTH, Section 1, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only upon the approval of the Board of Directors by a Supermajority Vote; provided, further, that, the penultimate sentence of Article SEVENTH, Section 1 may not be amended with respect to any of the Misys Nominating Committee, Eclipsys Nominating Committee or Allscripts Nominating Committee so long as such committee retains the authority to nominate Directors for

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election by the stockholders and appoint replacements of Directors pursuant to Article SEVENTH, Section 6 hereof; provided, further, that, until the date of the Corporation’s 2011 annual meeting of the stockholders, Article SEVENTH, Section 3, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only upon the approval of the Board of Directors by a Supermajority Vote.

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Exhibit 3

Commitment Letter

Incorporated by reference to Exhibit 10.2 attached to the Form 8-K filed by Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) on June 9, 2010, announcing the execution of an Agreement and Plan of Merger by and among Allscripts, Eclipsys Corporation and Arsenal Merger Corp., a wholly owned subsidiary of Allscripts.

EXECUTION VERSION

J.P. MORGAN SECURITIES INC. JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017	BARCLAYS BANK PLC BARCLAYS CAPITAL 745 Seventh Avenue New York, New York 10019	UBS SECURITIES LLC 299 Park Avenue New York, NY 10171 UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, CT 06901

June 9, 2010

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart, Suite 2024

Chicago, IL 60654

Attention: William	J. Davis, Chief Financial Officer

Allscripts-Misys Healthcare Solutions, Inc.

Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Inc. (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Barclays Bank PLC (“Barclays Bank”), Barclays Capital, the investment banking division of Barclays Bank (“Barclays Capital”), UBS Securities LLC (“UBSS”) and UBS Loan Finance LLC (“UBS” and together with JPMorgan, JPMorgan Chase Bank, Barclays Bank, Barclays Capital and UBSS, the “Commitment Parties”) that Allscripts-Misys Healthcare Solutions, Inc. (the “Borrower”) intends to enter into the Transactions described in the introductory paragraph of Exhibit A hereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). The sources and uses of funding for the Transactions are described in the Sources and Uses Table (the “Table”) attached hereto as Schedule I.

JPMorgan, Barclays Capital and UBSS are pleased to advise you that they are willing to act as joint lead arrangers and joint bookrunners for the Facilities. Furthermore, (i) JPMorgan Chase Bank is pleased to advise you of its several commitment to provide 55% of the aggregate amount of each of the Facilities, (ii) Barclays Bank is pleased to advise you of its several commitment to provide 30% of the aggregate amount of each of the Facilities and (iii) UBS is pleased to advise you of its several commitment to provide 15% of the aggregate amount of each of the Facilities (JPMorgan Chase Bank,

Barclays Bank and UBS, together, the “Initial Lenders”). This Commitment Letter, the Term Sheet and the Table (collectively, the “Commitment Letter”) set forth the terms and conditions on and subject to which the Initial Lenders are willing to make their commitments.

It is agreed that JPMorgan, Barclays Capital and UBSS will act as joint lead arrangers and joint bookrunners in respect of the Facilities (in such capacities, the “Arrangers”) and that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Facilities. It is further agreed that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Facilities. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facilities (in each case other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) unless you and we shall so agree.

You understand that the Facilities will be syndicated and you agree to actively assist the Arrangers in completing timely syndications reasonably satisfactory to the Arrangers and you. We intend to commence syndication efforts promptly, and you agree to actively assist us in completing a syndication reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact between your senior management and the proposed Lenders and your using commercially reasonable efforts to ensure direct contact between your advisors and the proposed Lenders at mutually convenient times and locations, (c) as set forth in the next paragraph, assistance from you in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheet, the “Information Materials”) and (d) the hosting, with us and your senior management, of one or, if mutually agreed, additional meetings of prospective Lenders at mutually convenient times and locations.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that Commitment Party Public-Siders who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the preceding paragraph to the extent that such meeting is open to any Public-Siders; provided that such analysts shall not publish any information obtained from such meetings at any time in violation of any confidentiality agreement between you and the relevant Commitment Party Public-Sider.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should be distributed only to Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Facilities and (c) other materials designated by the Borrower for all prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will

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not receive such materials without further discussions with you. The Borrower hereby authorizes the Commitment Parties to distribute draft and final definitive documentation with respect to the Facilities (other than any such documentation identified by the Borrower in writing (including by email) within a reasonable time prior to the intended distribution for distribution solely to Private-Siders) to Private-Siders and Public-Siders.

JPMorgan, Barclays Capital and UBSS, in their capacity as Arrangers, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and, subject to the terms of the Fee Letter, the amount and distribution of fees among the Lenders. In their capacity as Arrangers of the Facilities, JPMorgan, Barclays Capital and UBSS will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Arrangers, JPMorgan, Barclays Capital and UBSS are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers shall have no responsibility or liability to the Borrower with respect thereto.

To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information and all oral communication made in Lender meetings and due diligence sessions held in connection with the syndication of the Facilities (other than the Projections and information of a general economic or industry-specific nature) (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, taken as a whole, when furnished, complete and correct in all material respects and does not or will not, taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you reasonably believe to have been reasonable at the time made and at the time such Projections are made available to the Arrangers (it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized and that actual results may differ from such Projections and that such differences may be material). You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

If any Initial Lender becomes a Defaulting Lender (as defined below), you may, at your sole expense and effort, upon notice to such Initial Lender and the Arrangers, require such Initial Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Commitment Letter to an assignee selected by you in consultation with the Arrangers (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Initial Lender, if such other Initial Lender accepts such assignment). The Arrangers agree to use their commercially reasonable efforts to assist you in identifying a Replacement Lender and effecting any such assignment and delegation (it being understood that such efforts shall not be deemed to require the Arrangers to cause any of their affiliates to agree to become the Replacement Lender). It is understood and agreed that any such assignment and delegation shall not reduce or otherwise affect the commitments in respect of the Facilities of the other

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Initial Lenders. For purposes of the foregoing, “Defaulting Lender” shall mean shall mean any Initial Lender that (a) becomes (or is controlled by any person or entity that is) subject to any bankruptcy, insolvency, receivership, conservatorship or other similar proceeding, (b) has (or is controlled by any person or entity that has) become a “defaulting” lender generally in credit agreements to which it is a party (other than actions taken in good faith to exercise or preserve its rights and remedies as a lender) or (c) refuses to execute (after reasonable written notice to such Initial Lender) or, in your reasonable judgment following consultation with the applicable Initial Lender and the Arrangers, materially delays in executing, the definitive credit documentation with respect to the Facilities that has been fully negotiated between you and the Commitment Parties in good faith (the “Credit Documentation”). Notwithstanding the foregoing, no Initial Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Initial Lender or a parent company thereof by a governmental authority or an instrumentality thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to (a) since May 31, 2009, there not having occurred any Borrower Material Adverse Effect (as defined below), (b) such Commitment Party’s reasonable satisfaction that until the earlier of (i) the completion of a Successful Syndication (as hereinafter defined) and (ii) the date that is 60 days following the initial funding of the Facilities, there shall be (or with regards to any portion of such period occurring after the Closing Date shall reasonably be expected to be) no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries (including any new subsidiaries to be formed or acquired in connection with the Transactions), (c) the Arrangers’ having been afforded a period of not less than 45 days following the execution and delivery of this Commitment Letter to syndicate the Facilities, provided that such minimum period shall be extended in case you execute any cure rights pursuant to clause (ii) of clause (f) of this paragraph by the time period from the date written notice is given by the Commitment Parties of noncompliance through the date such noncompliance is cured, (d) the closing of the Facilities on or before December 9, 2010, (e) compliance by you in all material respects with your agreements in clauses (a), (b), (c) and (d) of the fourth paragraph of this Commitment Letter, other than to the extent (i) noncompliance therewith has not materially impeded the syndication of the Facilities or (ii) you shall have cured such noncompliance within 5 business days of having received written notice from the Commitment Parties of such noncompliance (it being agreed that the Commitment Parties shall give you prompt written notice of any such noncompliance); and (f) the other conditions expressly set forth in the Term Sheet. “Borrower Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development that, individually or when taken together with all other events, occurrences, facts, conditions, effects, changes or developments, is, or is reasonably expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute or be taken into account in determining whether there has been a “Borrower Material Adverse Effect”: (i) factors affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent the Borrower and its subsidiaries are adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Borrower and its subsidiaries operate; (ii) conditions generally affecting the industries in which the Borrower or its subsidiaries operate, except to the extent the Borrower and its subsidiaries are adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Borrower and its subsidiaries operate; (iii) factors resulting from or arising out of the announcement of the Merger Agreement, the Misys Agreement or the transactions contemplated thereby

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(including any shareholder or derivative litigation arising from or relating to the Merger Agreement, the Misys Agreement or the transactions contemplated thereby) or the performance of the Merger Agreement or the Misys Agreement; (iv) any circumstances relating to the loss in whole or in part of any business relationship with any customer or client of the Borrower or any of its subsidiaries set forth in Section 9.1(A) of the Parent Disclosure Letter, other than as a result of the valid termination by a customer or client of any written contract due to the breach by the Borrower or any of its subsidiaries of its obligations under any such written contract to license material intellectual property rights owned by the Borrower or any of its subsidiaries or perform material services related to such licenses required to be licensed or performed, respectively, under such written contract; (v) any failure by the Borrower to meet any analysts’ revenue or earnings projections or Borrower guidance, in and of themselves, or any failure by the Borrower to meet any of the Borrower’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the common stock of the Borrower, in and of themselves (it being understood that any event, occurrence, fact, condition, effect, change or development giving rise to any such failure or decline, other than an event, occurrence, fact, condition, effect, change or development set forth in clauses (i) through (iv) above or clauses (vi) through (viii) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, a Borrower Material Adverse Effect); (vi) any effect resulting from changes in laws or accounting principles, in each case, after the date hereof; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; or (viii) any increase in the cost of or decrease in the availability of financing to the Borrower or its subsidiaries with respect to the Share Repurchases. “Successful Syndication” means that JPMorgan Chase Bank shall hold no more than $60,000,000 of the aggregate commitment amount under the Facilities, Barclays Bank shall hold no more than $50,000,000 of the aggregate commitment amount under the Facilities and UBS shall hold no more than $40,000,000 of the aggregate commitment amount under the Facilities.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto or whether brought by the Company, the Guarantors (as defined in the Term Sheet), any of their respective affiliates or any other person or entity, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (i) the willful misconduct or gross negligence of such indemnified person or any of its affiliates or its or their respective officers, directors, employees or agents or (ii) a material breach by the relevant indemnified person of the express contractual obligations of such indemnified person under this Commitment Letter or the Credit Documentation pursuant to a claim made by the Borrower, and (b) to reimburse each Commitment Party and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person or any of its affiliates or its or their respective officers, directors, employees or agents. In addition, no indemnified person shall be liable for

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any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Arranger is a full service securities firm and each Arranger may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. You waive, to the fullest extent permitted by law, any claims you may have against each Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty, in each case, in connection with the syndication of the Facilities, and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your stockholders, employees or creditors, in each case, in connection with the syndication of the Facilities.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates, subject to the confidentiality restrictions set forth herein, information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

This Commitment Letter shall not be assignable (a) by you without the prior written consent of each Commitment Party (and prior to the Misys Closing (as defined below), the approval of the Audit Committee of the Borrower’s Board of Directors) or (b) by any Commitment Party without the prior written consent of each Arranger and you (which consent, in the case of the Borrower prior to the Misys Closing, shall be approved by the Audit Committee of the Borrower’s Board of Directors) and any purported assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons (it being agreed that (i) each Initial Lender reserves the right in its sole discretion at any time to assign and delegate all or a portion of its commitments in respect of the Facilities hereunder, and to allocate all or a portion of its fees payable in connection therewith, to one or more of its affiliates, provided that no such assignment or delegation shall relieve such Initial Lender of any of its obligations hereunder or under the Credit Documentation, including of any obligation in respect of its commitment in respect of the Facilities, in the event such affiliate shall fail to perform such obligation in accordance with the terms hereof or of the Credit Documentation, as applicable and (ii) the Initial Lenders have the right to syndicate the Facilities and receive commitments with respect thereto, provided that, except as contemplated under clause (b) of this paragraph, (x) no Initial Lender may assign all or any portion of its commitments hereunder prior to the Closing Date and (y) each Initial Lender shall retain exclusive control over all rights and obligations with respect to the commitments hereunder until the Closing Date has occurred). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party; provided that (a) the Borrower shall have the right, upon prior written notice to the Arrangers, to

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terminate this Commitment Letter and the commitments hereunder, subject to the provisions of the second to last paragraph hereof and (b) any waiver or amendment by the Borrower prior to the Misys Closing shall be approved by the Audit Committee of the Borrower’s Board of Directors.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Borrower.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that the interpretation of the definition of “Borrower Material Adverse Effect” for purposes of this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Fee Letter, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, agents and advisors and, on a confidential basis, those of the Target and Misys who are directly involved in the consideration of this matter (except that the Fee Letter may only be disclosed to the Target or Misys in a mutually agreed upon redacted form), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof to the extent permitted by applicable law) or (c) with our prior written consent, provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each Commitment Party and its affiliates will use all Confidential Information (as defined below) solely for purposes that are subject to this Commitment Letter and the transactions contemplated thereby and shall treat confidentially all such Confidential Information, except that Confidential Information may be disclosed (a) to its and its affiliates’ partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information), (b) to the extent requested or required by any state, Federal or foreign authority or examiner regulating such Commitment Party, (c) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, (d) in connection with any litigation or legal proceeding relating to this Commitment Letter or the Fee Letter or any other documentation in connection therewith or the enforcement of rights hereunder or thereunder or to which such Commitment Party or any of its affiliates may be a party, (e) to any prospective Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential

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Information and agree to keep such Confidential Information confidential to the same extent as required of each of the Commitment Parties hereinabove and below or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (f) with the consent of the Borrower, (g) on a confidential basis, to any rating agency when required by such rating agency or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to such Commitment Party on a nonconfidential basis from a source other than the Borrower or any of its subsidiaries, officers, directors, employees or advisors. For the purposes of this paragraph, “Confidential Information” means all information received from the Borrower or any of its subsidiaries, officers, directors, employees or advisors relating to the Borrower or its businesses, other than any such information that is available to the Commitment Parties on a nonconfidential basis prior to disclosure by the Borrower. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (i) one year from the date of termination of the commitments and agreements of the Commitment Parties hereunder and (ii) the date the Credit Documentation becomes effective, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality, governing law, consent to jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that the reimbursement, confidentiality and indemnification provisions hereunder (other than the confidentiality of the Fee Letter and the contents thereof) shall be superseded by the reimbursement, confidentiality and indemnification provisions of the Credit Documentation upon the effectiveness thereof.

Notwithstanding any other provision of this Commitment Letter, the Term Sheet or the Fee Letter to the contrary, in the event that, prior to the consummation of the Initial Share Repurchase and the Misys Offering (collectively, the “Misys Closing”) or, if the Misys Closing does not occur, at any time after the date hereof (i) there is any action or determination to be made by us hereunder that would require approval of the Borrower’s Board of Directors or any committee thereof, (ii) there is any action, suit, proceeding, litigation or arbitration between the Borrower and Misys or (iii) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Commitment Letter, the Term Sheet or the Fee Letter) by the Borrower against Misys, or by Misys against the Borrower, all actions or determinations of the Borrower prior to the Misys Closing or, if the Misys Closing does not occur, at any time after the date hereof or any determinations of the Borrower relating to any such action, suit, proceeding, litigation, arbitration, claim or demand (including all determinations by the Borrower whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by the Borrower relating to the prosecution or defense thereof), shall be made and approved by the Audit Committee of the Borrower’s Board of Directors.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 9, 2010. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ James McHugh
Name: James McHugh
Title: Executive Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Krys Szremski
Name: Krys Szremski
Title: Vice President

[Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ John Skorbe
Name: John Skorbe
Title: Managing Director

[Commitment Letter]

UBS SECURITIES LLC

By:	/s/ David W. Barth
	Name:	David W. Barth
	Title:	Managing Director High Yield Capital Markets

By:	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Director

UBS LOAN FINANCE LLC

By:	/s/ David W. Barth
	Name:	David W. Barth
	Title:	Managing Director High Yield Capital Markets

By:	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Director

[Commitment Letter]

Accepted and agreed to as of

the date first written above by:

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ William J. Davis
Name: William J. Davis
Title: Chief Financial Officer

[Commitment Letter]

Schedule I

SOURCES AND USES TABLE

Sources:
Term Loans	$570,000,000

Revolving Loans[1]	$0

Cash on Hand	$30,300,000

Total Sources	$600,300,000

Uses:
Initial Share Repurchase	$577,400,000

Payment of Fees and Expenses[2]	$22,900,000

Total Uses	$600,300,000

[1]	$150,000,000 availability.
[2]	Includes estimated OID.

[Commitment Letter]

Exhibit 4

Form of Emerald Definitive Agreement

Incorporated by reference to Exhibit 2.1 attached to the Form 8-K filed by Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) on June 9, 2010, announcing the execution of an Agreement and Plan of Merger by and among Allscripts, Eclipsys Corporation and Arsenal Merger Corp., a wholly owned subsidiary of Allscripts.

Exhibit 5

Form of Amendment to Arsenal By-laws

BY-LAWS

OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(the “By-Laws”)

As amended and restated on [            ], 2010

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of Allscripts Healthcare Solutions, Inc. (the “Corporation”) shall be in Wilmington, New Castle County, Delaware.

Section 2. Principal Office. The Corporation shall have its principal office at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois, and it may also have offices at such other places as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine.

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of stockholders for the election of the members of the Board of Directors (the “Directors” and each a “Director”) and for the transaction of such other business as may properly come before the meeting shall be held each year at such place and on such date and at such time as may be fixed from time to time by resolution approved by a majority of the Board of Directors.

(a) At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting, or any supplement thereto, given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (3) otherwise properly brought before the meeting by a stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 1 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 1 of Article II.

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the secretary of the

Corporation not less than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting.

(c) To be in proper written form, a stockholder’s notice to the secretary of the Corporation must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and any Stockholder Associated Person (as defined below) if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder or such Stockholder Associated Person, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or Stockholder Associated Person with respect to any share of stock of the Corporation (which information shall be updated by such stockholder and Stockholder Associated Person, if any, as of the record date for voting at the meeting not later than ten days after the record date for voting at the meeting), (v) a description of all arrangements or understandings between such stockholder or such Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder or such Stockholder Associated Person in such business and (vi) a representation that such stockholder or such Stockholder Associated Person intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. “Stockholder Associated Person” shall mean, with respect to any stockholder: (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder; (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder; and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person that is acting in concert with such Stockholder Associated Person.

(d) Irrespective of anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1 of Article II. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1 of Article II, and if it is so determined, shall so declare to the meeting

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and any such business not properly brought before the meeting shall not be transacted.

Section 2. Special Meetings. Special meetings of the stockholders may be called only by the Chairman of the Board of Directors (the “Chairman”) or the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting in accordance with the provisions of Section 5 of Article II of these By-Laws.

Section 3. Stockholder Action; How Taken. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing by the stockholders.

Section 4. Place of Meeting; Participation in Meetings by Remote Communication.

(a) The Board of Directors may designate any place, either within or without Delaware, as the place of meeting for any annual or special meeting. In the absence of any such designation, the place of meeting shall be the principal office of the Corporation designated in Section 2 of Article I of these By-Laws.

(b) The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the General Corporation Law of the State of Delaware and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 5. Notice of Meetings. Notice stating the place, if any, day and hour of the meeting, the means of remote communication, if any, by which proxyholders and stockholders may be deemed to be present and vote at such meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, or in the case of a merger or consolidation, if required by applicable law, not less than twenty (20) nor more than sixty (60) days before the date of the meeting, by or at the direction of a majority of the Board of Directors, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States

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mails in a sealed envelope addressed to the stockholder at his address as it appears on the records of the Corporation with postage thereon prepaid.

Section 6. Record Date. For the purpose of determining (a) stockholders entitled to notice of or to vote at any meeting of stockholders, or (b) stockholders entitled to receive payment of any dividend or (c) stockholders for any other purpose, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date, in the case of clauses (a) and (c): (i) to be not more than sixty (60) days and not less than ten (10) days; or (ii) in the case of a merger or consolidation not less than twenty (20) days, prior to the date on which the particular action requiring such determination of stockholders is to be taken.

Section 7. Quorum. The holders of not less than one-third in voting power of the stock issued and outstanding and entitled to vote thereat, present in person, by remote communication or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”) or by these By-Laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

When a quorum is present at any meeting, the affirmative vote of the holders of a majority in voting power present in person, by remote communication or represented by proxy and entitled to vote on the subject matter shall be required to approve any question brought before such meeting, unless the question is one upon which by express provision of the General Corporation Law of the State of Delaware or of the Certificate of Incorporation or of these By-Laws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 8. Procedure. The order of business and all other matters of procedure at every meeting of stockholders shall be determined by the chairman of the meeting. The Board of Directors shall appoint one or more inspectors of election to serve at every meeting of stockholders at which Directors are to be elected.

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ARTICLE III

DIRECTORS

Section 1. Number, Election and Terms. The number of Directors shall be fixed from time to time as provided in Article SEVENTH, Section 1 of the Certificate of Incorporation. At each annual meeting of stockholders of the Corporation, Directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.

As used in these By-Laws, the term the “majority of the entire Board of Directors” means the majority of the total number of Directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the Directors present and voting.

Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of Directors may be made by the Nominating and Governance Committee, subject to the provisions of Article SEVENTH, Section 6 of the Certificate of Incorporation, or by any stockholder entitled to vote in the election of Directors generally.

Any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if (i) such stockholder is a stockholder of record on the date of the giving of the notice provided for in this Section 1 of Article III and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) such stockholder complies with the notice procedures set forth in this Section 1 of Article III. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation.

To be timely, written notice of such stockholder’s intent to make such nomination or nominations must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days nor earlier than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders called for the purpose of electing Directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders.

To be in proper written form, a stockholder’s notice to the secretary of the Corporation must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the

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person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the proxy rules of the Securities and Exchange Commission; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder and any Stockholder Associated Person on whose behalf the nomination is made, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder or such Stockholder Associated Person, (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or Stockholder Associated Person with respect to any share of stock of the Corporation (which information shall be updated by such stockholder and Stockholder Associated Person, if any, as of the record date of the meeting not later than 10 days after the record date for the meeting), (iv) a description of all arrangements or understandings between such stockholder or such Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (v) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (vi) any other information relating to such stockholder or such Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the proxy rules of the Securities and Exchange Commission. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected. No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in this Section 1 of Article III. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Section 2. Newly Created Directorships and Vacancies. Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article IV hereof relating to the rights of the holders of Preferred Stock and except as set forth in Article SEVENTH, Section 6 of the Certificate of Incorporation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, though less than a quorum, or by a sole remaining Director. Any Director appointed in accordance with the preceding sentence or Article SEVENTH, Section 6 of the Certificate of Incorporation shall hold office for a

6

term expiring at the annual meeting of the stockholders following such Director’s appointment.

Section 3. Removal. Subject to the provisions in these By-Laws (and Article SEVENTH, Section 6 of the Certificate of Incorporation) and the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy; provided that for a period of three (3) years from the date on which the transactions contemplated by the Agreement and Plan of Merger (as may be amended from time to time, the “Eclipsys Merger Agreement”) among the Corporation, Arsenal Merger Corp. and Eclipsys Corporation, dated as of June 9, 2010 are consummated (the “Eclipsys Closing”), the Chairman may be removed as the Chairman with or without cause only upon the approval of the Board of Directors by the affirmative vote of no less than a two-thirds majority of the entire Board of Directors (a “Supermajority Vote”).

Section 4. Chairman. Prior to the Eclipsys Closing, the Chairman shall be designated in accordance with Section 4 of the Amended and Restated Relationship Agreement, dated as of                     , 2010, between the Corporation and Misys plc. Upon the Eclipsys Closing, the Chief Executive Officer and President of Eclipsys Corporation immediately prior to the Eclipsys Closing (the “Eclipsys CEO”) shall serve as a member of the Board of Directors and as the Chairman, but in no event shall the Chairman be the chief executive officer of the Corporation (the “CEO”). Subject to his annual election to the Board of Directors, the Eclipsys CEO shall serve as Chairman for a term of three (3) years from the date of the Eclipsys Closing in accordance with the terms of the Eclipsys Merger Agreement, the Employment Agreement, dated as of June 9, 2010, between the Corporation and the Eclipsys CEO (the “Employment Agreement”), and these By-Laws, or until the earlier of his death, resignation or removal. The Chairman shall preside at all meetings of the stockholders of the Corporation and the Board of Directors and in general shall perform all other duties incident to the office of Chairman. The Chairman shall also be a full-time employee of the Corporation and shall have such other duties and responsibilities as set forth in the Employment Agreement or as shall be assigned to the Chairman by the Board of Directors. The Chairman shall have access to such resources of the Corporation to carry out such duties and responsibilities as shall be assigned to him by the Board of Directors by a Supermajority Vote. The Chairman shall work at the direction of the Board of Directors consistent with these provisions and shall report to the Board of Directors.

Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors may from time to time determine.

Section 6. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman or the CEO or by an officer of the Corporation upon the request of the majority of the entire Board of Directors. The person or persons

7

authorized to call special meetings of the Board of Directors may fix any place, either within or without Delaware, as the place for holding any special meeting of the Board of Directors called by them.

Section 7. Action by Telephonic Communications. Members of the Board of Directors shall be entitled to participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 8. Notice; Time of Meeting. Notice of every regular and every special meeting of the Board of Directors shall be given at least seventy-two (72) hours before the meeting by telephone, by personal delivery, by commercial courier, by mail, by facsimile transmission or other means of electronic transmission. Notice shall be given to each Director at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

Section 9. Quorum. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors; provided, that if less than a majority of the entire Board of Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time until a quorum is obtained without further notice. The act of the majority of the Board of Directors at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by the Certificate of Incorporation or the By-Laws of the Corporation.

Section 10. Compensation. Directors who are also full time employees of the Corporation or an affiliate thereof shall not receive any compensation for their services as Directors but they may be reimbursed for reasonable expenses of attendance. By resolution approved by a majority of the Board of Directors, all other Directors may receive either an annual fee or a fee for each meeting attended, or both, and expenses of attendance, if any, at each regular or special meeting of the Board of Directors or of a committee of the Board of Directors; provided, that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the Corporation shall be a CEO, a president, a chief operating officer, a chief financial officer, an executive vice president (if elected by the Board of Directors), one or more vice presidents (the number thereof to be

8

determined by the Board of Directors), a treasurer, a secretary and such other officers as may be elected in accordance with the provisions of this Article IV.

Section 2. Election and Term of Office. The other officers of the Corporation shall be designated annually by resolution approved by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

Section 3. Removal. Any officer or agent elected or appointed by resolution approved by a majority of the entire Board of Directors may be removed and replaced by resolution approved by a majority of the entire Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed; provided, that for a period of three (3) years from the date of the Eclipsys Closing, the CEO at the time of the Eclipsys Closing may be removed as the CEO with or without cause only upon the approval of the Board of Directors by a Supermajority Vote.

Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by resolution approved by the Board of Directors for the unexpired portion of the term.

Section 5. Chief Executive Officer. The CEO of the Corporation shall be determined by the Board of Directors and shall report to the Board of Directors. Subject to his annual election to the Board of Directors, the CEO shall serve as a Director for a term of three (3) years from the date of the Eclipsys Closing in accordance with the terms of the Eclipsys Merger Agreement and these By-Laws, or until the earlier of his death, resignation or removal. The CEO shall provide overall direction and administration of the business of the Corporation, establish basic policies within which the various corporate activities are carried out, guide and develop long range planning and evaluate activities in terms of objectives. He may sign with the secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, if such additional signature is necessary under the terms of the instrument document being executed or under applicable law, stock certificates of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. The CEO shall have the power to:

(a) designate management committees of employees deemed essential in the operations of the Corporation, its divisions or subsidiaries, and appoint members thereof, subject to the approval of a majority of the Board of Directors;

9

(b) appoint certain employees of the Corporation as vice presidents of one or several divisions or operations of the Corporation, subject to the approval of a majority of the Board of Directors; provided, however, that any vice president so appointed shall not be an officer of the Corporation for any other purpose; and

(c) appoint such other agents and employees as in his judgment may be necessary or proper for the transaction of the business of the Corporation and in general shall perform all duties incident to the office of chief executive.

Section 6. President. The president shall assist in establishing basic policies within which the various corporate activities are carried out, guiding and developing long range planning and evaluating activities in terms of objectives. He may sign with the secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, if such additional signature is necessary under the terms of the instrument document being executed or under applicable law, stock certificates of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. The president shall perform such other duties as may be prescribed by the CEO.

Section 7. Chief Operating Officer. The chief operating officer shall in general be in charge of all operations of the Corporation and shall direct and administer the activities of the Corporation in accordance with the policies, goals and objectives established by the Chairman, the CEO, the president and the Board of Directors. The chief operating officer shall perform such other duties as may be prescribed by the CEO.

Section 7. Chief Financial Officer. Except as otherwise determined by the Board of Directors, the chief financial officer shall be the chief financial officer of the Corporation. The chief financial officer shall have the power to:

(a) charge, supervise and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation;

(b) render to the Board of Directors, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as chief financial officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so;

(c) require from all officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation; and

10

(d) perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him from time to time by the Board of Directors or the Chairman or as may be prescribed by the CEO.

Section 8. Executive Vice President. The Board of Directors may elect one or several executive vice presidents. Each executive vice president shall report to either the CEO or the president as determined in the corporate organization plan established by the Board of Directors. The executive vice president shall direct and coordinate such major activities as shall be delegated to him by his superior officer in accordance with policies established and instructions issued by his superior officer or the CEO.

Section 9. Vice President. The Board of Directors may elect one or several vice presidents. Each vice president shall report to either the CEO, the president or the executive vice president as determined in the corporate organization plan established by the Board of Directors. Each vice president shall perform such duties as may be delegated to him by his superior officers and in accordance with the policies established and instructions issued by his superior officer or the CEO. The Board of Directors may designate any vice president as a senior vice president and a senior vice president shall be senior to all other vice presidents and junior to the executive vice president. In the event there is more than one senior vice president, then seniority shall be determined by and be the same as the annual order in which their names are presented to and acted on by the Board of Directors.

Section 10. The Treasurer. The treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Corporation; and (c) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the CEO, president or by the Board of Directors. If required by the Board of Directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

Section 11. The Assistant Treasurer. The assistant treasurer (or, if more than one, the assistant treasurers) shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 12. The Secretary. The secretary shall: (a) keep the minutes of the stockholders’ and the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all stock

11

certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws or as required by law; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) sign with the Chairman, president, or a vice president, stock certificates of the Corporation, the issue of which shall have been authorized by resolution approved by the majority of the Board of Directors; (f) have general charge of the stock transfer books of the Corporation; and (g) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the CEO, president or by the Board of Directors.

Section 13. The Assistant Secretary. The assistant secretary (or, if more than one, the assistant secretaries) shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE V

COMMITTEES

Section 1. The Committees. The Board of Directors may, pursuant to these By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in these By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors, and, subject to Article SEVENTH, Section 6 of the Certificate of Incorporation of the Corporation, a Misys Nominating Committee, an Eclipsys Nominating Committee and an Allscripts Nominating Committee.

ARTICLE VI

SEAL

The Board of Directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”.

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ARTICLE VII

WAIVER OF NOTICE

Whenever any notice whatsoever is required to be given under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of the laws of the State of Delaware, waiver thereof, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE VIII

AMENDMENTS

Subject to the provisions of the Certificate of Incorporation and the By-Laws, these By-Laws may be altered, amended or repealed with the affirmative vote of the majority of the entire Board of Directors; provided, that until the three-year anniversary of the date of the Eclipsys Closing, each of the first paragraph of Article III, Section 1, Article III, Section 4 and Article IV, Section 5 of these By-Laws and the proviso set forth in Article IV, Section 3 of these By-Laws, may be amended by the Board of Directors, or waivers therefrom granted by the Board of Directors, in the manner prescribed by statute, only upon the approval of the Board of Directors by a Supermajority Vote.

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Exhibit 6

Voting Agreement

Incorporated by reference to Exhibit 10.4 attached to the Form 8-K filed by Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) on June 9, 2010, announcing the execution of an Agreement and Plan of Merger by and among Allscripts, Eclipsys Corporation and Arsenal Merger Corp., a wholly owned subsidiary of Allscripts.

Exhibit 7

Form of Manchester Announcement of Coniston Transaction

Not included in this Form 8-K Exhibit 10.1 filing.

Exhibit 8

Form of Joint Announcement of Emerald Transaction

Incorporated by reference to Exhibit 99.1 attached to the Form 8-K filed by Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) on June 9, 2010, announcing the execution of an Agreement and Plan of Merger by and among Allscripts, Eclipsys Corporation and Arsenal Merger Corp., a wholly owned subsidiary of Allscripts.

Exhibit 9

Form of Section 16 Resolutions

Not included in this Form 8-K Exhibit 10.1 filing.

Exhibit 10

Arbitration Procedures

(a)	If Arsenal shall have delivered to Manchester an Objection Notice or a Rejection Notice (each, an Arbitration Notice), the Parties shall select an Independent Arbitrator and resolve the issue or issues in controversy described in such Arbitration Notice pursuant to mandatory and binding arbitration in accordance with this Exhibit 10.

(b)	Any Arbitration Notice shall include three names of individuals (Arsenal Arbitration Candidates) who meet the qualifications to be the Independent Arbitrator and are acceptable to Arsenal. If Manchester accepts any of the Arsenal Arbitration Candidates, Manchester shall so notify Arsenal within three (3) business days of receipt of the Arbitration Notice identifying the Arsenal Arbitration Candidate acceptable to Manchester, who shall thereupon be the Independent Arbitrator. If Manchester does not accept any of the Arsenal Arbitration Candidates, then Manchester shall within three (3) business days of receipt of the Arbitration Notice propose three individuals who meet the qualifications to be the Independent Arbitrator and are acceptable to Manchester (Manchester Arbitration Candidates). If Arsenal accepts any of the Manchester Arbitration Candidates, Arsenal shall so notify Manchester within three (3) business days of receipt of the names of the Manchester Arbitration Candidates identifying the Manchester Arbitration Candidate acceptable to Arsenal, who shall thereupon be the Independent Arbitrator. If Arsenal does not accept any of the Manchester Arbitration Candidates, Arsenal shall so notify Manchester within three (3) business days of the receipt of the names of the Manchester Arbitration Candidates whereupon within one (1) business day one of the Arsenal Arbitration Candidates and one of the Manchester Arbitration Candidates, in each case selected by the other Party, shall be instructed to agree within two (2) business days upon the identity of an individual who meets the qualifications to be the Independent Arbitrator. Notwithstanding anything to the contrary contained herein, in the event the Parties have previously submitted a dispute to arbitration in accordance with this Exhibit 10 or selected an Independent Arbitrator pursuant to Section 10.2(g), the Independent Arbitrator from such previous arbitration proceeding or selected pursuant to Section 10.2(g) shall be the Independent Arbitrator for all subsequent arbitration proceedings relating to any Objection Notice or Rejection Notice unless either Arsenal or Manchester objects to the use of such Independent Arbitrator in any such subsequent arbitration proceeding, in which case the Parties shall select a new Independent Arbitrator in accordance with this paragraph (b).

(c)	The Independent Arbitrator shall be instructed by Arsenal and Manchester to use its best efforts to make a reasoned final written determination within fifteen (15) business days after such selection, binding on the Parties, as to the issue or issues in controversy described in the relevant Arbitration Notice. The Independent Arbitrator shall review written submissions of the Parties with respect to the matters at issue and shall be entitled to seek clarifications or back-up information related thereto from the Parties, as well as in-person joint meetings with the Parties, but shall not undertake an independent investigation. Each Party shall be entitled to a single brief to be submitted within five (5) business days of the selection of the Independent Arbitrator and a single written rebuttal to be submitted within three (3) business days of submission of briefs. Notwithstanding anything to the contrary contained herein, neither Arsenal nor Manchester (nor any of their respective Affiliates or representatives) shall have any ex parte communications or meetings with the Independent Arbitrator without the prior consent of the other Party.

(d)

If Manchester shall have delivered to Arsenal a Reduction Notice, an Excess PLR Guarantee Notice or an Excess Historic Guarantee Notice, the Parties shall negotiate in good faith to select as promptly as reasonably practicable a qualified arbitrator (who for the avoidance of doubt need not be an

Independent Arbitrator) reasonably acceptable to each of the Parties and resolve the issue or issues in controversy described in such Reduction Notice, Excess PLR Guarantee Notice or Excess Historic Guarantee Notice pursuant to mandatory and binding arbitration in accordance with this Exhibit 10.

(e)	Any determination reached by the Independent Arbitrator or the arbitrator selected pursuant to paragraph (d), as the case may be, will be final, conclusive and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction. The Party that is unsuccessful in the arbitration shall pay all fees, costs and expenses of the Independent Arbitrator or the arbitrator selected pursuant to paragraph (d), as the case may be, and all reasonable out-of-pocket fees, costs and expenses of the other Party, including fees payable to attorneys, experts and witnesses for the other Party. In addition, in connection with any Proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Independent Arbitrator or the arbitrator selected pursuant to paragraph (d), as the case may be, the prevailing Party in such a Proceeding will be entitled to recover reasonable fees, costs and expenses incurred in connection with such Proceeding, in addition to any other relief to which it may be entitled. Without limiting the foregoing, Manchester’s costs in connection with this paragraph (d) shall include all out-of-pocket fees, costs and expenses incurred to financial institutions in connection with the PLR Bank Guarantee or Historic Bank Guarantee, as the case may be, remaining outstanding from the date it otherwise would have been released pursuant to Section 10.10 through the date on which it is actually released.

Exhibit 11

Form of Bank Guarantee

AGREED FORM

[LETTERHEAD OF BANK]

Allscripts-Misys Healthcare Solutions, Inc. 222 Merchandise Mart Plaza, Suite 2024 Chicago, IL 60654 USA	[DATE	]

Dear Sir,

ON DEMAND BANK GUARANTEE NO: [NUMBER]

We are informed by Misys plc [COMPANY NUMBER] (“Misys”) that it has entered into a framework agreement with you dated as of June 9, 2010 (as amended, varied or modified from time to time) (the “Framework Agreement”). We have been requested to issue this on demand bank guarantee in connection with Section [10.10(a) / 10.10(b)] of the Framework Agreement.

In consideration of your entering into the Framework Agreement, we [NAME AND ADDRESS OF BANK], irrevocably and unconditionally undertake, as primary obligor, to pay to you from time to time on your first written demand over original hand-written signatures in the form of Exhibit A (including all attachments required by paragraph 3 of Exhibit A) (a “Demand Notice”), and waiving all rights of objection and defence and without reference to Misys or the Framework Agreement and despite any objection by Misys or its affiliates, an amount or amounts not exceeding in aggregate the Maximum Guarantee Amount (as defined below).

A Demand Notice must be received by us prior to the expiration of this guarantee. You are not limited in the number of Demand Notices you may make hereunder; provided, however, that the aggregate sum of all amounts demanded under such Demand Notices may in no event exceed the Maximum Guarantee Amount (as defined below). All amounts payable under this guarantee will be paid in U.S. dollars.

Any Demand Notice shall be validly given by you if delivered to us in person as follows:

[BANK]

[ADDRESS OF BANK] [NOTE: To include NY and/or Chicago branches.]

Any Demand Notice that you give shall be deemed to have been received by us on the day of actual delivery to us in person.

We shall accept any executed Demand Notice as conclusive evidence that the amount claimed is due to you under this guarantee.

AGREED FORM

ALWAYS PROVIDED THAT

1.	Our liability under this guarantee is limited to an amount or amounts not exceeding in aggregate US$[—] million (the “Maximum Guarantee Amount”) as reduced from time to time by a notice from Misys in the form of Exhibit B hereto (including all attachments required by paragraph 3 of Exhibit B) (a “Reduction Notice”).

2.	This guarantee will come into force on [date of Coniston Closing].

3.	This guarantee will expire upon our receipt of a duly executed certificate of the Chief Executive Officer of Misys certifying that this guarantee is terminated in the form of Exhibit C hereto (including all attachments required by paragraph 3 of Exhibit C) (a “Release Notice”).

This guarantee is personal to yourselves and is not transferable or assignable, except that this guarantee shall inure to the benefit of your successors in title by operation of law.

Except to the extent it is inconsistent with the express terms of this guarantee, this guarantee is subject to [the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590)] [the Uniform Rules for Demand Guarantees ICC publication 458].

Upon receipt by us of a notice in the form of either Exhibit D-1 or Exhibit D-2 (each, a “Bank Notice”) stating that a payment is required (in the case of Exhibit D-1) or an event permitting the reduction or termination of this guarantee has occurred (in the case of Exhibit D-2), we shall, within one business day following receipt thereof, send by confirmed facsimile to each of you and Misys a copy of such Bank Notice to the addresses for you and Misys contained in Exhibit E hereto.

Notwithstanding anything herein to the contrary, we shall not make any payment pursuant to a Demand Notice received by us unless and until seven (7) business days have elapsed from our receipt of a Bank Notice from you specifying the payment amount to be demanded.

Notwithstanding anything herein to the contrary, we shall not reduce or terminate this guarantee pursuant to a Reduction Notice or Release Notice received from Misys unless and until ten (10) business days have elapsed from our receipt of a Bank Notice from Misys specifying the reduction amount or stating that an event permitting the termination of this guarantee has occurred, respectively.

This guarantee and all non-contractual obligations arising out of or in connection with this guarantee shall be governed by and construed in accordance with the laws of England and Wales and we hereby irrevocably submit to the exclusive jurisdiction of the English courts to settle any dispute arising out of or in connection with this guarantee (including

AGREED FORM

any dispute regarding the existence, validity or termination of this guarantee or any non-contractual obligation arising out of or in connection with this guarantee).

[To be executed by Bank as a Deed]

We hereby irrevocably submit to the exclusive jurisdiction of the English courts to settle any dispute arising out of or in connection with this guarantee (including any dispute regarding the existence, validity or termination of this guarantee or any non-contractual obligation arising out of or in connection with this guarantee).

[To be executed by Allscripts-Misys Healthcare Solutions, Inc. as a Deed]

AGREED FORM

EXHIBIT A

FORM OF DEMAND NOTICE

To:	[BANK]
[ADDRESS]
Attn:

The undersigned, the Chief Executive Officer of Allscripts-Misys Healthcare Solutions, Inc. ( “Allscripts”), as beneficiary under that certain on demand bank guarantee [            ] dated [            ], 2010 (the “Guarantee”), granted by [BANK] (the “Issuing Bank”), hereby provides notice to the Issuing Bank as follows:

1.	We hereby demand payment in the amount of $ .

2.	We hereby certify that each of the [Transaction Tax Conditions or Post-Closing Franchise Tax Conditions] [NOTE: PLR Bank Guarantee only] [Historic Tax Conditions] [NOTE: Historic Bank Guarantee only] (as defined in the Framework Agreement) has been satisfied.

3.	We hereby certify that attached hereto is a copy of resolutions adopted by the Board of Directors of Allscripts affirming that the Board of Directors of Allscripts has determined that each of the [Transaction Tax Conditions or Post-Closing Franchise Tax Conditions] [NOTE: PLR Bank Guarantee only] [Historic Tax Conditions] [NOTE: Historic Bank Guarantee only] (as defined in the Framework Agreement) has been satisfied, which resolutions are complete and accurate and were duly passed by the Board of Directors of Allscripts and have not been altered, amended or rescinded and remain in full force and effect as of the date of this Demand Notice.

4.	We hereby certify that the amount hereby demanded, when aggregated with any other amount or amounts previously demanded under the Guarantee, does not exceed the Maximum Guarantee Amount available under the Guarantee on the date hereof, as determined in accordance with the terms of the Guarantee.

5.	Payment by the Issuing Bank pursuant to this demand notice shall be made to , ABA Number , Account Number , Attention: , Re: .

Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Guarantee.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:	[—]
Title:	[—]

AGREED FORM

Date:	[—]

AGREED FORM

EXHIBIT B

FORM OF REDUCTION NOTICE

To:	[BANK]

[ADDRESS]

Attn:

The undersigned, the Chief Executive Officer of Misys plc (“Misys”), the arranger of that certain on demand bank guarantee [            ] dated [            ], 2010 (the “Guarantee”), granted by [BANK] (the “Issuing Bank”), hereby provides notice to the Issuing Bank as follows:

1.	We hereby request that the Maximum Guarantee Amount be reduced to $ .

2.	We hereby certify that the conditions set forth in Section [—] of the Framework Agreement for the reduction of the Maximum Guarantee Amount as requested in paragraph 1 above have been satisfied.

3.	We hereby certify that attached hereto is a copy of resolutions adopted by the Board of Directors of Misys affirming that the conditions set forth in Section [—] of the Framework Agreement for the reduction of the Maximum Guarantee Amount as requested in paragraph 1 above have been satisfied, which resolutions are complete and accurate and were duly passed by the Board of Directors of Misys and have not been altered, amended or rescinded and remain in full force and effect as of the date of this reduction notice.

Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Guarantee.

MISYS PLC

By:
Name:	[—]
Title:	[—]
Date:	[—]

AGREED FORM

EXHIBIT C

FORM OF RELEASE NOTICE

To:	[BANK]
[ADDRESS]
Attn:

The undersigned, the Chief Executive Officer of Misys plc (“Misys”), the arranger of that certain on demand bank guarantee [            ] dated [            ], 2010 (the “Guarantee”), granted by [BANK] (the “Issuing Bank”), hereby provides notice to the Issuing Bank as follows:

1.	We hereby request that the Guarantee be terminated with immediate effect.

2.	We hereby certify that one of the conditions set forth in Section [—] of the Framework Agreement for the full release and termination of the Guarantee has been satisfied (without any required reduction of the released amount under Section [—] of the Framework Agreement).

3.	We hereby certify that attached hereto is a copy of resolutions adopted by the Board of Directors of Misys affirming that one of the conditions set forth in Section [—] of the Framework Agreement for the full release and termination of the Guarantee has been satisfied (without any required reduction of the released amount under Section [—] of the Framework Agreement), which resolutions are complete and accurate and were duly passed by the Board of Directors of Misys and have not been altered, amended or rescinded and remain in full force and effect as of the date of this release notice.

Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Guarantee.

MISYS PLC

By:
Name:	[—]
Title:	[—]
Date:	[—]

AGREED FORM

EXHIBIT D-1

FORM OF BANK NOTICE

To:	Misys plc
One Kingdom Street
Paddington
London W2 6BL, UK
Attention: General Counsel
Facsimile number: +44 (0)20 3320 1771

Cc:	[BANK]
[ADDRESS]
Attn:
Facsimile number [ ]

The undersigned, the Chief Executive Officer of Allscripts-Misys Healthcare Solutions, Inc. hereby provides notice to Misys plc as follows:

1.	[Reason for payment to be specified in accordance with Section 10.10 of the Framework Agreement and appropriate evidence (if any) to be attached].

2.	Misys has agreed to indemnify Newco or such Allscripts Group Member from the [Transaction Tax] [Historic Tax] [Post-Closing Franchise Tax] described in paragraph 1 above pursuant to Section [—] of the Framework Agreement.

3.	We therefore hereby request that Misys make payment in the amount of $ in satisfaction of the [Transaction Tax] [Historic Tax] [Post-Closing Franchise Tax] described in paragraph 1 above to or on behalf of Newco or such Allscripts Group Member within seven (7) business days after receipt by Misys of this notice.

4.	If Misys fails to make the payment requested in paragraph 3 above within seven (7) business days after receipt of this notice, we intend to demand payment of the amount set forth in paragraph 3 above pursuant to a Demand Notice to be delivered in person to [BANK].

Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Framework Agreement.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:	[—]

AGREED FORM

Title:	[—]
Date:	[—]

AGREED FORM

EXHIBIT D-2

FORM OF BANK NOTICE

To:	Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Attention: General Counsel
Facsimile number: +1 312 506 1208

Cc:	[BANK]
[ADDRESS]
Attn:
Facsimile number [ ]

The undersigned, the Chief Executive Officer of Misys plc hereby provides notice to Allscripts-Misys Healthcare Solutions, Inc. as follows:

[For any reduction of a guarantee:]

1.	[Reason for reduction to be specified in accordance with Section 10.10 of the Framework Agreement and appropriate evidence (if any) to be attached].

2.	The occurrence of the event described in paragraph 1 above satisfies the conditions for the reduction of the amount of the [PLR Bank Guarantee] [Historic Tax Guarantee] set forth in Section [—] of the Framework Agreement.

3.	We therefore intend to deliver to [BANK], ten (10) business days after receipt by Allscripts of this notice, a Reduction Notice instructing [BANK] to reduce the maximum guarantee amount of the [PLR Bank Guarantee] [Historic Tax Guarantee] to $ in accordance with Section [—] of the Framework Agreement.

Or

[For any termination of a guarantee:]

1.	[Reason for termination to be specified in accordance with Section 10.10 of the Framework Agreement and appropriate evidence (if any) to be attached].

2.	The occurrence of the event described in paragraph 1 above satisfies the conditions for the full release and termination of the [PLR Bank Guarantee] [Historic Tax Guarantee] set forth in Section [—] of the Framework Agreement (without any required reduction of the released amount under Section [—] of the Framework Agreement).

AGREED FORM

3.	We therefore intend to deliver to [BANK], ten (10) business days after receipt by Allscripts of this notice, a Release Notice instructing [BANK] to fully release and terminate the [PLR Bank Guarantee] [Historic Tax Guarantee] in accordance with Section [—] of the Framework Agreement (without any required reduction of the released amount under Section [—] of the Framework Agreement).

Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Framework Agreement.

MISYS PLC

By:
Name:	[—]
Title:	[—]
Date:	[—]

AGREED FORM

EXHIBIT E

ADDRESSES FOR ALLSCRIPTS AND MISYS

If to Allscripts, to:

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Telephone:	+1 800 654 0889
Fax:	+1 312 506 1208

Attn: General Counsel

If to Misys, to:

Misys plc

One Kingdom Street

Paddington

London W2 6BL, UK

Telephone:	+44 (0)20 3320 5000
Fax:	+44 (0)20 3320 1771

Attn: General Counsel

Each of Allscripts and Misys may change its address for receipt of notices under this guarantee by delivering a written notice to us (with a copy to Allscripts or Misys, as the case may be), which upon receipt by us shall automatically amend this Exhibit E and replace the then existing address with the new address.

Exhibit 12

Form of Amended and Restated Relationship Agreement

AGREED FORM

AMENDED AND RESTATED RELATIONSHIP AGREEMENT

by and between

MISYS PLC

and

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

dated as of [—], 2010

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THIS AMENDED AND RESTATED RELATIONSHIP AGREEMENT dated as of [date of Coniston Closing], 2010, is made and entered into

BETWEEN:

(1)	Misys plc, a public limited company incorporated under the laws of England and Wales (Manchester); and

(2)	Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (Arsenal);

together, the Parties.

WHEREAS:

(A)	Manchester acquired direct and indirect ownership of approximately fifty-four and one-half percent (54.5%) of the then issued and outstanding Arsenal Shares pursuant to an Agreement and Plan of Merger, dated March 17, 2008, entered into by and among Manchester, Misys Healthcare Systems, LLC, Arsenal Healthcare Solutions Inc. and Patriot Merger Company, LLC (the Merger);

(B)	Manchester and Arsenal entered into the Original Relationship Agreement (as defined below) to govern the relationship between them and to ensure that, among other things, Manchester would continue to comply with its UK Regulatory Requirements and Arsenal would continue to comply with its US Regulatory Requirements following the Merger;

(C)	Manchester and Arsenal entered into a Framework Agreement dated as of June 9, 2010 (the Framework Agreement) pursuant to which Manchester and Arsenal agreed, among other things and subject to certain conditions, to reduce Manchester’s existing indirect shareholding in Arsenal through (i) a repurchase by Arsenal of certain Arsenal Shares held indirectly by Manchester through its subsidiaries Misys Patriot Limited (MPL), Kapiti Limited (Kapiti) and ACT Sigmex Limited (ACTS) and (ii) a secondary public offering by Kapiti and ACTS of additional Arsenal Shares (the transactions described in clauses (i) and (ii), the Coniston Transaction);

(D)	Arsenal has entered into an Agreement and Plan of Merger dated as of June 9, 2010 (the Merger Agreement) with Emerald Corporation (Emerald) pursuant to and subject to the terms and conditions of which the stockholders of Emerald would receive newly issued Arsenal Shares as consideration (the Emerald Transaction), it being understood that under no circumstances would the Emerald Transaction be consummated prior to the closing of the Coniston Transaction (the Coniston Closing); and

(E)	In connection with and subject to the Coniston Closing, Manchester and Arsenal desire to amend and restate the Original Relationship Agreement in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and in the Framework Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Manchester and Arsenal hereby agrees that the Original Relationship Agreement is hereby amended and restated in its entirety as follows:

1.	INTERPRETATION

1.1	In this Agreement:

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13D Group means any group of Persons that is required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Equity Securities of Arsenal.

Acquired Person shall have the meaning ascribed to such term in Section 11.1 hereof.

ACTS means ACT Sigmex Limited, a limited company formed under the Laws of England and Wales and a subsidiary of Manchester.

Affiliate means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person. For purposes of this Agreement, Manchester and its Subsidiaries, on the one hand, and Arsenal and its Subsidiaries, on the other hand, shall not be deemed Affiliates of each other.

Agreement means this Amended and Restated Relationship Agreement.

Arsenal shall have the meaning ascribed to such term in the first paragraph of this Agreement.

Arsenal Board shall have the meaning ascribed to such term in Section 3.1 hereof.

Arsenal Chairman shall have the meaning ascribed to such term in Section 4.1 hereof.

Arsenal Non-Executive Chairman Term shall have the meaning ascribed to such term in Section 4.4 hereof.

Arsenal Shares means the issued and outstanding shares of common stock of Arsenal, par value $0.01 per share.

beneficially own (or any similar phrase) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

business day means any day except Saturday, Sunday or any day on which banks or stock exchanges are generally not open for business in the City of New York, New York or the City of London, England.

Chairman Agreement means the Employment Agreement, dated as of the date hereof, by and between Arsenal and Philip M. Pead, which shall be effective as of the Emerald Closing.

Companies Act (UK) means the Companies Act 2006, as amended from time to time.

Confidential Information shall have the meaning ascribed to such term in Section 9.1 hereof.

Coniston Closing shall have the meaning ascribed to such term in the Recitals hereof.

Coniston Transaction shall have the meaning ascribed to such term in the Recitals hereof.

Contingent Repurchase shall have the meaning ascribed to such term in the Framework Agreement.

Contingent Repurchase Closing means the consummation of the Contingent Repurchase.

Contingent Repurchase Closing Percentage means the number of Arsenal Shares held by Manchester and its Subsidiaries immediately after the Contingent Repurchase Closing expressed as a percentage of the aggregate number of the then issued and outstanding Arsenal Shares.

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Control (including, with its correlative meanings, Controlled by and under common Control with) means, with respect to any Person, any of the following: (a) ownership, directly or indirectly, by such Person of equity securities entitling it to exercise in the aggregate more than fifty percent (50%) of the voting power of the entity in question or (b) the possession by such Person of the power, directly or indirectly, to elect a majority of the board of directors (or equivalent governing body) of the entity in question.

Disclosing Party shall have the meaning ascribed to such term in Section 9.1 hereof.

Disclosure and Transparency Rules (UK) means the disclosure and transparency rules of the FSA.

Emerald means Emerald Corporation, a Delaware corporation.

Emerald Closing means the consummation of the Emerald Transaction.

Emerald Closing Percentage means the number of Arsenal Shares held by Manchester and its Subsidiaries immediately after the Emerald Closing expressed as a percentage of the aggregate number of the then issued and outstanding Arsenal Shares.

Emerald Designee shall have the meaning ascribed to such term in Section 4.2 hereof.

Emerald Transaction shall have the meaning ascribed to such term in the Recitals hereof.

Equity Security means any Arsenal Shares or other equity security of Arsenal, or option, warrant, right or other security convertible, or exercisable into or exercisable for equity securities of Arsenal.

Excepted Transaction shall have the meaning ascribed to such term in Section 11.1 hereof.

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended.

FINRA means the U.S. Financial Industry Regulatory Authority.

First Arsenal Chairman means Marcel L. Gamache.

Framework Agreement shall have the meaning ascribed to such term in the Recitals hereof.

FSA means the UK Financial Services Authority.

Governmental Authority means any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

Governmental Authorization means any permit, consent, approval, authorization, waiver, grant, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority.

Independent Director means a director who, with respect to Arsenal, meets the criteria for independence established by Nasdaq.

Kapiti means Kapiti Limited, a limited company formed under the Laws of England and Wales and a subsidiary of Manchester.

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Law means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards, decrees and Governmental Authorizations of any Governmental Authority.

Listing Rules (UK) means the listing rules of the FSA.

LSE means London Stock Exchange plc.

Manchester shall have the meaning ascribed to such term in the first paragraph of this Agreement.

Manchester Directors shall have the meaning ascribed to such term in Section 3.1 hereof.

Manchester’s General Counsel means the Manchester executive who holds that title at any given time.

Manchester Group means Manchester and its Subsidiaries from time to time (excluding Arsenal and its Subsidiaries from time to time).

Manchester Marks shall have the meaning ascribed to such term in Section 11.3(b) hereof.

Maximum Arsenal Percentage shall have the meaning ascribed to such term in Section 11.1 hereof.

Merger shall have the meaning ascribed to such term in the Recitals hereof.

Merger Agreement shall have the meaning ascribed to such term in the Recitals hereof.

MOSS shall have the meaning ascribed to such term in Section 11.4 hereof.

MPL means Misys Patriot Limited, a limited company formed under the Laws of England and Wales and a subsidiary of Manchester.

Nasdaq means the Nasdaq National Market.

Original Relationship Agreement means, collectively, the Relationship Agreement between the Parties dated as of March 17, 2008, as amended by the First Amendment to the Relationship Agreement, dated as of August 14, 2008, and the Second Amendment to the Relationship Agreement, dated as of January 5, 2009.

Parties means Manchester and Arsenal, with each being a Party.

Person means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature organized under any applicable Law, an unincorporated organization or any Governmental Authority.

Representatives shall have the meaning ascribed to such term in Section 9.1 hereof.

Restricted Activities shall have the meaning ascribed to such term in Section 11.3(a) hereof.

SEC means the U.S. Securities and Exchange Commission.

Second Arsenal Chairman shall have the meaning ascribed to such term in Section 4.3 hereof.

Standstill Period shall have the meaning ascribed to such term in Section 11.1 hereof.

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Subsidiary means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, is Controlled by such first Person.

Transaction shall have the meaning ascribed to such term in Section 11.1 hereof.

UKLA means the UK Listing Authority.

UK Regulatory Requirements means Manchester’s obligations under, inter alia, the Companies Act (UK), the Listing Rules (UK) and the Disclosure and Transparency Rules (UK) or any similar Law in effect now or in the future.

UK Takeover Code means the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers.

US Regulatory Requirements means Arsenal’s obligations under, inter alia, the U.S. Securities Act of 1933, as amended, the Exchange Act, FINRA rules and regulations and the General Corporation Law of the State of Delaware or any similar Law in effect now or in the future.

Voting Securities means at any time any securities entitled to vote generally in the election of directors of Arsenal or its successors; provided, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for Arsenal Shares shall be deemed to have been so converted, exchanged or exercised.

1.2	In this Agreement any reference, express or implied, to a Law includes:

(a)	that Law, as amended, extended or applied by or under any other Law (before, on or after execution of this Agreement);

(b)	any Law which that Law re-enacts (with or without modification); and

(c)	any subordinate legislation made (before, on or after execution of this Agreement) under that Law, including (where applicable) that Law as amended, extended or applied as described in paragraph (a) above, or under any Law which it re-enacts as described in paragraph (b) above, and Law includes any rule, regulation or requirement of the SEC, General Corporation Law of the State of Delaware, FINRA, UK Listing Authority, London Stock Exchange, FSA, the UK Takeover Code and any other body or authority acting under the authority of any Law and any legislation in any jurisdiction.

1.3	Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to a Person are also to its permitted successors and assigns, (iii) references to any gender include the other genders, (iv) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (v) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (vi) the terms “day” and “days” mean and refer to calendar day(s) and (vii) the terms “year” and “years” mean and refer to calendar year(s).

1.4	The headings and captions in this Agreement and in the table of contents are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

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2.	DURATION

This Agreement shall take effect immediately on the date hereof and, except for the specific rights and obligations set forth herein that by their terms are intended to terminate earlier, shall continue indefinitely.

3.	BOARD REPRESENTATION

3.1	The Arsenal board of directors (the Arsenal Board) shall consist of a number of directors fixed from time to time by the Arsenal Board. Manchester shall have the right to nominate for election to the Arsenal Board two (2) directors (the Manchester Directors), one of whom shall serve on the Arsenal Nominating and Governance Committee; provided, however, that the Manchester Director serving on the Arsenal Nominating and Governance Committee shall be an Independent Director and if neither Manchester Director is an Independent Director, then neither of the Manchester Directors shall serve on the Arsenal Nominating and Governance Committee; provided, further, that Manchester’s right to nominate two (2) Manchester Directors for election to the Arsenal Board shall be reduced as follows:

(i)	if, at any time, Manchester shall own, directly or indirectly, for more than ten (10) consecutive business days, less than 15.5 million Arsenal Shares (as adjusted pursuant to Section 13.6) but continues to own, directly or indirectly, such number of Arsenal Shares that as a percentage of the then outstanding Arsenal Shares is equal to or greater than 5.0%, the number of Manchester Directors shall be permanently (unless further reduced pursuant to clause (ii) below) reduced to one (which individual shall not serve on the Arsenal Nominating and Governance Committee);

(ii)	if, at any time, Manchester shall own, directly or indirectly, for more than ten (10) consecutive business days, less than 5.0% of the then outstanding Arsenal Shares, Manchester shall permanently cease to have a right to nominate any Manchester Directors to the Arsenal Board;

(iii)	if, at any time, Manchester takes an action specified in Sections 11.1(iii), 11.1(iv) or 11.1(viii) (or the board of directors of Manchester formally resolves to take an action specified in Section 11.1(xi) with regard to any action specified in Sections 11.1(iii), 11.1(iv) or 11.1(viii)) at a time when it has the right to designate a Manchester Director but no Manchester Director is then serving on the Arsenal Board, Manchester shall permanently cease to have a right to nominate any Manchester Directors to the Arsenal Board; and

(iv)	if, at any time, a Manchester Director resigns from, or refuses to stand for re-election to, the Arsenal Board (A) after notifying the Arsenal Board in writing that the reason for such resignation or refusal to stand for re-election is a disagreement with Arsenal or (B) if no such written notification is provided prior to such resignation or refusal to stand for re-election, if such Manchester Director does not furnish Arsenal with a letter indicating disagreement with any disclosure by Arsenal pursuant to Item 5.02(a)(1) of Form 8-K, then Manchester shall permanently cease to have a right to nominate a replacement for such Manchester Director.

3.2

The Manchester Directors who will serve immediately following the date hereof and until the next annual meeting of stockholders shall be Stephen Wilson and John King. Thereafter, Manchester shall provide the Arsenal Manchester Nominating Committee and Nominating and Governance Committee at least one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting, with the names of the Manchester Directors that Manchester has a right to nominate pursuant to Section 3.1, if any, and the Arsenal Manchester Nominating Committee or Nominating and Governance Committee, as applicable, shall then recommend such Manchester Directors to the Arsenal Board who

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shall in turn recommend such Manchester Directors for election by Arsenal stockholders. For so long as Manchester retains the right to nominate any Manchester Directors pursuant to Section 3.1, Arsenal shall use commercially reasonable efforts to (a) ensure that the Arsenal Nominating and Governance Committee (other than the Manchester Director serving thereon, if any) recommends to the Arsenal Board such Manchester Directors for election, (b) ensure that the Arsenal Board (other than any Manchester Director serving thereon) recommends to the stockholders of Arsenal such Manchester Directors for election and (c) cause the Arsenal Board to use reasonable efforts to solicit from the stockholders of Arsenal eligible to vote for the election of directors proxies in favor of such Manchester Directors. For so long as Manchester retains the right to nominate any Manchester Directors pursuant to Section 3.1, if Manchester shall fail to provide the Arsenal Manchester Nominating Committee and Nominating and Governance Committee with the names of the Manchester Director nominees as provided above, it shall be deemed that the then serving Manchester Directors shall be the Manchester nominees for election. If at any time a Manchester Director resigns or is removed from the Arsenal Board (other than pursuant to Section 3.3) and at such time Manchester would have a right to nominate such director pursuant to Section 3.1, Manchester shall be entitled to designate a replacement Manchester Director to be appointed by the Arsenal Board to fill such vacancy and serve on the Arsenal Board until the next annual meeting of stockholders.

3.3	In the case of any reduction in Manchester’s ownership of Arsenal Shares such that Manchester’s right to nominate Manchester Directors is reduced as set forth in Section 3.1(i) or 3.1(ii), within three (3) business days thereafter, (a) Manchester shall designate the appropriate number of Manchester Directors to resign immediately and shall use its commercially reasonable efforts to cause such Manchester Directors to so resign, (b) the Arsenal Board (following the recommendation of the Arsenal Nominating and Governance Committee) shall appoint replacement directors to serve for the remainder of the term of such Manchester Directors and (c) where Manchester’s right to nominate Manchester Directors is reduced to one as set forth in Section 3.1(i), Manchester shall use its commercially reasonable efforts to cause the Manchester Director then serving on the Arsenal Nominating and Governance Committee to resign immediately from his position as a member of such committee.

3.4	Subject to compliance with Arsenal’s conflict of interest policy generally applicable to all Arsenal directors, the Manchester Directors shall be furnished with all information that is provided to any other directors of Arsenal (in their capacities as such) at the same time as such information is furnished to such other directors.

3.5	At any annual meeting of Arsenal stockholders held during calendar year 2010 and at the first meeting of Arsenal stockholders held to elect directors in calendar year 2011, Manchester will cause its Voting Securities to be present for quorum purposes and will vote or cause to be voted all Voting Securities beneficially owned by any member of the Manchester Group in favor of all the directors recommended by the Arsenal Nominating and Governance Committee and the Arsenal Board. After the date of the first meeting of Arsenal stockholders held to elect directors in calendar year 2011, Manchester may vote or cause to be voted all Voting Securities beneficially owned by any member of the Manchester Group in any manner Manchester deems appropriate, including against one or more of the directors recommended by the Arsenal Nominating and Governance Committee and the Arsenal Board.

3.6

At any annual meeting of Arsenal stockholders held during calendar year 2010 and at the first meeting of Arsenal stockholders held to elect directors in calendar year 2011, except as set forth in Section 3.3 or in accordance with the recommendation of the Arsenal Nominating and Governance Committee or the Arsenal Board or in any case of removal “for cause”, Manchester will not vote (and will cause not to be voted) any Voting Securities beneficially owned by any member of the Manchester Group in favor of the

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removal from the Arsenal Board of any director nominated for election to the Arsenal Board by the Arsenal Nominating and Governance Committee and will cause all Voting Securities beneficially owned by any member of the Manchester Group to be voted against such removal. For avoidance of doubt, in any case of removal “for cause” or if so recommended by the Arsenal Nominating and Governance Committee or the Arsenal Board, Manchester may, but shall not be required to, vote (or cause to be voted) any Voting Securities beneficially owned by any member of the Manchester Group in favor of the removal from the Arsenal Board of any director nominated for election to the Arsenal Board by the Arsenal Nominating and Governance Committee.

4.	ARSENAL CHAIRMAN

4.1	During the Arsenal Non-Executive Chairman Term (as defined below), (x) except as set forth in the second sentence of Section 4.2 below, the Chairman of Arsenal shall be a newly created position of non-executive Chairman of the Arsenal Board (the Arsenal Chairman) and (y) the positions of the Arsenal Chairman (or Chairman of the Arsenal Board, as the case may be) and the Chief Executive Officer of Arsenal shall be held by different persons. Arsenal shall take such actions as are necessary so as to amend the Bylaws of Arsenal to give immediate effect to the foregoing.

4.2	The First Arsenal Chairman shall serve in such role for a term that expires on the earlier of (x) the date that is two (2) years following the date hereof and (y) the date on which the Emerald Closing occurs; provided, however, that if during such term (i) the First Arsenal Chairman resigns, dies or is otherwise unable to continue to serve in such position or is removed (which removal may only be carried out by the affirmative vote of no less than a two-thirds majority of the members of the Arsenal Board) and (ii) at the time such vacancy is created Manchester has the right to nominate one or more Manchester Directors to the Arsenal Board in accordance with Section 3.1, then a replacement for the First Arsenal Chairman shall be elected by the affirmative vote of no less than a two-thirds majority of the members of the Arsenal Board to serve out the remaining term of such two (2) year period (and, for the purposes of this Section 4, such replacement shall also be referred to as the First Arsenal Chairman). In the event the term of the First Arsenal Chairman expires on the date of the Emerald Closing in accordance with clause (y) of the immediately preceding sentence, the individual designated by the Arsenal Board in accordance with terms of the Merger Agreement to serve as the Chairman of the Arsenal Board (the Emerald Designee) shall serve as the Chairman of the Arsenal Board for a term of three (3) years from the date of the Emerald Closing in accordance with the terms of the Merger Agreement, the Bylaws of Arsenal and the Chairman Agreement; provided, however, that if during such term (i) the Emerald Designee resigns, dies or is otherwise unable to continue to serve in such position or is removed (which removal may only be carried out by the affirmative vote of no less than a two-thirds majority of the entire Arsenal Board) and (ii) at the time such vacancy is created Manchester has the right to nominate one or more Manchester Directors to the Arsenal Board in accordance with Section 3.1, then a replacement for the Emerald Designee shall be elected by the affirmative vote of no less than a two-thirds majority of the entire Arsenal Board to serve out the remaining term of such three (3) year period (and, for the purposes of this Section 4, such replacement shall also be referred to as the Emerald Designee).

4.3

If at the expiration of the (x) two (2) year term of the First Arsenal Chairman or (y) the term during which the Emerald Designee serves as the Arsenal Chairman, as the case may be, Manchester continues to have the right to nominate one or more Manchester Directors to the Arsenal Board in accordance with Section 3.1, then the next Arsenal Chairman shall be elected (or the First Arsenal Chairman or the Emerald Designee, as the case may be, shall be re-elected) (in either case, the Second Arsenal Chairman) by the affirmative vote of no less than a two-thirds majority of the entire Arsenal Board. The term of appointment of the Second Arsenal Chairman shall be for a period of not less than two (2)

10

years following the date of such election (or re-election). During the Arsenal Non-Executive Chairman Term, the removal of the Second Arsenal Chairman shall require the affirmative vote of no less than a two-thirds majority of the entire Arsenal Board.

4.4	For purposes of this Section 4, the Arsenal Non-Executive Chairman Term shall mean the period between the date hereof and the first to occur of (i) the date on which Manchester ceases to have the right to nominate any Manchester Directors and (ii) the expiration of the two (2) year term of the Second Arsenal Chairman (or any replacement therefor).

5.	OPERATING REQUIREMENTS

5.1	For so long as Manchester continues to own, directly or indirectly, such number of Arsenal Shares that as a percentage of the then outstanding Arsenal Shares is equal to or greater than 5.0%, each of Arsenal and Manchester agrees to use its commercially reasonable efforts to ensure that it and each of its Subsidiaries continues to comply with all applicable US Regulatory Requirements and UK Regulatory Requirements from time to time (as applicable).

5.2	For so long as Manchester continues to own, directly or indirectly, such number of Arsenal Shares that as a percentage of the then outstanding Arsenal Shares is equal to or greater than 5.0%, other than with the prior written consent of Manchester, Arsenal shall not treat itself as other than a corporation for U.S. federal income tax purposes.

6.	PROVISION OF INFORMATION

6.1	Arsenal shall provide, and shall cause its Subsidiaries to provide, Manchester with all information (including financial information prepared in accordance with International Financial Reporting Standards in a form consistent with past practice) as Manchester reasonably requires to comply with all applicable UK Regulatory Requirements for any period as to which Manchester is required to account for its investment in Arsenal by full consolidation or by the equity method of accounting, which in any event shall include such information relating to the period from the commencement of Arsenal’s fiscal year 2011 until the date hereof.

6.2	Subject to applicable Laws and attorney-client privilege, and so long as such disclosure does not result in any reporting or disclosure obligations for Arsenal under US Regulatory Requirements, the Manchester Directors shall be entitled to disclose to such of Manchester’s officers, directors, employees and advisers who have a reasonable need to receive such disclosure in connection with Manchester’s investment in Arsenal, any information in such Manchester Director’s possession however obtained that relates to Arsenal or any of its Subsidiaries; provided, that Manchester shall ensure that each such recipient is aware, where such is the case, of the confidential nature of such information and, in any such case, Manchester shall use commercially reasonable efforts to cause each such recipient to treat such information as Confidential Information in accordance with Section 9; provided, further, that if disclosure of any such information to Manchester would result in the loss of attorney-client privilege to Arsenal and if entering into a joint defense agreement would protect such privilege, Arsenal and Manchester shall negotiate in good faith an appropriate joint defense agreement as promptly as practicable in order to permit such disclosure to Manchester. Manchester shall be responsible for any breach of confidentiality by such recipients.

6.3

Manchester acknowledges that the information disclosed under Section 6.1 may be inside information in relation to Arsenal and undertakes that it shall (and shall use all powers vested in it to procure, so far as it is legally able, that each of its Subsidiaries shall) comply with all applicable Laws in relation to the

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disclosure or use of such information until such information ceases to be inside information in relation to Arsenal.

6.4	Neither Manchester nor Arsenal shall be obliged to disclose any information under this Section 6 if and to the extent that such disclosure would be prohibited by Law.

6.5	For the purposes of this Section 6, Arsenal’s obligations to disclose information to Manchester will be satisfied when the information is received by Manchester’s General Counsel or such other executive officer of Manchester as Manchester may designate from time to time.

7.	TRADING IN ARSENAL AND MANCHESTER SHARES

For so long as Manchester continues to own, directly or indirectly, such number of Arsenal Shares that as a percentage of the then outstanding Arsenal Shares is equal to or greater than 5.0%, Arsenal and Manchester agree to work together in good faith to, where appropriate:

(a)	maintain all existing internal controls for monitoring and regulating the appropriate flow of inside information between Arsenal and Manchester; and

(b)	maintain all agreed protocols for trading in Arsenal Shares and shares of Manchester common stock.

8.	ANNOUNCEMENTS

Except as required by Law or by the requirements of any securities exchange on which the securities of a Party are listed, the Parties shall cooperate as to the timing and contents of any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or any communication with any news media with respect thereto.

9.	CONFIDENTIALITY

9.1	Each Party shall hold and not disclose, and shall cause its employees, officers, directors, agents and other representatives (Representatives) and any of its Subsidiaries or other controlled Affiliates or any of their respective Representatives to hold and not disclose, all material non-public information and any other information of a secret or confidential nature (including all business, operational, customer, employee, technological, financial, commercial and other proprietary information and materials) (the Confidential Information) received by it from the other Party or any of its Subsidiaries or other Affiliates or any of their respective Representatives (the Disclosing Party).

9.2	Except as expressly authorized by prior written consent of (i) Manchester, in any case where Manchester or any of its Subsidiaries or other controlled Affiliates, or any of their respective Representatives, is the Disclosing Party or (ii) Arsenal, in any case where Arsenal or any of its Subsidiaries or other controlled Affiliates, or any of their respective Representatives, is the Disclosing Party, the receiving Party shall and shall cause its Representatives to:

(a)	limit access to any Confidential Information of the Disclosing Party received by it to its and its Affiliates’ Representatives who have a reasonable need to know such Confidential Information;

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(b)	advise such Representatives having access to the Confidential Information of the Disclosing Party of the proprietary nature thereof and of the obligations set forth in this Agreement and confirm their agreement that they will be bound by such obligations;

(c)	safeguard all Confidential Information of the Disclosing Party received using a reasonable degree of care, but not less than that degree of care used by the receiving Party in safeguarding its own similar information or material;

(d)	comply in all material respects with all applicable Laws relating to maintaining the confidentiality of the Confidential Information of the Disclosing Party; and

(e)	not reproduce, exploit or, except as set forth in Section 3.4 and Section 6, use any Confidential Information of the Disclosing Party or disclose the Confidential Information of the Disclosing Party to any other Person.

9.3	Nothing in Section 8 or this Section 9 shall prevent any announcement being made or any Confidential Information being disclosed:

(a)	with the prior written approval of the other Party, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)	to the extent required by Law or the Disclosure and Transparency Rules (UK) or by the FSA, the UKLA, the LSE, the UK Takeover Code, the Nasdaq, FINRA or the SEC (or their replacement bodies) or any rule or regulation promulgated thereby or thereunder.

9.4	Nothing in this Section 9 shall prevent disclosure of Confidential Information:

(a)	that was or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives;

(b)	that was or becomes available to the receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives; provided that such source was not known by the receiving Party to be bound by any agreement with the Disclosing Party to keep such information confidential; or

(c)	that has already been or is hereafter independently acquired or developed by the receiving Party or its Representatives without violating any confidentiality agreement or other similar obligation.

10.	WAIVER AND AMENDMENT

10.1	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

10.2

Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition or a waiver of any other term or condition, of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial

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exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Other than as expressly set forth herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.	STANDSTILL

11.1

For a period of five (5) years after the date hereof (the Standstill Period), Manchester shall not, and shall cause each of its Subsidiaries not to, (i) directly or indirectly, acquire, seek to acquire or make an offer to acquire, alone or in concert with others, whether by purchase, gift, business combination or otherwise (a Transaction), any number of Equity Securities such that, after giving effect to such Transaction, the Manchester Group (taken as a whole) would beneficially own, directly or indirectly, an aggregate number of Arsenal Shares representing (as a percentage) more than the lesser of (A) 17% of the then issued and outstanding Arsenal Shares or (B) (1) if the Emerald Closing does occur (but the Contingent Repurchase does not occur), 2% above the Emerald Closing Percentage or (2) if the Contingent Repurchase occurs, 2% above the Contingent Repurchase Closing Percentage (the lesser of (A) or (B) is hereinafter referred to as the Maximum Arsenal Percentage), in each case unless such Transaction is approved by the Audit Committee of the Arsenal Board prior to the consummation thereof, (ii) propose to enter into or seek to effect, directly or indirectly, alone or in concert with others, any merger, consolidation, recapitalization, reorganization or other business combination involving Arsenal or any of its Subsidiaries or to purchase, directly or indirectly, alone or in concert with others, a material portion of the business or assets of Arsenal or any of its Subsidiaries, (iii) for so long as a Manchester Director is serving on the Arsenal Board, initiate or propose any security holder proposal, (iv) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) whether or not such solicitation is exempt under Rule 14a-2 under the Exchange Act, to vote or act by written consent, or seek to advise or influence any person with respect to the voting of, or the execution of a written consent in respect of any Equity Securities of Arsenal or any of its Subsidiaries or become a “participant” in a “solicitation” of proxies (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the election of directors to the Arsenal Board, or, for so long as a Manchester Director is serving on the Arsenal Board, with respect to any other matter, (v) deposit any Equity Securities into a voting trust or subject any such Equity Securities to any arrangement or agreement with respect to the voting thereof by or together with any person other than Manchester, (vi) form, join, knowingly influence, participate in or knowingly encourage the formation of any 13D Group with respect to any Equity Securities, (vii) except as specifically permitted by this Agreement, seek election to or seek to place a representative or other Affiliate or nominee on the Arsenal Board or seek the removal of any member of the Arsenal Board other than for cause or in accordance with the recommendation of the Arsenal Nominating and Governance Committee or the Arsenal Board, (viii) for so long as a Manchester Director is serving on the Arsenal Board, initiate, propose or knowingly take any public action in support of any security holder proposal to, or otherwise seek to have Arsenal amend its by-laws or its certificate of incorporation, (ix) other than in a public offering or a Rule 144 broker transaction, sell, transfer or otherwise dispose of any Equity Securities to any Person or 13D Group who is prior to the consummation of such sale, transfer or other disposition known to Manchester to be a beneficial owner of 5% or more of the outstanding Equity Securities (other than a beneficial owner who has filed or is eligible to file a Schedule 13G under the Exchange Act), (x) publicly disclose any intention, plan or arrangement inconsistent with the foregoing or (xi) publicly disclose a willingness or desire to have any other Person engage in, any of the transactions or actions described in this Section 11.1. Manchester also agrees not to, and to cause each of its Subsidiaries during the Standstill Period not to, request Arsenal or its Representatives, directly or indirectly, to amend or waive any provisions of this Section 11 (including this sentence), other than through a direct non-public communication by the CEO of

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Manchester to the CEO or non-executive Chairman of Arsenal (and to no other Person) that would not reasonably be expected to require any public disclosure on the part of Arsenal or Manchester and that is not thereafter voluntarily disclosed by Manchester except as required by Law or any UK Regulatory Requirement. Nothing in this Section 11.1 shall limit Manchester’s power and right to purchase or acquire, directly or indirectly, any Person (an Acquired Person) that at the time of such acquisition owns Arsenal Shares so long as such Arsenal Shares represent no more than 5% of the total assets of such Acquired Person at the time of such acquisition (an Excepted Transaction); provided, that if Manchester completes an Excepted Transaction, it shall notify Arsenal promptly upon learning that an Acquired Person owns Arsenal Shares. If Manchester’s acquisition, directly or indirectly, of Arsenal Shares pursuant to an Excepted Transaction would result in Manchester’s beneficial ownership being in excess of the Maximum Arsenal Percentage, then in such event the Maximum Arsenal Percentage shall be increased by a percentage determined by dividing (x) only such number of Arsenal Shares purchased or acquired in connection with such Excepted Transaction that would result in Manchester beneficially owning an amount of Arsenal Shares in excess of the Maximum Arsenal Percentage by (y) the number of then issued and outstanding Arsenal Shares, and such modified Maximum Arsenal Percentage shall remain in full force and effect; provided, however, that in the event Manchester or any of its Subsidiaries, at any time after an Excepted Transaction, directly or indirectly, sells, transfers or otherwise disposes of any Arsenal Shares or such Acquired Person, then, in such event, the Maximum Arsenal Percentage shall be decreased by a percentage determined by dividing (x) the amount of Arsenal Shares owned by such Acquired Person or sold, transferred or otherwise disposed of by Manchester or any of its Subsidiaries by (y) the number of then issued and outstanding Arsenal Shares, and such modified Maximum Arsenal Percentage shall remain in full force and effect; provided, further, that in no event shall the Maximum Arsenal Percentage be decreased below the lesser of (A) 17% of the then issued and outstanding Arsenal Shares or (B) (1) if the Emerald Closing does occur (but the Contingent Repurchase does not occur), 2% above the Emerald Closing Percentage or (2) if the Contingent Repurchase occurs, 2% above the Contingent Repurchase Closing Percentage, without giving effect, in the case of each of clauses (A) and (B), to any Excepted Transaction.

11.2	If any member of the Manchester Group inadvertently acquires any Equity Securities in violation of this Agreement, such member of the Manchester Group shall, as soon as it becomes aware of such violation, (a) give immediate notice to Arsenal and (b) subject to Section 11.1(ix), immediately dispose of such Equity Securities to Persons who are not members of the Manchester Group or Affiliates of any member thereof; provided that if the applicable member of the Manchester Group fails to comply with this Section 11.2 within ten (10) business days after becoming aware of such violation, Arsenal may also pursue any other available remedy to which it may be entitled as a result of such violation.

11.3	In furtherance of the transactions contemplated hereby and by the Framework Agreement, Manchester covenants and agrees that neither Manchester nor any of its controlled Affiliates will:

(a)	for a period of eighteen (18) months after the Coniston Closing, directly or indirectly (including by partnering with third parties) deploy, sell, license or market any electronic medical health record or physician practice management software, related applications or solutions (the Restricted Activities), in any country in the world where Arsenal is conducting Restricted Activities on the date hereof; provided, however, that the reference to “related applications or solutions” in the definition of Restricted Activities shall not preclude MOSS from conducting its business as conducted on the date of the Framework Agreement or reasonable extensions thereof in the healthcare information exchange market which, for the avoidance of doubt, will in no event include electronic medical health record or physician practice management software; or

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(b)	for a period of eighteen (18) months after the Coniston Closing, utilize the name [Misys] or any trade name, trademark, brand name, domain name or logo containing or associated with the name [Misys] (collectively, the Manchester Marks) in connection with any healthcare information technology solutions, or grant to any third party the right or license to use the Manchester Marks in connection with any healthcare information technology solutions anywhere in the world.

11.4	Notwithstanding anything contained in Section 11.3(b) to the contrary, Misys Open Source Solutions, LLC (MOSS) shall be permitted to utilize the MOSS name or any trade name, trademark, brand name, domain name or logo relating to MOSS in connection with healthcare information technology solutions other than in connection with any of the Restricted Activities.

12.	TERMINATION

This Agreement shall only be terminated with the prior written consent of both Arsenal and Manchester.

13.	GENERAL

13.1	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party. Any attempted assignment in violation of this Section 13.1 shall be void.

13.2	This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between Manchester and Arsenal with respect to the subject matter hereof, including the Original Relationship Agreement. All terms and provisions of the Original Relationship Agreement are hereby terminated and are null and void and of no further force and effect.

13.3	This Agreement may be signed in any number of counterparts (including by fax or other electronic signature), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Party. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing express or implied in this Agreement is intended or shall be construed to confer upon any Person other than the Parties any legal or equitable rights or remedies under this Agreement.

13.4	If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or the remaining portion thereof) or the application of such provision to any other Person or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are completed as originally contemplated to the greatest extent possible.

13.5	Nothing contained herein shall limit in any way Manchester’s rights under the Registration Rights Agreement (as defined in the Framework Agreement).

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13.6	If Arsenal (i) reduces the number of Arsenal Shares outstanding and increases the share price proportionately by a reverse stock split or any similar action or (ii) increases the number of Arsenal Shares outstanding by a stock dividend, subdivision or split-up of Arsenal Shares or any similar action, in each case, the number of Arsenal Shares set out in Section 3.1(i) shall be adjusted proportionately following the record date for such transaction.

14.	NOTICES

All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by fax or sent by international overnight courier service and shall be deemed given when so delivered by hand or fax (if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt; otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt), or one (1) business day after mailing in the case of international overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14):

if to Manchester, to:

Misys plc
One Kingdom Street
Paddington
London W2 6BL, UK
Telephone:	+44 (0)20 3320 5000
Fax:	+44 (0)20 3320 1771
Attention:	General Counsel

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Telephone:	+1 212 610 6471
Fax:	+1 212 610 6399
Attention:	A. Peter Harwich

if to Arsenal, to:

Allscripts-Misys Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Telephone:	+1 800 654 0889
Fax:	+1 312 506 1208
Attention:	General Counsel

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603

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Telephone:	+1 312 853 7000
Fax:	+1 312 853 7036
Attention:	Frederick C. Lowinger; Gary D. Gerstman

and

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Telephone:	+1 312 558 5600
Fax:	+1 312 558 5700
Attention:	Robert F. Wall

15.	GOVERNING LAW

This Agreement (and any claims or disputes arising out of or related to this Agreement or to the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction.

16.	ENFORCEMENT

16.1	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief.

16.2	Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court is unavailable, state or federal courts located in Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each Party hereby agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware). Each Party hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 16.2. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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16.3	EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.3.

[SIGNATURE PAGE FOLLOWS]

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SIGNATORIES

IN WITNESS WHEREOF, Manchester and Arsenal have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

MISYS PLC

By:
Name:
Title:

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title:

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Exhibit 13

Registration Rights Agreement

Incorporated by reference to Exhibit 10.3 attached to the Form 8-K filed by Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) on June 9, 2010, announcing the execution of an Agreement and Plan of Merger by and among Allscripts, Eclipsys Corporation and Arsenal Merger Corp., a wholly owned subsidiary of Allscripts.

Exhibit 14

Form of Transitional Services Agreement

AGREED FORM

TRANSITIONAL SERVICES AGREEMENT

by and between

MISYS PLC

and

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC

dated as of [—], 2010

TRANSITIONAL SERVICES AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT (this “Agreement”), dated as of [            ], 2010, between Misys plc, a public limited company incorporated under the laws of England and Wales (“Manchester”), and Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Arsenal”).

W I T N E S S E T H :

WHEREAS, Manchester acquired direct and indirect ownership of approximately fifty-four and one-half percent (54.5%) of the then issued and outstanding Arsenal Shares pursuant to an agreement and plan of merger, dated March 17, 2008, entered into by and among Manchester, AM LLC, Allscripts Healthcare Solutions Inc. and Patriot Merger Company, LLC;

WHEREAS, Manchester and Arsenal entered into a Framework Agreement dated as of June 9, 2010 (the “Framework Agreement”) pursuant to which Manchester and Arsenal agreed, among other things and subject to certain conditions, to reduce Manchester’s existing indirect shareholding in Arsenal through (i) a repurchase by Arsenal of Arsenal Shares held indirectly by Manchester through its subsidiaries and (ii) a secondary public offering by subsidiaries of Manchester of additional Arsenal Shares (the transactions described in clauses (i) and (ii), the “Coniston Transaction”); and

WHEREAS, following the occurrence of, and subject to the closing of, the Coniston Transaction (the “Coniston Closing”), Manchester and Arsenal each desire to provide, or cause to be provided, to the Recipients indicated on the Schedules hereto, and such Recipients desire to accept and receive, the Services and other services and rights set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manchester and Arsenal agree as follows:

1.	Definitions and Interpretation

1.1	Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“AAA” has the meaning specified in Section 10.2.

“Action” means any suit, action, cause of action, proceeding, claim, complaint, grievance, arbitration proceeding, demand, citation, summons, subpoena, cease and desist letter, injunction, notice of violation or irregularity, review or investigation (whether civil, criminal, regulatory or otherwise and whether at law or in equity) before or by any Governmental Entity or before any arbitrator.

“Additional Service” has the meaning specified in Section 2.1(b).

“Affiliate” means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is

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under common control with, such first Person, whether by Contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of a Person or the ownership (directly or indirectly) of securities or other interests in such Person and for the avoidance of doubt (i) neither Arsenal nor any of its Subsidiaries shall be treated as Affiliates of Manchester or any of its other Subsidiaries (other than Arsenal and its Subsidiaries) and (ii) neither Manchester nor any of its Subsidiaries (other than Arsenal and its Subsidiaries) shall be treated as Affiliates of Arsenal or any of its Subsidiaries.

“Agreement” has the meaning specified in the first paragraph.

“Amended and Restated Relationship Agreement” means the amended and restated relationship agreement, dated on or about the date of this Agreement, between Arsenal and Manchester.

“Arsenal” has the meaning specified in the first paragraph and includes its permitted successors and permitted assigns.

“AM LLC” means Allscripts-Misys Healthcare Systems LLC (formally known as Misys Healthcare Systems LLC), a North Carolina limited liability company.

“Arsenal Shares” means the issued and outstanding shares of common stock of Arsenal, par value $0.01 per share.

“Confidential Information” has the meaning specified in Section 4.1.

“Contract” means a contract, agreement, arrangement or lease, whether written or oral.

“Dispute Date” has the meaning specified in Section 10.1.

“Effective Date” has the meaning specified in Section 5.1.

“Executives” means Manchester’s Stephen Wilson and Arsenal’s Bill Davis or such other persons as each of Manchester and Arsenal shall designate from time to time.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Fees” means, with respect to any given Service, (a) charges for the provision of such Service and (b) reasonable out-of-pocket expenses (which, for the avoidance of doubt, shall not include allocations for overhead or similar general operating expenses) incurred by a Provider on behalf of a Recipient in the provision of such Service (regardless of whether such reasonable out-of-pocket expenses are listed on any Schedule); provided, that any such out-of-pocket expenses that are not set forth on the relevant Schedule (i) for Manila Support Services individually in excess of $2,000 or in the aggregate in excess of $10,000 per fiscal quarter shall require the prior consent of the Recipient to be a “Fee” hereunder and (ii) for other Schedules individually in excess of $5,000 or in the aggregate in excess of $20,000 per fiscal quarter shall require the prior consent of the Recipient to be a “Fee” hereunder, and provided, further, that the aggregate of all out-of-pocket expenses not set forth on a Schedule for all Services shall not exceed $500,000 per Service Period.

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“Financial Services” has the meaning specified in Schedule A.

“Force Majeure” has the meaning specified in Section 12.12.

“Framework Agreement” has the meaning specified in the third paragraph.

“Governmental Entity” means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

“Indemnified Party” and “Indemnified Parties” have the meanings specified in Section 7.1.

“Indemnifying Party” has the meaning specified in Section 7.1.

“Information Systems Services” has the meaning specified in Schedule D.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code (including the UK Takeover Code) or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws, rules and regulations of foreign jurisdictions.

“Liability” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all reasonable out-of-pocket costs and reasonable attorneys’ fees and expenses relating thereto, and including those debts, liabilities and obligations arising under any Law, and those arising under any Contract, commitment or undertaking.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Manila Support Services” has the meaning specified in Schedule C.

“Manchester” has the meaning specified in the first paragraph and includes its permitted successors and permitted assigns.

“Open Source Software License Agreement” has the meaning specified in the Proprietary Software License Agreement.

“Overdue Rate” means the prime rate of interest as published in the Wall Street Journal on the date a payment hereunder was due plus one percent (1%).

“Party” means Manchester or Arsenal as the context may require.

“Parties” means Manchester and Arsenal together.

“Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity.

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“Proprietary Software License Agreement” means the Proprietary Software License Agreement, dated as of October 10, 2008, between Misys Open Source Solutions LLC and AM LLC.

“Provider” means an entity providing a Service hereunder, as indicated on the Schedules hereto. Manchester, Arsenal or any of their respective Affiliates may serve as a Provider hereunder.

“Provider Invoice” has the meaning specified in Section 3.2.

“Provider Party” means either Manchester (if the Provider is Manchester or an Affiliate of Manchester) or Arsenal (if the Provider is Arsenal or an Affiliate of Arsenal).

“Provider Service Manager” has the meaning specified in Section 2.3(a).

“Provider Software” means all computer systems, software programs and databases and external data services used by a Provider (i) prior to the date hereof in providing services to a Recipient or (ii) in the performance of Services hereunder.

“R&D Services” has the meaning specified in Schedule B.

“Recipient” means an entity receiving a Service hereunder, as indicated on the Schedules hereto. Manchester, Arsenal or any of their respective Affiliates may be a Recipient hereunder.

“Recipient Data” means all correspondence, communications, memos, e-mails, electronic or paper records, electronic or paper documents or other information, including but not limited to client databases, pricing, collections, and any other financial information, prepared or generated by any Provider with respect to any Recipient or its businesses during the term of this Agreement contained in such Provider’s data files or systems, any additions or modifications made thereto by Provider in the course of performing Services under this Agreement, and any output data resulting from the delivery of Services by Provider.

“Recipient Party” means either Arsenal (if the Recipient is Arsenal or an Affiliate of Arsenal) or Manchester (if the Recipient is Manchester or an Affiliate of Manchester).

“Recipient Service Manager” has the meaning specified in Section 2.3(a).

“Records” has the meaning specified in Section 3.3(a).

“Schedule” means any schedule attached hereto.

“Service End Date” as it relates to each Service has the meaning specified in the relevant Schedule for that Service.

“Service Manager” has the meaning specified in Section 2.3(a).

“Service Period” has the meaning specified in Section 5.1.

“Services” has the meaning specified in Section 2.1(a).

“Software” means all computer software, including application software, operating system software and firmware including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

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“Subsidiary” means, with respect to any Person, another Person of which more than 50% of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, more than 50% of the equity interests) are owned or controlled, directly or indirectly, by such first Person.

“Tax Services” has the meaning specified in Schedule E.

“Third Party” has the meaning specified in Section 2.8(a).

“Third Party Consent” has the meaning specified in Section 2.8(a).

“Third Party Fee” has the meaning specified in Section 2.8(c).

“Trademark and Trade Name License Agreement” means the trademark and trade name license agreement dated October 10, 2008 between Manchester as licensor and AM LLC as licensee.

“Trademark and Trade Name Sublicense Agreement” means the trademark and trade name sublicense agreement dated October 10, 2008 between AM LLC as licensor and Arsenal as sublicensee.

“Transition and Migration Plan” has the meaning specified in Section 5.4(c).

1.2	Interpretation.

(a)	In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular tense include the meanings of those words in the plural tense, and words used in the plural tense include the meanings of those words in the singular tense;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any gender includes the other gender;

(iv) the words “include”, “includes” and “including” shall each be deemed to be followed by the term “without limitation”;

(v) reference to any section, paragraph, exhibit or schedule means such section or paragraph of, or such exhibit or schedule to, this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and

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modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any Law (including statutes and ordinances) means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x) in the event of any conflict between the provisions of the body of this Agreement and the Schedules hereto, the provisions of the relevant Schedule shall control, unless a Schedule or this Agreement expressly provides otherwise;

(xi) the titles and sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(xii) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates or subcontractors to take such action or refrain from taking such action, as the case may be.

(b) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

2.	Provision and receipt of Services

2.1 General. (a) Each Provider hereunder shall provide to the relevant Recipient(s) hereunder, in accordance with the terms hereof and the Schedules, the following services solely for use in the business of such Recipient and its Affiliates:

(i)	Financial Services (as defined in Schedule A);

(ii)	R&D Services (as defined in Schedule B);

(iii)	Manila Support Services (as defined in Schedule C);

(iv)	Information Systems Services (as defined in Schedule D); and

(v)	Tax Services (as defined in Schedule E),

(collectively, the “Services,” and each individually, including each individual service forming a part thereof, a “Service”).

(b) Additional Services. Notwithstanding anything to the contrary contained herein, if either Party becomes aware of any service (each, an “Additional Service”), which is

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not already being provided pursuant hereto, and such service was provided by Manchester or its Subsidiaries to Arsenal or a subsidiary of Arsenal or by Arsenal or its Subsidiaries to Manchester or a Subsidiary of Manchester prior to the date hereof, then such Party shall notify the other Party in writing of any such services and the Parties shall, for thirty (30) days thereafter, negotiate in good faith an amendment or modification hereto regarding the scope, terms, duration and cost and fees therefor, which shall be no less favorable to the designated Recipient than the terms on which such service was previously provided, and if the Parties cannot reach an agreement on such terms prior to such thirtieth day, such service shall not be added hereto as an Additional Service. Once agreed, any such Additional Service shall be a “Service” for all purposes of this Agreement and the Parties shall amend this Agreement accordingly. Until the execution of any such amendment, neither the Provider Party nor its Affiliates shall be obligated to provide any such Additional Service.

2.2 Standard of Care. In the performance of the Services, a Provider shall perform the Services at a service level equal to or better than the current service level for that particular Service as provided by a Provider to itself or its Affiliates; provided that with respect to a particular Service, the Provider and Recipient may agree on a specific service level relevant to such Service, consistent with this general principle, which will be set forth as part of the relevant Schedule. During the transition period, the Services shall be provided at the same service levels, and using the same personnel, as provided prior to the Effective Date. To the extent any such personnel used in the provision of the Services ceased to be employed or engaged by the Provider following the Effective Date, then the Provider shall notify the Recipient and, if requested by the Recipient, the Provider shall provide the same number of replacement personnel as is required to replace those who have left at no additional cost to the Recipient unless otherwise specified in the relevant Schedule for such Service or otherwise agreed between the Provider and the Recipient.

2.3 Service Managers.

(a) Each Provider and Recipient shall designate one or more of its employees or representatives to be manager for each of the categories of Services listed in Section 2.1(a) herein (each, a “Provider Service Manager”, “Recipient Service Manager” or “Service Manager”, as applicable). Each Service Manager shall be listed in the Schedules hereto or shall otherwise be appointed, and the other Party shall be notified of such appointment, promptly after the date hereof. Each Provider Service Manager’s responsibilities for his or her identified Services shall include:

(i) supervising the performance of a Provider’s obligations (including performance of Services); and

(ii) communicating or meeting with the corresponding Recipient Service Manager as reasonably necessary to review progress and to resolve any issues relating to the Services.

(b) Each Recipient Service Manager’s responsibilities for his or her identified Services shall include: (i) supervising the Recipient’s performance of its responsibilities with respect to the Services; and (ii) communicating or meeting with the corresponding Provider Service Manager as reasonably necessary to review progress and to resolve any issues relating to the Services.

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(c) If a Service Manager of either Party is unable to continue to serve in such capacity or if either Party elects to change a Service Manager, such Party shall appoint a successor Service Manager and promptly notify the other Party of such appointment.

2.4 Affiliates. The Provider Party remains responsible for the performance of any of its Affiliates of the Services. A Provider may subcontract any of its obligations in relation to the provision of any Service or component thereof to any of its Affiliates; provided that such Affiliate shall be subject to the standard of care set forth in Section 2.2 and that the Provider Party remains responsible for such performance of such Service or component thereof by such Affiliate at the same standard of care set forth herein for the Services.

2.5 Recipient Obligations. To enable a Provider to provide the Services, a Recipient shall provide or cause to be provided, at its sole cost and expense, such information and materials, furnish access to such data, personnel, software licenses and other resources, and take such other actions as are reasonably necessary for the Provider to provide the Services.

2.6 Compliance with Laws. A Provider shall have no obligation to engage in any unlawful activity in connection with the provision of the Services. In the event that either Party becomes aware of a change in the Law applicable to a Service, each shall notify the other and negotiate in good faith how to change the Service to accommodate the change in applicable Law (including cost). If after fifteen (15) days the Parties are unable to agree on how the Services are to be changed in order to accommodate the change in Law, then the Provider may terminate the Services or such component thereof immediately upon giving written notice without any further liability or obligation other than the payment of Fees for such Services or components thereof provided through the date of such termination. In performing the Services, the Provider Party and any Provider shall comply in all material respects with all Laws that apply to the performance of the same.

2.7 Limited License. Subject to the terms and conditions of this Agreement, the Provider Party hereby grants to the Recipient Party a nonexclusive, terminable, limited right and license (or sublicense, as the case may be) to access and/or use the Provider Software solely in connection with the receipt of the Services hereunder to the extent that the Recipient Party requires access and use of the same; provided that the grant of such license or sublicense for any piece of Provider Software is conditioned upon the terms (if any) of the consent to use such software previously granted by a third-Person (should third-Person consent be applicable in the circumstances) and any such license to Provider Software shall automatically terminate on the relevant Service End Date without the parties having to take any further action. The software covered by the Proprietary Software License Agreement or the Open Source Software License Agreement shall be governed by the terms of such agreements, as applicable, and not by this Section 2.7. If a Recipient declines to pay the third-Person consent costs as noted above, the Provider shall not be obligated to grant the applicable license or sublicense and the Recipient may, at its option, terminate the Service with respect to which such consent was being sought following 45-days notice to the Provider Party of its intent to do so without any further liability or obligation other than the payment of Fees for such Services provided through the date of such termination. All rights in and to the Provider Software not specifically granted herein are reserved by the Provider Party and its Affiliates, as applicable.

2.8	Third Party Consents.

(a) The Parties shall cooperate with each other and shall use commercially reasonable endeavors to obtain the consent of third parties (each a Third Party) which

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are necessary or desirable (i) to permit the Services to be provided, enjoyed or used in accordance with the terms of this Agreement or (ii) to achieve the separation of any other services or benefits provided by a Third Party to either or both of the Parties (each a Third Party Consent).

(b) Each Party shall be responsible for its own internal personnel and related costs and external professional costs incurred in relation to obtaining each Third Party Consent.

(c) If a Third Party requests the payment of a fee as a condition precedent for granting a Third Party Consent or the Third Party grants a Third Party Consent subject to an increase in the fees payable to that Third Party (in each case, a Third Party Fee), then the Parties shall negotiate in good faith as to whether the relevant contract with that Third Party shall be terminated in accordance with its terms and the Parties shall bear any costs associated with such termination in proportion (as at the Effective Date) to each Party’s use of such Third Party’s services or contract. If the Parties agree (each acting reasonably) that the relevant contract shall continue, then the Parties shall bear the Third Party Fee in proportion (as at the Effective Date) to each Party’s use of such Third Party’s services or contract.

3.	Fees; Invoicing and Payment

3.1 Fees Generally. The relevant Recipient or Recipient Party shall pay the relevant Provider or Provider Party the amounts set forth in Schedule A in consideration for the Financial Services, the amounts set forth in Schedule B in consideration for the R&D Services, the amounts set forth in Schedule C in consideration for the Manila Support Services; the amounts set forth in Schedule D in consideration for the Information Systems Services and the amounts set forth in Schedule E in consideration for the Tax Services. With respect to Fees charged by Manchester or any of its Affiliates, such Fees will use the Manchester budgeted exchange rates for the then-applicable fiscal period. For purposes of clarification, all Fees set out in the Schedules to this Agreement are specified and payable in U.S. dollars and are not subject to change due to exchange rates or currency fluctuations.

3.2 Payments. The Provider Party shall submit or cause to be submitted to the Recipient Party or a Recipient, within thirty (30) business days following the end of each calendar month, an invoice specifying the Fees for and nature of each of the Services provided during the relevant month (each, a “Provider Invoice”). The Provider Party shall, and shall cause its Affiliates to, provide the Recipient Party with such books and records as are necessary to support the amounts in the relevant Provider Invoice as the Recipient Party may reasonably request from time to time. The Recipient Party shall pay or cause to be paid in full the amounts due under each Provider Invoice within fifteen (15) days after receipt of such Provider Invoice and such payment shall be accompanied by a copy of the applicable Provider Invoice. Any portion of the amount due on any Provider Invoice not paid within such fifteen (15) day period shall bear interest at the Overdue Rate, calculated on an annualized basis based on a 360-day year comprised of twelve (12) thirty day months, until paid in full. All amounts invoiced on Provider Invoices shall be in United States (U.S.) dollars, unless otherwise agreed upon by the Parties.

3.3 Records and Access to Records.

(a) Each Party agrees to maintain, and to cause its applicable Affiliates to maintain, books and records arising from or related to any Services provided hereunder that are

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accurate and complete in all material respects during the term of each Service and for a period of four (4) years following the termination or expiration of such Service, including but not limited to accounting records and documentation produced in connection with the rendering of any Service and in the calculation of any compensation payable pursuant hereto (the “Records”).

(b) During the term hereof and for one year thereafter, no more than once during each six month period in each fiscal year, the Recipient Party shall have the right to audit the Records of the Provider Party and its Affiliates pertaining to the Services received during that fiscal year. The Recipient Party may use an independent auditor to perform any such audit that is reasonably acceptable to the Provider Party. Prior to the Recipient Party using an independent auditor, such independent auditor shall enter into an agreement with the Parties, on terms that are agreeable to both Parties, under which such independent auditor agrees to maintain the confidentiality of the information and materials reviewed during the course of such audit. The findings of such audit shall be considered Confidential Information for the purposes of this Agreement.

(c) Any audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with the operations of the Provider Party or its Affiliates. Each audit shall begin upon the date agreed by the Parties, but in no event more than ten (10) days after notice from the Recipient of such audit, and shall be completed as soon as reasonably practicable. The Recipient Party shall pay or cause to be paid the costs of conducting such audit, unless the results of an audit reveal an overpayment of the applicable audited Service of 7.5% or more, in which case, the Provider Party shall pay or cause to be paid the lesser of the pro-rata portion of the audit fees for auditing such Service or an amount equal to the amount of the overpayment. If the audit concludes that an overpayment or underpayment has occurred during the audited period, such payment shall be remitted by the Party or its Affiliate responsible for such payment to the other Party or its Affiliate to whom such payment is owed within thirty (30) days after the date such auditor’s written report identifying the overpayment or underpayment is delivered to the Party who is, or whose Affiliate is, responsible for such payment, provided that should the Provider Party dispute the findings of an audit conducted by the Recipient Party without the use of an independent auditor, the Provider Party may withhold any disputed amounts due to the Recipient Party pursuant to this Section 3.3(c) pending the resolution of such dispute in accordance with Section 10 hereof. Any such finally determined overpayment or underpayment shall bear interest at the Overdue Rate, calculated on an annualized basis based on a 360-day year comprised of twelve thirty day months, from the date such overpayment or underpayment occurred until paid in full.

(d) In connection with any audit, the Provider Party shall provide the Recipient Party and the auditors of the Recipient Party who have executed a confidentiality agreement in accordance with Section 3.3(b) reasonable access to Records (and permit the Recipient Party and the Recipient Party’s auditors to examine and make copies and abstracts from such Records), facilities and management personnel and subcontractors (if applicable) with respect to the relevant Services for the purpose of: (A) performing the Recipient Party’s end of fiscal quarter or end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods; or (B) performing audits and inspections of the relevant businesses necessary to meet applicable regulatory requirements, including Section 404 of the Sarbanes-Oxley Act of 2002.

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(e) Upon written request from the other Party, each Party shall provide the other Party reasonable access to the Records and relevant personnel during the term of each Service (and, for a period of four (4) years following the termination or expiration of such Service, for purposes of defending any litigation, the preparation of income and other tax returns, demonstrating to any third-Person as reasonably necessary compliance with applicable laws or regulations or pursuant to the request of any applicable regulatory authority); provided, however, that each Party shall bear its own expenses in connection therewith (including out of pocket expenses), such access shall be provided at a reasonable time, under the supervision of such first Party’s or its Affiliates’ personnel and in such a manner as not to interfere unreasonably with the normal operation of such first Party’s or its Affiliates’ businesses, and shall be subject to any confidentiality obligations on the part of the first Party or its Affiliates to any third Person, and provided further that nothing herein shall require any Party to provide the other Party access to any information contained in any Record that does not relate to the relevant Services. Such access shall include the right to examine and copy Records to the extent relating to the relevant Services, subject to the confidentiality obligations set forth in Section 4 herein.

3.4 Taxes. The Fees set forth in the Schedules do not include any sales, value-added, goods and services, or similar taxes of any nature imposed by any federal, state, local or foreign jurisdiction. If a Provider or the Provider Party has the legal obligation to collect and/or pay any such taxes with respect to provision of Services under this Agreement, the amount of (and the jurisdiction imposing) such taxes shall be added to the Provider Invoice to a Recipient or the Recipient Party, separately stated, and shall be paid by a Recipient or the Recipient Party to a Provider or the Provider Party; provided that (a) in the case of value-added taxes, a Recipient or the Recipient Party shall not be obligated to pay such taxes unless a Provider or the Provider Party has issued to a Recipient or the Recipient Party a valid value-added tax invoice in respect thereof, and (b) in the case of all such taxes, a Recipient or the Recipient Party shall not be obligated to pay such taxes if and to the extent that a Recipient or the Recipient Party has provided any exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect and/or pay such taxes. If a Provider or the Provider Party does not have the legal obligation to collect and/or pay any such taxes with respect to the provision of Services to a Recipient or the Recipient Party hereunder, a Recipient or the Recipient Party does have such legal obligation with respect to such taxes, and the amount of such taxes has not been added to the Provider Invoice to a Recipient or the Recipient Party, a Recipient or the Recipient Party shall pay the invoiced amount to a Provider or the Provider Party without reduction for such taxes and shall pay to the applicable federal, state, local or foreign jurisdiction the amount of such taxes due to such jurisdiction. With respect to each Service, a Recipient and the Recipient Party shall hold the Provider(s) and the Provider Party harmless from any sales, value added, goods and services, or similar taxes of any nature imposed by any federal, state, local or foreign jurisdiction with respect to such Service or payments under this Agreement with respect to such Service; provided that in the event a Provider or the Provider Party is obligated by law to add any such taxes to a Provider Invoice and fails to do so, neither the Recipient nor the Recipient Party shall be responsible for any penalties imposed as a result of such failure.

4.	Confidentiality

4.1 Confidential Information. “Confidential Information” of a Party means all business, operational, customer, employee, technological, financial, commercial and other proprietary information and materials disclosed by a Party and its Affiliates to the other Party, its Affiliates and third-Person vendors pursuant to this Agreement, and shall include all information and

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materials that: (a) are contained in any of the Schedules to this Agreement; (b) relate to the determination of the Fees; (c) are obtained by the other Party after the date hereof in the course of the receipt or provision of any of the Services; (d) embody or otherwise summarize Confidential Information; or (e) are identified in writing by the disclosing Party as confidential and/or proprietary.

4.2 Confidentiality Obligations. Except as expressly authorized by prior written consent of the disclosing Party, the receiving Party shall:

(a) limit access to any Confidential Information of the other Party received by it to its and its Affiliates’ directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, who need to know in connection with this Agreement and the obligations of the Parties hereunder;

(b) advise such directors, officers, employees, subcontractors, agents and representatives, including third-Person vendors, having access to the Confidential Information of the other Party of the proprietary nature thereof and of the obligations set forth in this Agreement and confirm their agreement that they will be bound by such obligations (provided that no individual may perform R&D Services within India or Manila Support Services within Manila, Philippines without previously having executed a written non-disclosure agreement with a Party or its Affiliate);

(c) safeguard all Confidential Information of the other Party received using a reasonable degree of care, but not less than that degree of care used by the receiving Party in safeguarding its own similar information or material;

(d) comply in all material respects with all applicable: (i) Laws relating to maintaining the confidentiality of the Confidential Information of the other Party; and (ii) privacy policies provided to the receiving Party relating to Confidential Information of the disclosing Party;

(e) except as set forth in this Agreement, not reproduce or use any Confidential Information of the other Party or disclose the Confidential Information of the other Party to any other Person without the prior written consent of the other Party; and

(f) use the Confidential Information of the other Party only for the purposes and in connection with the performance of the receiving Party’s obligations set forth in this Agreement.

4.3 Exceptions. Notwithstanding the obligations set forth in Section 4.2, the obligations of confidentiality, non-use and non-disclosure imposed under this Section 4 shall not apply to any Confidential Information of the other Party:

(a) that the recipient can demonstrate has been published or otherwise been made available to the general public without breach of this Agreement;

(b) that the recipient can demonstrate has been furnished or made known to the recipient without any obligation to keep it confidential by a third Person under circumstances which are not known or should not have reasonably been known to the recipient to involve a breach of the third Person’s obligations to a Party hereto;

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(c) that the recipient can demonstrate was developed or acquired independently by an employee or agent of the recipient without access to or use of Confidential Information of the other Party furnished to the recipient pursuant to this Agreement;

(d) that the recipient can demonstrate it is explicitly entitled to disclose pursuant to the Amended and Restated Relationship Agreement; or

(e) that the recipient can demonstrate was also provided to it, independent of this Agreement, in its capacity as a director or shareholder of the other Party and is governed by confidentiality obligations in its capacity as such.

4.4 HIPAA Obligations. Each Party acknowledges that certain Recipient Data of the other Party may constitute “protected health information” subject to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and that the other Party may be considered a “business associate” to customers that are “covered entities” under HIPAA. Each Party shall treat all such Recipient Data as Confidential Information of the other Party hereunder, regardless of whether such information is aggregated or otherwise “de-identified” (as that term is defined under HIPAA). Each Party acknowledges that it has executed a business associate subcontractor agreement.

4.5 Data Security. The Provider Party shall use commercially reasonable efforts to protect the physical security and electronic security of the equipment utilized to provide the Services to the Recipient Party that contains Recipient Data. In the event of a breach or suspected breach of security of any system, website, database, equipment or storage medium or facility that results or could result in unauthorized access to Recipient Data by any third party (including any employee or subcontractor of the Provider Party that is not authorized to access such information), the Provider Party shall notify the Recipient Party as promptly as is reasonably possible under the circumstances and make commercially reasonable efforts to resecure its systems promptly. The Provider Party shall treat any information related to such security incident(s) as the Recipient’s Confidential Information. The Provider Party agrees to provide reasonable cooperation to the Recipient Party and any applicable government agency in investigating and resolving any such security incident.

4.6 Injunctive Relief. Each Party acknowledges that the disclosing Party would not have an adequate remedy at Law for the breach of any one or more of the covenants contained in this Section 4 and agrees that, in the event of such breach, the disclosing Party may apply to a court for an injunction to prevent breaches of this Section 4 and to enforce specifically the terms and provisions of this Section 4.

4.7 Disclosure Required by Law. The provisions of this Section 4 shall not preclude disclosures required by Law; provided, however, that each Party shall use reasonable efforts to notify the other Party prior to making any such disclosure, in order to permit the other Party to take such steps as it deems appropriate to minimize any loss of confidentiality.

5.	Term and Termination

5.1 Term. The term for each of the Services shall begin on the date hereof (the “Effective Date”) and shall continue in effect until the Service End Date (such period being the “Service Period” for each Service). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, no Service shall continue to be provided beyond the Service End Date for the

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particular Service and this Agreement shall automatically terminate when each Service End Date has been reached if it has not been terminated beforehand in accordance with its terms.

5.2 Termination of a Particular Service or Component Thereof. At any time:

(a) either Party may terminate its rights and obligations with respect to the provision of a Service or any component thereof effective thirty (30) days following notice to the other Party if the other Party materially defaults in the performance of any of its obligations contained in this Agreement for such Service or component thereof, as applicable, and such default is not remedied to the reasonable satisfaction of the nondefaulting Party within such notice period; and

(b) any specific Service or part thereof shall be subject to termination at the election of the Recipient Party upon providing the relevant amount of advance notice specified for termination in the relevant Schedule to the Provider Party. Any termination of this Agreement with respect to any Service (or part thereof) shall not terminate this Agreement with respect to any other Service or any other services then being provided under this Agreement.

5.3 Consequences of Termination of this Agreement or Termination of any of the Services or any Component Thereof. Upon termination of this Agreement, any of the Services or any component thereof:

(a) the Parties shall cooperate with each other as is reasonably necessary to transition the provision of the applicable Services or components thereof to the Recipient or its designee, provided that in no case shall the Providing Party be required to undergo any cost or expense in satisfying this Section 5.3(a);

(b) such termination shall not affect either Party’s, or either Party’s Affiliates’, rights (subject to Section 6.3(b)(i)) to payment or refunds for Services or components thereof that have been provided or paid for by that Party or its Affiliates prior to such termination;

(c) except as otherwise provided herein, each Party shall and shall cause its Affiliates to use reasonable efforts to, at the other Party’s option, destroy or return to the other Party all records obtained by such Party in the course of performing such Services or components thereof, as applicable, containing Confidential Information of the other Party that are then in the possession or control of such Party or its Affiliates; provided, however, that archived records may be retained. If either Party or any of their respective Affiliates destroys any record pursuant to this Section 5.3(c), such Party shall provide the other Party with written confirmation of any such destruction; and

(d) the Parties shall no longer be required to provide the Services (save as pursuant to any Transition and Migration Plan (if any)).

5.4 Transition and Migration Upon Discontinuation or Termination.

(a) In preparation for the discontinuation of any Service provided under this Agreement, the Provider Party shall, and shall cause its Affiliates to, consistent with its obligations to perform the Services hereunder and with the cooperation and commercially reasonable assistance of the Recipient Party, take such steps as are

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reasonably requested in order to facilitate a smooth, efficient and prompt transition and/or migration of the data, records and responsibilities of the Services to the Recipient Party so as to avoid a disruption of services; provided, however, that in no event shall the Provider Party or any of its Affiliates be required to do anything that would interfere with its ability to perform its obligations with respect to the Services hereunder unless the Recipient Party expressly agrees in writing to be executed by both Parties to waive any claim it may have that the Provider Party or the relevant Affiliate is in breach in its performance obligations due to the interference in the Services caused by such assistance. The Parties shall use all commercially reasonable efforts to complete such transition and/or migration prior to the effective date of the expiration or termination of the applicable Service Period or the termination of this Agreement or on such expedited or extended schedule to which the Parties shall mutually agree in writing.

(b) In preparation for the discontinuation of any Service or termination of this Agreement for any reason, the Provider Party shall, and shall cause its Affiliates to, (i) transfer to the Recipient Party, and the Recipient Party shall take possession of, all of the Recipient Party records, files and Recipient Party data related to the provision of the Services to the Recipient Party and (ii) provide systems and software assistance and personnel training so as to enable the Recipient Party to transition efficiently and migrate such Recipient Party records, files and Recipient Party data in satisfying its ongoing needs for which Services have been provided by the Provider Party and its Affiliates hereunder; provided that any services provided by the Provider Party and its Affiliates pursuant to this Section 5.4(b) shall be consistent with the Provider Party’s and its Affiliates’ agreements with third Persons and are conditioned upon the Provider Party’s or its Affiliate’s receipt of any necessary third-Person consents, which the Provider Party and its Affiliates shall use commercially reasonable efforts to obtain.

(c) Upon receipt by the Provider Party of the Recipient Party’s reasonable request for transition and migration assistance in accordance with this Section 5.4, the Parties shall negotiate in good faith a plan under which such transition and migration assistance will be provided (each such plan, a “Transition and Migration Plan”). Each Transition and Migration Plan shall include a schedule for the transition and migration work and the costs to be incurred by each Party and their respective Affiliates in performing transition and migration activities. The Recipient Party shall pay such costs of transition and migration activities incurred by either Party or its Affiliates pursuant to this Section 5.4.

5.5 Survival. Upon termination of this Agreement for any reason, Sections 1, 3, 4, 5.3, 5.4, 5.5, 6, 7, 8, 10 and 12 shall survive.

6.	Disclaimer; Limitations of Liability; Remedies

6.1 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT.

6.2 Limitations of Liability.

(a) NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE,

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FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, THAT IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE HEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO A THIRD PERSON, WHICH AWARD SHALL BE SUBJECT TO THE LIMITATIONS IN SECTION 6.2(b) APPLICABLE TO A THIRD PERSON.

(b) THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES; PROVIDED, HOWEVER, THAT TO THE EXTENT THE INDEMNIFICATION OBLIGATION ARISES FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OR RECEIPT OF THE SERVICES COVERED BY THE RELEVANT SERVICE SCHEDULE UNDER THIS AGREEMENT, THE AGGREGATE LIABILITY SHALL BE LIMITED TO THREE (3) TIMES THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT WITH RESPECT TO THE RELEVANT SERVICE SCHEDULE UNDER WHICH THE INDEMNIFICATION OBLIGATION ARISES; PROVIDED, FURTHER, HOWEVER, THAT THE FOREGOING LIMITATIONS ON LIABILITY SHALL NOT APPLY TO DAMAGES FINALLY AWARDED TO A THIRD PERSON BY A COURT, TRIBUNAL, ARBITRATOR OR JURY OR SUBJECT TO A SETTLEMENT APPROVED IN WRITING BY THE INDEMNIFYING PARTY THAT RESULT FROM A THIRD PERSON CLAIM FOR PROPERTY DAMAGE, PERSONAL INJURY (INCLUDING DEATH) OR A BREACH BY THE INDEMNIFYING PARTY OR AN AFFILIATE OF ITS OBLIGATION TO MAINTAIN AS CONFIDENTIAL THE PROTECTED HEALTH INFORMATION OF SUCH THIRD PERSON, WHICH SHALL INSTEAD BE LIMITED TO THE TOTAL AMOUNTS PAID OR PAYABLE TO OR BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT.

(c) FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT CERTAIN EVENTS AND CLAIMS (INCLUDING LOST DATA, BUSINESS INTERRUPTION AND CLAIMS OF CLIENTS OR CUSTOMERS) COULD RESULT IN SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES AS WELL AS DIRECT DAMAGES. IF SUCH DAMAGES ARE DIRECT, SUCH DAMAGES SHALL BE COVERED BY SECTION 6.2(b). IF SUCH DAMAGES ARE SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE, SUCH DAMAGES SHALL BE COVERED BY SECTION 6.2(a).

6.3 Failure to Perform Services.

(a) Notice. If the Provider Party or any of its Affiliates fails to perform any of the Services or any component thereof at the service level set forth in Section 2.2 of this Agreement and the Schedules hereto, if applicable, and such failure by the Provider Party or any of its Affiliates is not due to any breach by the Recipient Party or its Affiliates of their respective obligations hereunder, the Recipient Party may notify the

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Provider Party of such failure and request that the Provider Party correct such failure within thirty (30) days after notice thereof.

(b) Failure to Remedy. If the Recipient Party notifies the Provider Party as set forth in Section 6.3(a), and the Provider Party has not corrected such failure in the time frame set forth in Section 6.3(a), the Recipient Party may:

(i) withhold payment, or cause its Affiliate to withhold payment, for such Services or component thereof or seek a refund for Fees already paid for such Services or such component thereof, which withholding or refund shall be prorated for the period of noncompliance;

(ii) seek to terminate the provision of the applicable Services or such component thereof, as applicable, in accordance with Section 5.2(a);

(iii) seek damages from the Provider Party, subject in all cases to the limitations set forth in Section 6.2 and Section 7; and/or

(iv) require the Provider Party and its Affiliates to cooperate promptly and in good faith in obtaining an alternative means of providing such Services or such component thereof. The Provider Party shall be responsible for the reasonable costs incurred by either Party pursuant to this Section 6.3(b) in either restoring such Services or such component thereof or obtaining an alternative source of such Services or such component thereof; provided that the Provider Party shall only be responsible for the payment of such reasonable costs up to, and not exceeding, the amount of the Fees for such Services or such component thereof for the period from the time when the performance failure described in Section 6.3(a) commenced to the time when such Services or such component thereof were restored.

(c) Errors. The Provider Party shall, at its own expense, promptly correct any errors in the provision of Services rendered hereunder by the Provider Party, its Affiliates or third-Person subcontractors after receiving notice thereof from the Recipient Party or otherwise; provided that the Recipient Party shall bear the reasonable out-of-pocket expenses of the Provider Party in correcting any such errors caused by the Recipient Party or any of its Affiliates.

7.	Indemnification

7.1 Indemnifying Party’s Obligations. Each Party (for purposes of this Section 7, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and each of the other Party’s Affiliates and their respective directors, officers, employees and agents, and each of the permitted successors and assigns of any of the foregoing (for purposes of this Section 7, each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all Expenses and Losses incurred or suffered by the Indemnified Parties in connection with, relating to, arising out of or due to the Indemnifying Party’s or its Affiliates’ (i) breach of any of their respective covenants, agreements and obligations hereunder or (ii) gross negligence or willful misconduct in their respective performance or receipt of Services under this Agreement or (iii) infringement of third Person Intellectual Property rights in Software in the event that the Indemnifying Party or its Affiliate, acting in its capacity as a Provider, provides a Recipient with access to Software, provided that such Recipient shall not receive indemnification pursuant to this

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clause (iii) in the event that either (a) such Provider has followed specifications provided by such Recipient (including, but not limited to, if such Recipient requires that such Provider use particular Software), (b) the Software is modified by any Person other than such Provider or (c) the Software is combined with other Intellectual Property by any Person other than such Provider.

7.2 Indemnification Procedure. If an Indemnified Party asserts that an Indemnifying Party has become obligated to indemnify pursuant to this Section 7, or if any Action is begun, made or instituted as a result of which the Indemnifying Party may become obligated to an Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice to the Indemnifying Party (but the failure to so promptly notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party hereto to the extent it is not actually prejudiced thereby), specifying in reasonable detail the facts upon which the claimed right to indemnification is based. The Indemnifying Party shall, at its own cost, contest and defend any Action against the Indemnified Party. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the consent, not to be unreasonably withheld or delayed, of the Indemnified Party if such judgment or settlement (a) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party (and any applicable Affiliate thereof) of an unconditional and irrevocable release from all Liability in respect to such claim, (b) would result in the finding or admission of any violation of applicable Law by the Indemnified Party or its Affiliates or (c) provides for injunctive or other non-monetary relief affecting the Indemnified Party or its Affiliates. Any payment to be made by an Indemnifying Party to an Indemnified Party shall be made within thirty (30) days of (i) the Indemnified Party’s delivery of notice of a claim for indemnification, such claim being uncontested by the Indemnifying Party within the thirty (30) day period, or (ii) in the event that the Indemnifying Party contests the claim pursuant to the dispute resolution procedures set forth in Section 10 hereof and the dispute is resolved in favor of the Indemnified Party, the date of final determination of the amount to be indemnified under such claim. The Indemnified Party may not settle any Action itself without the consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

7.3 Sole and Exclusive Remedy. The Parties acknowledge and agree that each Party’s right of indemnification under this Section 7 constitutes each Party’s sole and exclusive remedy under this Agreement, with the exception of each Party’s rights to injunctive relief under Section 4.4 and Section 10.3 herein.

8.	Ownership of and Access Data and Intellectual Property

8.1 Data. All Recipient Data is the exclusive property of, and shall constitute Confidential Information of, the relevant Recipient. The relevant Recipient shall retain exclusive ownership and right to use all of its Recipient Data after the conclusion of this Agreement. The Provider Party represents and warrants that, other than in connection with providing the Services under this Agreement, the Provider Party shall not, and shall cause its Affiliates not to, directly or indirectly use or disclose Recipient Data. Notwithstanding the foregoing, a Provider Party shall be entitled to disclose the Recipient Data of the other Party and its Affiliates as necessary in accordance with the Amended and Restated Relationship Agreement.

8.2 Intellectual Property. Unless agreed otherwise in a Schedule, each Party hereto agrees that any intellectual property of the other Party or its Affiliates or licensors made available to such Party or its Affiliates in connection with the Services, and any derivative works, additions, modifications, translations or enhancements thereof created by a Party or its Affiliates pursuant to

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this Agreement, are and shall remain the sole property of the original owner of such intellectual property. To the extent that a Provider uses its own or third-Person intellectual property in connection with providing the Services, such intellectual property shall remain the sole property of the Provider or the third-Person.

9.	Assignment; Transfer

Neither Party shall assign or attempt to assign its rights or obligations hereunder without the other Party’s prior written consent; provided, however, that no such consent shall be required for an assignment, in whole (if applicable) or in relevant part, in connection with (i) any assignment to an Affiliate of the assigning Party so long as such assignment is not for the purpose of avoiding indemnification and the assignee assumes and is capable of performing the obligations assigned in accordance with the terms of this Agreement, (ii) any assignment or sale of all or substantially all of the equity or similar interests of Arsenal that are owned by Manchester, so long as the assignee assumes the assigned rights and obligations, or (iii) any assignment or sale of all or substantially all of Manchester’s or Arsenal’s assets. The assigning Party shall provide the other Party with written notice fifteen (15) days prior to the consummation of any such assignment or other transaction referenced in the preceding sentence. Any assignment or attempt to do so in violation of this Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

10.	Dispute Resolution

10.1 Any dispute arising under this Agreement shall be considered in person or by telephone by the Provider Service Manager(s) and the Recipient Service Manager(s) within seven (7) business days after receipt of a notice from either Party specifying the nature of the dispute (the date of receipt of such notice by the relevant Party, the “Dispute Date”). If for any reason, including the failure to meet or communicate, the Provider Service Manager(s) and the Recipient Service Manager(s) have not resolved such dispute to the satisfaction of both Parties within fifteen (15) business days after the Dispute Date, then either Party’s Service Manager(s) may immediately refer such dispute to the Executives. Each Party’s Executives shall make a good faith attempt to consider such dispute in person or by telephone within seven (7) business days of the date such dispute is referred to them. No proceedings for the resolution of a dispute pursuant to Section 10.2 may be commenced until the earlier to occur of: (a) the date a decision is made by the Executives that resolution of the dispute through continued negotiation does not appear likely; or (b) the date that is thirty (30) business days after the Dispute Date.

10.2 Any dispute that the Parties are unable to resolve in accordance with the procedures set forth in Section 10.1 will be submitted to non-binding mediation, which will be held in Raleigh, North Carolina. The Parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association (“AAA”) office located in Raleigh, North Carolina. If the Parties are unable to agree on the mediator, the mediator will be selected by the AAA. Each Party will bear its own costs and expenses with respect to the mediation, including one-half of the fees and expenses of the mediator. The Parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. Unless the Parties otherwise agree, either Party may pursue its rights and remedies under this Agreement after the earlier of: (a) the date a decision is made by the Executives of both Parties that resolution of the dispute through continued mediation does not appear likely; or (b) the date that is sixty (60) business days after the date on which the Parties commenced non-binding mediation with respect to such dispute.

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10.3 This Section 10 shall not prevent the Parties from seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision hereof pending the resolution of mediation.

11.	Events to occur at the Coniston Closing

11.1 Termination of license agreements. At the Coniston Closing, Manchester and Arsenal shall, and Arsenal shall procure that AM LLC shall, enter into a termination agreement in respect of the Trademark and Trade Name License Agreement and the Trademark and Trade Name Sublicense Agreement in the form set out in Schedule F.

11.2 New license agreement. At the Coniston Closing, the Parties shall enter into the license agreement in the form set out in Schedule G.

12.	Miscellaneous

12.1 Schedules. The Schedules attached to this Agreement are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses and Schedules shall be deemed references to such parts of this Agreement unless otherwise indicated or unless the context shall otherwise require.

12.2 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

12.3 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Schedules attached hereto) constitutes the entire agreement, and supersedes all prior agreements and representations or understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

12.4 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of Contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

12.5 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY

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OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

12.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (b) on the day after delivery, if sent by registered or certified mail (postage prepaid, return receipt requested), or (c) one business day after having been sent by express mail through an internationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Manchester, to:

Misys plc

One Kingdom Street

Paddington

London

W2 6BL

Fax: +44 (0)20 3320 1771

Attention: General Counsel & Company Secretary

with a copy (which copy shall not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London E1 6AD

United Kingdom

Attention: Gillian Holgate

Fax: +44 (0)20 3088 0088

(b) if to Arsenal, to:

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza

Suite 2024, Chicago, Illinois

60654

Attention: General Counsel

Fax: +1 312 506-1208

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with a copy (which copy shall not constitute notice) to:

Drinker Biddle & Reath

191 N. Wacker Drive, Suite 3700

Chicago, Illinois 60606-1698

USA

Attention: Ira Kalina

Fax: +1 312 569-3466

12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original document and all of which shall be considered one and the same agreement. Signatures provided by facsimile or electronic transmission will be deemed to be original signatures.

12.8 Independence. With respect to the provision of any of the Services, all employees and representatives of the Provider Party and its Affiliates and their respective third-Person subcontractors providing such Services shall be deemed, for purposes of all compensation and employee benefits, to be employees, third-Person subcontractors or representatives of the Provider Party or its Affiliates, and not employees, third-Person subcontractors or representatives of Recipient Party or any of its Affiliates. In performing the Services, such employees and representatives shall be under the direction, control and supervision of the Provider Party or its Affiliates or their respective third-Person subcontractors. The Provider Party and, as applicable, its Affiliates shall have the sole right to exercise all authority for the employment (including termination of employment), assignment and compensation of such employees and representatives.

12.9 No Joint Venture or Partnership Intended. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that it is their intention and understanding that the transactions contemplated hereby do not in any way constitute or imply the formation of a joint venture or partnership between Manchester and Arsenal.

12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.11 Nonexclusivity. Nothing in this Agreement shall prevent either Party from providing any service similar to any of the Services to any other Person. Nothing in this Agreement shall prevent any Recipient from obtaining any Service entirely or in part from its own or its Affiliates’ employees and facilities or from providers other than those Providers hereto; provided such Recipient complies with the relevant terms hereof with respect to its receipt of such Service by a Provider and in the termination thereof, and provided, further that the termination of a Service in part would not impede the provision of any other interrelated Service, in which case such partial termination may not be effected until the Parties have agreed how to do so without impeding such interrelated Service.

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12.12 Force Majeure. “Force Majeure” means any acts or omissions of any civil or military authority, acts of terrorism, acts of God, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other similar act, omission or occurrence beyond either Party’s reasonable control. If either Party’s performance is delayed by Force Majeure, the time for performance shall be reasonably extended. A condition of Force Majeure shall be deemed to continue only so long as the affected Party is taking reasonable actions necessary to overcome such condition. If either Party shall be affected by a condition of Force Majeure, such Party shall give the other Party prompt notice thereof, which notice shall contain the affected Party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such condition of Force Majeure. Any reasonable delay occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned. During any period of Force Majeure, the Party that is not directly affected by such condition of Force Majeure shall be entitled to take any reasonable action necessary to mitigate the effects of such condition of Force Majeure; provided that in the event that the Provider Party is affected by a condition of Force Majeure, the Provider Party shall only be responsible for the payment of the reasonable costs and expenses incurred by the Recipient Party for taking such reasonable actions up to, and not exceeding, the amount of the Fees for the affected Services or such component thereof for the period during which such Force Majeure condition occurs. If the Force Majeure event is not cured such that the affected Services or such component thereof are provided as required hereunder within thirty (30) days, the non-affected Party may terminate the affected Services or such component thereof and/or seek such Services or such component thereof from a third Person at the affected Party’s reasonable cost and expense.

12.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

12.14 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States (U.S.) dollars.

12.15 Further Assurances. Each of the Parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement. The Parties shall act in good faith in the performance of their obligations under this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

Misys plc	Allscripts-Misys Healthcare Solutions, Inc.

By:	By:

Name:	Name:

Title:	Title:

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SCHEDULE F

THIS AGREEMENT dated as of                      [—] 2010, is made and entered into

BETWEEN:

(1)	Misys plc, a public limited company incorporated under the laws of England and Wales whose registered office is at One Kingdom Street, Paddington, London, W2 6BL (the Licensor);

(2)	Allscripts-Misys Healthcare Systems LLC, a North Carolina limited liability company and a wholly-owned subsidiary of the Sub-Licensee whose registered office is at 8529 Six Forks Road, Raleigh, North Carolina 27615 (the Licensee); and

(3)	Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation whose registered office is at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654 (the Sub-Licensee).

WHEREAS:

(A)	The Licensee and the Licensor are parties to the License Agreement (as defined below).

(B)	The Licensee has sublicensed its rights under the License Agreement to the Sub-Licensee pursuant to the Sub-License Agreement (as defined below).

(C)	The parties wish to terminate the License Agreement and the Sub-License Agreement on and subject to the terms of this agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and in the Transitional Services Agreement (as defined below) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Licensor, the Licensee and the Sub-Licensee hereby agrees as follows:

1.	INTERPRETATION

1.1	Definitions

In this agreement:

Agreements means the License Agreement and the Sub-License Agreement;

License Agreement means the agreement between the Licensor and the Licensee dated October 10, 2008 for the use of the Licensed Marks, the Licensed Name and the Licensed Domain Names;

Licensed Domain Names means the domain names identified in Schedule B to the License Agreement;

Licensed Marks means the licensed marks identified in Schedule A to the License Agreement;

Licensed Name means the trade name “Misys” and certain trademarks and service marks consisting of or incorporating the designation “Misys” identified in the schedules to the License Agreement;

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Party means a party to this agreement;

Sub-License Agreement means the agreement between the Licensee and the Sub-Licensee dated October 10, 2008 for the use of the Licensed Marks, the Licensed Name and the Licensed Domain Names; and

Transitional Services Agreement means the transitional services agreement dated [—] between the Licensor and the Sub-Licensee.

1.2	The headings in this agreement do not affect its interpretation.

2.	TERMINATION OF AGREEMENTS

2.1	Each of the Parties hereby agrees that, with effect from the date of this agreement, and notwithstanding anything to the contrary contained in either of the Agreements, the Agreements shall terminate and be of no further force and effect and no Party shall be entitled to enforce any of its rights, or be required to perform any of its obligations, set out in the Agreements except that section 8.3 of the License Agreement and section 8.3 of the Sub-License Agreement shall survive in accordance with their terms.

2.2	The termination of the Agreements shall not affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation under the Agreements falling due for performance prior to such lapse and cessation.

3.	GENERAL

3.1	This agreement may be signed in two or more counterparts (including by fax or other electronic signature), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This agreement shall become effective when each Party shall have received a counterpart of this agreement signed by each other Party.

3.2	This agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing express or implied in this agreement is intended or shall be construed to confer upon any person other than the Parties any legal or equitable rights or remedies under this agreement.

4.	GOVERNING LAW AND JURISDICTION

4.1

This agreement (and any claims or disputes arising out of or related to this agreement or the transactions contemplated hereby or to the inducement of any Party to enter into this agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction. Each Party irrevocably and unconditionally waives any objection to the application of the laws of the State of New York to any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby and further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the laws of the State of New York. For purposes of any claim, suit, action or proceeding arising out of or in connection with this agreement or the transactions contemplated hereby, each of the Parties hereby irrevocably and unconditionally

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submits to the exclusive jurisdiction of the federal and state courts located in the County of New York in the State of New York.

[Signature page follows]

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SIGNATORIES

IN WITNESS WHEREOF, each of the Licensor, the Licensee and the Sub-Licensee have caused their respective duly authorized officers to execute this agreement as of this              day of              2010.

MISYS PLC

By:
Name:
Title:

ALLSCRIPTS-MISYS HEALTHCARE SYSTEMS LLC

By:
Name:
Title:

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title:

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SCHEDULE G

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT is dated as of             , 2010 (the “Agreement”), between Misys plc, a public limited company incorporated under the laws of England and Wales (“Licensor”), and Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are referred to herein collectively as “Parties” and each individually as a “Party”.

W I T N E S S E T H :

WHEREAS, Licensor is the owner of the trade name “MISYS” and certain trademarks and service marks consisting of or incorporating the designation “MISYS,” identified in the schedule attached hereto as Schedule A, and has applied for and registered such trademarks and service marks throughout the world (such trademarks and service marks and such registrations and applications, together with any and all common law rights pertaining thereto, are referred to collectively as the “Licensed Marks”) for use in Licensor’s business;

WHEREAS, Licensee was previously licensed to use the Licensed Marks in connection with Licensee’s healthcare information technology products and services acquired from Licensor in October, 2008 (the “Acquisition”) pursuant to a license agreement to one of Licensee’s affiliates and a sublicense from such affiliate to the Licensee;

WHEREAS, contemporaneously with execution of this Agreement, the above referenced October 2008 license and sublicense agreements (the “Existing Licenses”) are being terminated on the date hereof; and

WHEREAS, Licensee and its affiliates desire to continue using, and Licensor is willing to license Licensee and its affiliates to use, the Licensed Marks as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Grant of License.

1.1 Grant of Trademark License. Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, a nonexclusive, nonassignable (except as set forth in Section 7.1), royalty-free license to use the Licensed Marks in the Territory solely for the purpose of providing support to (including delivering updated versions of) the healthcare information technology products sold under the Licensed Marks prior to the date of this Agreement (the “Existing Products”) to those customers of the Licensee (or its Affiliates) who are using such Existing Products prior to the date of this Agreement (the “Existing Customers”). “Territory” shall refer to the United States; provided, however, that for customers utilizing the Existing Products prior to the date of the Acquisition, the Territory shall include any other country in which such customers utilize the Existing Products under their applicable license agreements which were entered into prior to the date of the Acquisition.

1.2 Restrictions on Use.

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(a) Except for use of Licensee’s color scheme of orange and grey, which may be used for the Licensed Marks other than “Misys” used alone, “Misys” in combination with the “M” logo and the “M” logo, Licensee shall not change or modify the Licensed Marks, or create any design variation of the Licensed Marks, without the prior written consent of Licensor.

(b) Except for the word “Allscripts”, Licensee shall not join any name, mark or logo with the Licensed Marks so as to form a composite trade name or mark, without obtaining the prior written consent of Licensor.

(c) Licensee shall not use any other name or mark that is confusingly similar to the Licensed Marks, provided, however, that use of the word “Allscripts” with the secondary words in the Licensed Marks (e.g., Tiger), with or without the word “Misys, will not be considered confusingly similar.

1.3 Sublicenses.

(a) Subject to the terms and conditions contained herein, Licensee may grant a sublicense of its rights hereunder to any of its Affiliates to use the Licensed Marks in connection with the support of the Existing Products in the Territory. Any such sublicence shall be granted solely so as to enable such Affiliates to continue to support Existing Customers use of those Existing Products on or after the date of this Agreement (each such permitted sublicensee, an “Affiliate Sublicensee”). For purpose of this Agreement, “Affiliate” is defined as any entity that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Licensee, whether by contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of such entity or the ownership (directly or indirectly) of securities or other interests in such entity).

(b) In addition to the right to grant sublicenses pursuant to this Section 1.3, Licensee and each Affiliate Sublicensee shall be permitted to allow those resellers or distributors of the Existing Products prior to the date of this Agreement (the “Existing Resellers and Distributors”) to continue to use the Licensed Marks solely to support the use of those Existing Products by the Existing Customers to the same extent as those Existing Resellers and Distributors have been performing such obligations under the relevant agreement with Licensee or such Affiliate Sublicensee prior to the date of this Agreement. Each such agreement shall contain restrictions on the use of the Licensed Marks by the Existing Resellers and Distributors which are consistent with the restrictions contained herein.

(c) Notwithstanding the grant of any sublicense hereunder, Licensee shall remain liable for any breach or default of the applicable terms and conditions of this Agreement by any of its Affiliate Sublicensees, or Existing Resellers and Distributors with respect to the Licensed Marks. The Licensee shall notify the Licensor promptly in writing upon becoming aware that the use of the Licensed Marks by any Affiliate Sublicensee or any of the Existing Resellers and Distributors is in breach of the terms of this Agreement.

(d) No such Affiliate Sublicensee or Existing Reseller and Distributor shall be permitted to sublicense to any other person or entity the rights granted to it with respect to the Licensed Marks.

2. Quality Standards and Control.

2.1 Quality Control. At all times, Licensee shall use and shall cause each Affiliate Sublicensee to use the Licensed Marks only in the same form and manner used by them in connection

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with supporting the Existing Products, prior to the date of this Agreement. At all times the Licensee shall use (and shall cause each Affiliate Sublicensee) to use the Licensed Marks in accordance with such quality standards and specifications as were in place prior to the date of this Agreement and as may be established by Licensor and communicated to Licensee in writing from time to time. The Licensee shall not use the Licensed Marks in a way which may tarnish them or the reputation of the Licensor. The Licensor’s use of the “M” mark will faithfully reproduce the design and appearance of such Licensed Mark as reflected in the Schedule.

2.2 Inspection. Licensor or its designated representative shall have the right at any time during normal business hours to inspect any and all uses of the Licensed Marks to confirm that such use is in conformance with the terms of this Agreement. From time to time, upon Licensor’s reasonable request in writing, Licensee shall, at Licensee’s expense, provide Licensor with representative samples of the ways in which the Licensed Marks are then being used (or photographs depicting the same).

2.3 Deficiencies. If Licensor reasonably believes that the Licensed Marks are not being used in accordance with Section 2.1, then Licensor shall promptly provide Licensee with written notice of such defects or violations, and shall allow Licensee thirty (30) days from the date of such notice in which to cure such defects or violations. Should the defects or violations not be remedied within such thirty (30) days, Licensor may, in its reasonable discretion, terminate this Agreement in accordance with Section 7.2 or bring an action to require specific performance. If such an action is brought and is successful, then Licensee shall have thirty (30) days within which to comply with the order. If, at the end of such thirty (30) days Licensee has not complied, this Agreement will terminate automatically.

3. Compliance with Law. Licensee shall use the Licensed Marks only in such manner as will comply with the provisions of applicable laws and regulations relating to the Licensed Marks. Licensee shall affix to the Existing Products that bear a Licensed Mark, including, but not limited to, all labels, packaging, advertising and promotional materials, manuals, and all other relevant printed materials, (a) notices in compliance with applicable trademark laws and (b) such legend as Licensor may reasonably designate by written notice and is required or otherwise reasonably necessary to allow adequate protection of the Licensed Marks and the benefits thereof under applicable trademark laws from time to time. In connection herewith, Licensee may use the following legend:

“MISYS” is a registered trademark owned by Misys plc and is used under license.”

4. Ownership.

4.1 Ownership of Licensed Marks (a) Licensee acknowledges and admits the validity of the Licensed Marks and agrees that it will not, directly or indirectly, challenge the validity of the Licensed Marks, or any registrations thereof and/or applications therefor in any jurisdiction, or the right, title and interest of Licensor therein and thereto, nor will it claim any ownership or other interest in the Licensed Marks in any jurisdiction, other than the rights expressly granted hereunder.

No impairment of Licensed Marks. Licensee acknowledges that (i) the Licensed Marks and the goodwill associated therewith are and will remain the exclusive property of Licensor, (ii) all uses of the Licensed Marks shall inure solely to the benefit of Licensor, and (iii) Licensee has no right, title or interest in any other trademarks, services marks, trade names or domain names belonging to Licensor. Licensee shall not at any time do or suffer to be done any act or thing that will in any way impair the rights of Licensor in and to the Licensed Marks (including, but not limited to, acquiring a registration or file and prosecute a trademark application to register the Licensed Marks or any component, variation or deviation thereof, or any name or mark confusingly

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similar thereto, for any goods or services anywhere in the world). Nothing in this Agreement grants, nor shall Licensee acquire hereby, any right, title or interest in or to the Licensed Marks or any goodwill associated therewith, other than those rights expressly granted hereunder. This Agreement shall not affect Licensor’s right to enjoin or obtain relief against any acts by third parties of trademark infringement or unfair competition.

5. Indemnification. Neither Party, by virtue of this Agreement, assumes any liability with respect to the business of the other Party. Each Party (such party being the “Indemnifying Party”) shall indemnify and hold harmless the other Party, (such party being the “Indemnified Party”) against any and all claims, actions, damages, losses, liabilities costs and expenses (including reasonable attorney’s fees and expenses) (“Losses”) resulting from or arising out of claims, actions or proceedings brought by a third party against the Indemnified Party or its Affiliates arising out of the Indemnified Party’s (including, in the case of the Licensee, its Affiliate Sublicensees) breach of this Agreement and in the case of the Licensee, including any such claims, actions or proceedings made against the Licensor or its Affiliates arising out of defects in the Existing Products (distributed by Licensee or its Affiliates after the Acquisition) or misuse of the Licensed Marks.

6. Representations and Warranties. Each Party represents and warrants that it has executed this Agreement freely, fully intending to be bound by the terms and provisions contained herein; that it has full corporate power and authority to execute, deliver and perform this Agreement; that the person signing this Agreement on behalf of such Party has properly been authorized and empowered to enter into this Agreement by and on behalf of such Party; that prior to the date of this Agreement, all corporate action of such Party necessary for the execution, delivery and performance of this Agreement by such Party has been duly taken; and that this Agreement has been duly authorized and executed by such Party, is the legal, valid and binding obligation of such Party, and is enforceable against such Party in accordance with its terms.

7. Term; Termination.

7.1 Term. The term of this agreement shall become effective as of the date hereof, and shall continue in effect until terminated in accordance with the provisions of Section 7.2.

7.2 Termination.

(a) Licensor may terminate this Agreement upon written notice to Licensee if:

(i) Licensee breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after the date of Licensor’s written notice thereof.

(ii) There is a change of control of Licensee other than in connection with the Coniston or Emerald transactions.

(iii) Licensee files, or consents to the filing against it of, a petition for relief under any bankruptcy or insolvency laws, makes an assignment for the benefit of creditors or consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other official with similar powers over a substantial part of its property; or a court having jurisdiction over Licensee or any of the property of Licensee shall enter a decree or order for relief in respect thereof in an involuntary case under any bankruptcy or insolvency law, or shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or official with similar powers over a substantial part of the property of Licensee, or shall order the winding-up,

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liquidation or rehabilitation of the affairs of Licensee, and such order or decree shall continue in effect for a period of sixty (60) consecutive days.

(b) Licensee may terminate this Agreement at any time upon thirty (30) days prior notice to Licensor.

(c) Notwithstanding anything to the contrary contained herein, termination of this Agreement by either Party in whole or in part shall be without prejudice to any other remedy otherwise available hereunder, under law or at equity, to such Party or the other Party.

(d) Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the Licensor and the Licensee pursuant to sections 4, 5, 7.2(c), 7.3 and 8 shall survive indefinitely regardless of any termination of the Agreement.

7.3 Effects of Termination. Any termination of this Agreement in accordance with the terms hereof shall be final. Upon the termination of this Agreement:

(a) all rights in the Licensed Marks granted to Licensee hereunder shall automatically revert to Licensor, and Licensee or any Sublicensee shall have no further rights in, and shall immediately cease all use of, the Licensed Marks, except that Licensee and any Sublicensee shall have a thirty (30) day period after termination to transition away from use of the Licensed Marks; and

(b) Licensee shall immediately destroy and cause any Sublicensee, reseller or distributor to destroy all materials used for reproducing the Licensed Marks (including without limitation photographic negatives, printing plates and tooling), except that Licensee and any Sublicensee shall have a thirty (30) day period after termination to transition away from use of the Licensed Marks and shall, within thirty (30) days after such destruction has taken place, provide Licensor with an affidavit executed by an officer of Licensee attesting thereto.

8. Miscellaneous.

8.1 Assignment. Licensee shall not assign or attempt to assign its rights or obligations hereunder without Licensor’s prior written consent. Licensor shall not assign or attempt to assign its rights or obligations hereunder without Licensee’s prior written consent; provided, however, that no such consent shall be required for an assignment by Licensor in connection with (i) any assignment to an affiliate, (ii) any assignment or sale of all or substantially all of the equity or similar interests of Licensee that are owned by Licensor, or (iii) any assignment or sale of all or substantially all of Licensor’s assets, or any merger, consolidation or other business combination to which Licensor is a party, provided, further, however, that Licensor agrees that it will not assign its rights or obligations hereunder apart from all or substantially all of the equity or similar interests of Licensee that it owns and the Licensed Marks that are specific to the Existing Products distributed under the Licensed Marks prior to the date of this Agreement, which for the avoidance of doubt, do not include the name and mark “Misys” or the “M” logo or any other name and mark other than the Licensed Marks. Any assignment or attempt to do so in violation of this Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

8.2 Entire Agreement. This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the subject matter hereof and supersedes and cancels all prior agreements and understandings between Licensor and Licensee, whether written and oral, with respect thereto (including the Existing Licenses, save in respect of the provisions contained therein which survive regardless of termination). This Agreement shall not be amended, supplemented or modified except in a

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writing executed by authorized representatives of the Parties. Waiver by a Party of any breach of any provision of this Agreement by the other Party shall not operate, or be construed, as a waiver of any subsequent or other breach. If any provision of this Agreement is inoperative or unenforceable for any reason in any jurisdiction, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement in any jurisdiction shall not affect the remaining portions of this Agreement in such jurisdiction or in any other jurisdiction.

8.3 No Agency. Licensor and Licensee are independent contractors with respect to each other, and nothing herein shall create any association, partnership, joint venture or agency relationship between them.

8.4 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. For purposes of any claim, suit, action or proceedings arising out of or in connection with this Agreement, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the County of New York in the State of New York.

8.5 Equitable Relief. Each Party hereto acknowledges that the other Party will suffer irreparable harm as a result of the material breach by such Party of any covenant or agreement to be performed or observed by such Party under this Agreement, and acknowledges that the other Party shall be entitled to apply for and, if granted, receive from any court or administrative body of competent jurisdiction a temporary restraining order, preliminary injunction and/or permanent injunction, without any necessity of proving damages, enjoining Licensee from further breach of this Agreement or further infringement or impairment of the rights of Licensor.

8.6 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if sent by first-class registered or certified mail, return receipt requested, postage prepaid, on the fifth day following the date of deposit in the mail, (b) if delivered personally, when received, or (c) if transmitted by facsimile or other telegraphic communications equipment, when confirmed, in each case addressed as follows:

If to Licensor, to:

Misys plc

One Kingdom Street

London W2 6BL

United Kingdom

Telephone: + 44 (0)20 3320 5000

Fax:            +44 (0)20 3320 1771

Attention:   Group General Counsel & Company Secretary

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If to Licensee, to:

Allscripts-Misys Healthcare Solutions, Inc

222 Merchandise Mart Plaza

Suite 2024, Chicago Illinois 60654

Telephone:	+ 312 506-1219
Fax:	+1 312 506-1208

Attention: Corporate Counsel

or, in each case, to such other address or facsimile number or to the attention of such other person as may be specified in writing by such Party to the other Party.

8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall be one and the same instrument.

8.8 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

8.9 Construction of this Agreement. In any construction of this Agreement, the Agreement shall not be construed against any Party based upon the identity of the drafter of the Agreement or any provision of it.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MISYS PLC

By:
Name:
Title:

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title:

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Schedule A

Licensed Marks

Name of Mark	Registration Information	Goods and Services Associated with the Mark
MISYS	Reg. No. 3,177,341	Computer software for database management for use in the fields of finance, medicine and healthcare, inter alia.

M (and design)	Reg. No. 3,256,754	Computer software for database management for use in the fields of finance, medicine and healthcare, inter alia.

MISYS EMR	Reg. No. 2,905,511	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS FIRSTHAND	Reg. No. 2,905,512	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS TIGER	Reg. No. 2,905,513	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS VISION	Reg. No. 2,904,102	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS VISION/OPTIMUM	Reg. No. 2,905,514	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS VISION/ENABLED	Reg. No. 3,240,977	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management

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Name of Mark	Registration Information	Goods and Services Associated with the Mark
MISYS I-CLASS	Reg. No. 2,904,104	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS QUERY	Reg. No. 2,904,111	Computer programs and software to manage financial, e-commerce, administrative, accounting, clinical, insurance and managed care records for medical practice management.

MISYS PRACTICE PULSE	Reg. No. 3,199,674	Computer software for managing clinical and administrative data for healthcare.

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